Exhibit 10.13

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Form of Amended and Restated Facilities Agreement

Dated 6 August 2004

INVITEL Zrt.

Borrower

MAGYAR TELECOM B.V. and

CERTAIN OF ITS SUBSIDIARIES

Original Guarantors

BNP PARIBAS and CALYON

Co-ordinators

BNP PARIBAS, CALYON and NORDEA BANK DANMARK A/S

Arrangers

BNP PARIBAS and

BNP PARIBAS, Hungary Branch

Agents

BNP PARIBAS TRUST CORPORATION UK LIMITED

Security Trustee

FACILITIES AGREEMENT

for EUR 165,000,000 Term and

Multicurrency Revolving Facilities

(as amended and restated pursuant to a

supplemental agreement dated 27 April 2007,

a second supplemental agreement dated 3

March 2008 and a third supplemental

agreement dated                          2009)

Contents

Clause		Page

SECTION 1 : INTERPRETATION		1

1	Definitions and interpretation	1

SECTION 2: THE FACILITIES		43

2	The Facilities	43

3	Purpose	46

4	Conditions of Utilisation	46

SECTION 3 : UTILISATION		50

5	Utilisation	50

SECTION 4 : REPAYMENT, PREPAYMENT AND CANCELLATION		52

6	Repayment	52

7	Prepayment and cancellation	53

SECTION 5 : COSTS OF UTILISATION		62

8	Interest	62

9	Interest Periods	63

10	Changes to the calculation of interest	65

11	Fees	66

SECTION 6 : ADDITIONAL PAYMENT OBLIGATIONS		68

12	Tax gross-up and indemnities	68

13	Increased Costs	71

14	Other indemnities	71

15	Mitigation by the Lenders	72

16	Costs and expenses	73

SECTION 7 : GUARANTEE		74

17	Guarantee	74

SECTION 8 : REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		79

18	Representations and Warranties	79

19	Subordination	84

20	Positive covenants	85

21	Negative covenants	92

22	Financial covenants	95

23	Events of Default	99

SECTION 9 : CHANGES TO PARTIES		105

24	Changes to the Lenders	105

25	Changes to the Obligors	108

SECTION 10 : THE FINANCE PARTIES		110

26	Role of the Agent, the Security Trustee and the Arranger	110

27	Conduct of business by the Finance Parties	115

28	Sharing among the Finance Parties/Enforcement	116

SECTION 11 : ADMINISTRATION		118

29	Payment mechanics	118

30	Set-off	120

31	Notices	120

32	Calculations and certificates	122

33	Partial invalidity	123

34	Remedies and waivers	123

35	Amendments and waivers	123

36	Counterparts	126

37	Place of performance outside Austria	126

SECTION 12 : GOVERNING LAW AND ENFORCEMENT		127

38	Governing law	127

39	Enforcement	127

Schedule 1 The Original Parties		129

Schedule 2 Conditions precedent		131

Schedule 3 Requests		134

Schedule 4 Mandatory Cost formulae		138

Schedule 5 Form of Transfer Certificate		140

Schedule 6 Form of Guarantor Accession Undertaking		143

THIS AGREEMENT is dated 6 August 2004 (as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant to a third supplemental agreement dated                      2009) and made between:

(1)	MAGYAR TELECOM B.V. as the Parent;

(2)	INVITEL Zrt. as the Borrower;

(3)	THE COMPANIES set out in part A of Schedule 1 (The Original Parties) as Original Guarantors;

(4)	BNP PARIBAS and CALYON as Co-ordinators;

(5)	BNP PARIBAS, CALYON and NORDEA BANK DANMARK A/S as the Arrangers;

(6)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in part B of Schedule 1 (The Original Parties) as Original Lenders;

(7)	BNP PARIBAS and BNP PARIBAS, Hungary Branch as the Agents; and

(8)	BNP PARIBAS TRUST CORPORATION UK LIMITED as Security Trustee.

DESCRIPTION OF FACILITIES:

Pursuant to the amendment and restatement effected by the Third Supplemental Agreement on the Third Supplemental Effective Date, certain amendments were made to the terms and conditions of the Agreement including:

1	the renaming of Facility A as ‘Euro Term Facility A1’;

2	the renaming of Facility D as the ‘Euro Term Facility A2’, the conversion of that facility into a term facility and the reduction in the commitments available under that facility to EUR10,000,000 or its equivalent (split between a facility in HUF and a facility in Euro);

3	the addition of a new euro term facility designated ‘Euro Term Facility A3’;

4	the renaming of Facility B as ‘HUF Term Facility B1’;

5	the addition of a new HUF term facility designated ‘HUF Term Facility B2’;

6	the renaming of Facility C as the ‘Revolving Facility’ and a redomination of, and increase in, the commitments available under that facility to EUR5,000,000 or its equivalent (split between a facility in HUF and a facility in Euro);

7	the addition of a new term facility designated the ‘Capex Facility’ (split between a facility in HUF and a facility in Euro); and

8	the addition of a new uncommitted term facility designated the ‘Accordion Facility’.

IT IS AGREED as follows:

SECTION 1 : INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	any bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent (acting reasonably).

“Accordion Facility” means the uncommitted term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Accordion Facility Commitment” means, following the notification by the Facility Agent under clause 2.2.10:

(a)	in relation to an initial Accordion Facility Lender, the amount in the Base Currency set out at paragraph 2 of the relevant Accordion Facility Commitment Notice and the amount of any other Accordion Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Accordion Facility Lender, the amount in the Base Currency of any Accordion Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Accordion Facility Funding Loan” means a loan made or to be made available by the Borrower under the Accordion Facility Funding Loan Agreement to enable the Parent to repay amounts outstanding under the Subordinated Loan Facility.

“Accordion Facility Funding Loan Agreement” means the intercompany loan agreement dated on or about the date of the Third Supplemental Agreement between the Borrower (as lender) and the Parent (as borrower).

“Accordion Facility Lender” means:

(a)	a Lender or any other bank or financial institution that is identified as such in an Accordion Facility Commitment Notice in accordance with clause 2.2 (Accordion Facility); and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Accordion Facility Loan” means a loan made or to be made under the Accordion Facility or the principal amount outstanding for the time being of that loan.

“Accordion Facility Commitment Notice” means a notice substantially in the form set out in Schedule 14 (Accordion Facility Commitment Notice) delivered by the Parent to the Facility Agent in accordance with clause 2.2 (Accordion Facility).

“Accordion Facility Lender Accession Date” means, in relation to a proposed Accordion Facility Lender, the later of:

(a)	the proposed Accordion Lender Accession Date specified in an Accordion Facility Commitment Notice; and

(b)	the date on which the Facility Agent executes the relevant Accordion Facility Commitment Notice.

“Account Charges” means each Original Obligor Account Charge, each Invitel Technocom Account Charge, each Invitel Telecom Account Charge, each Invitel Austria Account Charge, each Turkish Subsidiary Account Charge, each Invitel IH Account Charge and any other charges and/or pledge of bank accounts entered into in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors), clause 21.1.13 (Bank Accounts) or any other provision of this Agreement.

“Accounting Principles” means:

(a)	in relation to HTCC, US GAAP and, following a change to the basis on which financial statements are prepared permitted by clause 20.1.7 (Change in basis of accounts), IFRS; and

(b)	in relation to the Group, IFRS; and

(c)	in relation to the Borrower and any other member of the Group incorporated in Hungary, generally accepted accounting principles, standards and practices in Hungary.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means an entity company which becomes an Additional Guarantor in accordance with clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent or, in relation to payments in respect of HUF Term Facility B1, the HUF Term Facility B2 and the HUF Revolving Facility only, the HUF Agent.

“Agreed Base Case Model” means base case financial and operational projections (including the cash flow statement, the profit and loss account and balance sheet) for the HTCC Group produced by HTCC in the agreed form dated 24 February 2009.

“Annual Budget” means a budget in respect of the HTCC Group for each financial year (including line items to show the elimination of intercompany revenue and the elimination of the intercompany cost of sales) in the agreed form or containing such amendments to the agreed form as have been approved in writing by the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders, such Majority Lenders’ approval not to be unreasonably withheld or delayed).

“Arranger” means (a) up to the Third Supplemental Effective Date, BNP Paribas of 37 Place du Marché, Saint-Honoré, 75001 Paris, France and (b) thereafter, BNP Paribas, Calyon and Nordea Bank Danmark A/S (whether acting individually or together).

“Associated Company” of a person means (i) any other person which is directly or indirectly controlled by, under common control with or controlling such person or (ii) any other person owning beneficially and/or legally directly or indirectly 20 per cent. or more of the equity interest in such person or 20 per cent. of whose equity interest is owned beneficially and/or legally directly or indirectly by such person. For the purposes of this definition the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of interests or voting securities, by contract or otherwise.

“Austrian Capital Maintenance Rules” has the meaning given to that term in clause 17.17 (Guarantee Limitations of Austrian Guarantors).

“Austrian Guarantor” means any Guarantor established under the laws of Austria as a corporation (Gesellschaft mit beschränkter Haftung; Aktiengesellschaft) or as a limited partnership (Kommanditgesellschaft) with its general partners (Komplementäre) being corporations.

“Authorised Officer” means any officer of the Borrower authorised to sign Compliance Certificates, Utilisation Requests, Selection Notices and, in the case of the Borrower or any other Obligor or Security Provider, any officer or such other person duly authorised to sign any other notices, requests or confirmations referred to in this Agreement or relating to the Facilities granted hereunder.

“Availability Period” means:

(a)	in relation to Euro Term Facility A1, the period from and including the date of this Agreement to and including the date falling one month thereafter;

(b)	in relation to Euro Term Facility A2, the period from and including the date of this Agreement to and including the Third Supplemental Effective Date;

(c)	in relation to Euro Term Facility A3, the period from and including the date of the Third Supplement Agreement to and including the date falling one month thereafter;

(d)	in relation to HUF Term Facility B1, the period from and including the date of this Agreement to and including the date falling one month thereafter;

(e)	in relation to HUF Term Facility B2, the period from and including the date of the Third Supplemental Agreement to and including the date falling one month thereafter;

(f)	in relation to the HUF Revolving Facility and the Euro Revolving Facility, the period from and including the date of the Third Supplemental Agreement to and including the date falling one Month prior to the Termination Date in relation to the Revolving Facility;

(g)	in relation to the HUF Capex Facility and the Euro Capex Facility, the period from and including the date of the Third Supplemental Agreement to and including the date falling one Month prior to the Termination Date in relation to the Capex Facility; and

(h)	in relation to the Accordion Facility, the period from and including the date of the Third Supplemental Agreement to and including 29 February 2012;

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under a Revolving Facility only, that Lender’s participation in any Loans under that Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means Euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is an amount in Forints, that amount converted into the Base Currency at the HUF Agent’s Spot Rate of Exchange on the date of this Agreement adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Borrowed Money” means Indebtedness (including, for the avoidance of doubt, but without double counting, any guarantees of such Indebtedness) in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) payments for assets or services acquired which provide for such payments to be deferred for a period of 180 days or more after the relevant assets or services were supplied and accepted, (vi) hire purchase contracts, (vii) principal elements of rental payments under Finance Leases, (viii) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts to the extent that the same are treated as borrowings in accordance with the generally accepted principles and practices used in the preparation of the most recent audited financial statements of the Group delivered to the Facility Agent under this Agreement, (ix) derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) and (x) any other transaction (including without limitation forward sale or purchase agreements and issues of redeemable shares) having the commercial effect of a borrowing or raising of money entered into for the purpose of financing a person’s operational or capital requirements provided that in making any calculation of Borrowed Money under this Agreement no Indebtedness shall be taken into account more than once. For the purposes of the financial covenants set out in clause 22.1.1 (Total Debt/Twelve Month Consolidated EBITDA) and clause 22.1.2 (Senior Debt/Twelve Month Consolidated EBITDA) only, the amount of the mark to market loss on the cross-currency swap portfolio at the Third Supplemental Effective Date (being an amount not greater than €9,000,000 as evidenced by condition precedent D.19 delivered pursuant to the Third Supplemental Agreement) shall not be included as Borrowed Money when used in the definitions of Senior Debt and Total Debt.

“Borrower” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Borrower Group” means the Borrower and its Subsidiaries from time to time.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“BUBOR” means in relation to any Loan in HUF:

(a)	the arithmetic mean (rounded upwards to four decimal places) of the Budapest interbank offered rates (as offered by relevant banks fixing BUBOR) for the relevant period as displayed and published by the National Bank of Hungary on the appropriate page of the Reuters screen provided a minimum of two leading banks announces such offered rates (the “BUBOR page Screen Rate”); or

(b)	if on such date the offered rates for the relevant period of fewer than two leading banks are so displayed, the arithmetic mean (rounded upwards to four decimal places) of such rates quoted to the HUF Agent by the Reference Banks at the request of the HUF Agent, as of the Specified Time on the Quotation Date for the offering of deposits in HUF and for a period comparable to the Interest Period for that Loan.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Budapest and Paris and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capex Facility” means the Euro Capex Facility or the HUF Capex Facility.

“Capex Facility Loans” means the Euro Capex Facility Loans and the HUF Capex Facility Loans.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	debt securities maturing within one year after the relevant date of calculation which are not convertible or exchangeable into any other security, are rated either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	open market commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or any dematerialised equivalent);

(f)	any investment accessible within 90 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (e) above; or

(g)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance (other than one arising under the Security Documents) and is denominated and payable in freely transferable and freely convertible currencies and the proceeds of which are capable of being remitted to a member of the Group.

“Cashflow” means the Twelve Month Consolidated EBITDA in respect of the Group and plus or minus (as indicated) the following in respect of the relevant Twelve Month Period (without double counting):

(a)	minus Twelve Month Consolidated Capital Expenditure except to the extent funded (i) from a drawdown under a Capex Facility or (ii) from the proceeds of a disposal permitted pursuant to paragraph (r) of the definition of Permitted Disposal;

(b)	plus any decrease in the Net Working Capital;

(c)	minus any increase in the Net Working Capital except to the extent funded by a Utilisation under the Revolving Facility;

(d)	minus any cash payments in relation to the purchase of indefeasible rights of use to the extent not captured by Net Working Capital or Twelve Month Consolidated Capital Expenditure except to the extent funded by a Utilisation under a Capex Facility;

(e)	plus any cash receipt in relation to the sale of indefeasible rights of use to the extent not captured by Net Working Capital;

(f)	minus all amounts paid in respect of Permitted Investments;

(g)	plus all Excluded Contributions in respect of Permitted Investments;

(h)	plus any drawn amounts permitted under paragraph (k) of Permitted Borrowings;

(i)	minus any payment in cash of Tax during such Twelve Month Period;

(j)	plus any extraordinary income received in cash;

(k)	for the purpose of financial covenant calculations in clause 22 (Financial covenants) only, plus, in respect of all Quarterly Periods and Twelve Month Periods from the HTCC Completion Date until the last period which is relevant for the financial covenant test on 31 December 2009 to the extent the same would otherwise be deducted in calculating Cashflow, any capital expenditure attributable to the HTCC Acquisition and the Invitel Austria Acquisition up to a maximum aggregate amount of EUR 5,000,000;

(l)	for the purpose of financial covenant calculations in clause 22 (Financial covenants) only, plus, for the relevant periods until the financial covenant test on 31 March 2010, Consolidated Capital Expenditure in relation to the Framework Agreement between the Turkish Subsidiary, Vodafone Altyapi Telekom. Hizm. A.S. and Vodafone Telekom A.S. dated 8 August 2007 and not funded by an advance payment from Vodafone Altyapi Telekom. Hizm. A.S. or Vodafone Telekom A.S. up to a maximum aggregate amount of EUR18,000,000;

(m)	for the purpose of financial covenant calculations in clause 22 (Financial covenants) only, plus, to the extent deducted, any Consolidated Capital Expenditure or Taxes or extraordinary items in each case to the extent funded by amounts pre-funded pursuant to the Framework Agreement between the Turkish Subsidiary, Vodafone Altyapi Telekom. Hizm. A.S. and Vodafone Telekom A.S. dated 8 August 2007;

(n)	for the purpose of financial covenant calculations in clause 22 (Financial covenants) only, plus, to the extent deducted, any Consolidated Capital Expenditure or Taxes or extraordinary items in each case to the extent funded by amounts pre-funded pursuant to a Pre-Funding Agreement up to a maximum aggregate amount of EUR 30,000,000 over the life of the Facilities;

(o)	plus Acquisition Proceeds, Excluded Acquisition Proceeds, Disposal Proceeds, Excluded Disposal Proceeds and Insurance Proceeds and Excluded Insurance Proceeds received by the Group which are applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation); and

(p)	plus any drawn amounts under the New Equity Loan Agreement net of amounts drawn thereunder in respect of transaction fees, costs and expenses as set out in the Refinancing Steps Memorandum as if all amounts drawn under the New Equity Loan Agreement had been drawndown on 1 April 2009 and all such transaction fees, costs and expenses had been incurred and paid on 1 April 2009.

“Change of Control” has the meaning given to such term in clause 7.4.2.

“Collateral Instruments” means negotiable and non-negotiable instruments, guarantees and any other documents or instruments which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for, any liabilities of any person and includes any document or instrument creating or evidencing an Encumbrance (including, without limitation, the Security Documents).

“Commitment” means a Euro Term Facility A1 Commitment, a Euro Term Facility A2 Commitment, a Euro Term Facility A3 Commitment, a HUF Term Facility B1 Commitment, HUF Term Facility B2 Commitment, a HUF Revolving Facility Commitment, a Euro Revolving Facility Commitment, a HUF Capex Facility Commitment, a Euro Capex Facility Commitment or, following the execution of the Accordion Facility Commitment Notice by the Facility Agent pursuant to clause 2.2.10, an Accordion Facility Commitment.

“Compliance Certificate” means either (i) a certificate substantially in the form set out in part A of Schedule 8 (Compliance Certificates) in relation to the compliance (or otherwise) with the undertakings in clause 22 (Financial Covenants) issued by an Authorised Officer in relation to the Quarterly Management Accounts or (ii) a certificate substantially in the form set out in part B of Schedule 8 (Compliance Certificates) in relation to the compliance (or otherwise) with the undertakings in clause 22 (Financial Covenants) issued by the auditors of the Group in relation to annual financial statements.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Consolidated Capital Expenditure” means the consolidated HTCC Group capital expenditure on the acquisition or improvement of an asset which would be treated as a capital asset as determined in accordance with the Accounting Principles, as reported in the relevant cash-flow statement of the HTCC Group.

“Consolidated EBITDA” means, in respect of each Quarterly Period or Twelve Month Period, without regard to unrealised exchange losses or gains, the Net Income of the HTCC Group plus any depreciation, amortisation, other non-cash expenses (excluding pre-paid expenses), tax and interest expense (including notes redemption costs and repayment of hedges) less any non-cash income (excluding deferred income) and interest income (but excluding, for the avoidance of doubt, any Option Proceeds (as defined in clause 7.3.2)) less (to the extent not already deducted in the calculation of Net Income) any payments pursuant to paragraphs (b) or (d) of the definition of Permitted Payments) but (i) excluding any extraordinary income, net of any tax paid or payable in respect of such income, of the HTCC Group during the relevant period and (ii) to the extent the same would otherwise be deducted in calculating Net Income, adding back closing fees in connection with obtaining the financing under the Facilities and the Subordinated Loan Facility all as determined in accordance with the Accounting Principles used in the preparation of and as shown in the financial statements or Quarterly Management Accounts in respect of such Quarterly Period or Twelve Month Period, prepared and delivered to the Facility Agent as required by this Agreement.

“Co-ordinator” means (a) up to the Third Supplemental Effective Date, BNP Paribas of 37 Place du Marché, Saint-Honoré, 75001 Paris, France and (b) thereafter, BNP Paribas and Calyon (whether acting individually or together).

“Current Assets” means, at any relevant time, the aggregate of the current assets (excluding cash and Cash Equivalent Investments, deferred financial expenses, short term derivative assets and liabilities, any Tax receivable and, as at the date of the Third Supplemental Agreement, the investment by Invitel Austria in Teletrader AG) of the Group at such time which would fall to be included as current assets in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“Current Liabilities” means, at any relevant time, the aggregate of the current liabilities (excluding short term debt (which shall include, for the avoidance of doubt, any long term debt repayable within 12 months and any short term debt under a Finance Lease) and overdrafts, short term derivatives assets and liabilities, accrued interest on all Borrowed Money and, to the extent that they are included in Cashflow, any capitalised portion of Tax and Consolidated Capital Expenditure) of the Group at such time which would fall to be included as current liabilities in a consolidated balance sheet of the Group drawn up at such time in accordance with the appropriate accounting principles.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Due Diligence Reports” means (i) the Refinancing Steps Memorandum, (ii) the vendor legal due diligence prepared by White & Case LLP dated 7 August 2008, (iii) the vendor financial and tax due diligence report prepared by KPMG dated 25 August 2008, (iv) the commercial and technical due diligence reports prepared by Hardiman Telecommunications Limited dated 8 July 2008 and 15 July 2008 and (v) the Permitted Reorganisation Steps Memorandum.

“Dutch Share Securities” means the first ranking pledge dated 6 August 2004, the third ranking pledge dated 27 April 2007 and any other pledge over the shares of the Parent entered into by the Ultimate Parent in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“EBITDA” has the same meaning as Consolidated EBITDA save that the calculations shall apply in respect of a person and a period and not the consolidated HTCC Group.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement or security interest of any kind securing any obligation of any person (including without limitation title transfer and/or retention arrangements having similar effect).

“Enforcement Date” means the date on which the Facility Agent declares in writing that the Security Documents (or any of them) have become enforceable pursuant to clause 23.2.3 (Acceleration).

“Environmental Claim” means any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order (conditional or otherwise), relating to Environmental

Matters and any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law in each case by any competent authority, court or regulatory body.

“Environmental Laws” means all or any laws, statutes, regulations, treaties, and judgments of any governmental authority or agency or any regulatory body in any jurisdiction in which any member of the Group is formed or carries on business relating to Environmental Matters applicable to such member of the Group.

“Environmental Licence” includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law.

“Environmental Matters” means (i) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any waste or any Relevant Substance, (ii) nuisance, noise, defective premises, health and safety at work or elsewhere and (iii) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organism supported by the environment (both natural and built).

“Equity Loan Agreement” means the New Equity Loan Agreement or any Further Equity Loan Agreement.

“EUR”, “euro”, “euros”, “€” and “Euro” mean the single currency of Participating Member States introduced in accordance with the provisions of Article 109(j)4 of the Treaty and in respect of all payments to be made under this Agreement in euros means immediately available, freely transferable.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Capex Facility” means the euro term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Euro Capex Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Euro Capex Facility Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Euro Capex Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro of any Euro Capex Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Capex Facility Loan” means a loan made or to be made under the Euro Capex Facility or the principal amount outstanding for the time being of that loan.

“Euro Revolving Facility” means the euro revolving loan facility made available under the Agreement as described in clause 2 (The Facilities).

“Euro Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in Euro set opposite its name under the heading “Euro Revolving Facility Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Euro Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Euro of any Euro Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Revolving Facility Loan” means a loan made or to be made under the Euro Revolving Facility or the principal amount outstanding for the time being of that loan.

“Euro Term Facility A1” means the euro term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Euro Term Facility A1 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Euro Term Facility A1 Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Euro Term Facility A1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Euro Term Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Term Facility A1 Loan” means a loan made under Euro Term Facility A1 or the principal amount outstanding for the time being of that loan.

“Euro Term Facility A2” means the euro liquidity line made available under the Agreement as converted to a euro term facility on and from the Third Supplemental Effective Date and as described in clause 2 (The Facilities).

“Euro Term Facility A2 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Euro Term Facility A2 Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Euro Term Facility A2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Euro Term Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Term Facility A2 Loan” means a loan made under Euro Term Facility A2 or the principal amount outstanding for the time being of that loan.

“Euro Term Facility A3” means the euro term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“Euro Term Facility A3 Commitment” means:

(c)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Euro Term Facility A3 Commitment” in part B of Schedule 1 (The Original Parties) and the amount of any other Euro Term Facility A3 Commitment transferred to it under this Agreement; and

(d)	in relation to any other Lender, the amount in the Base Currency of any Euro Term Facility A3 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Euro Term Facility A3 Loan” means a loan made or to be made under Euro Term Facility A3 or the principal amount outstanding for the time being of that loan.

“Euroweb Romania” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Euroweb Romania General Security Agreement” means the general security agreement dated 28 September 2006, as amended on 23 January 2007, 26 July 2007, 3 June 2008 and in accordance with the Third Supplemental Agreement and any other general security agreement entered into by Euroweb Romania in favour of the Security Trustee (on behalf of the Senior Creditors).

“Euroweb Romania Share Pledges” means the first ranking share pledge dated 28 September 2006, as amended on 27 April 2007 and 4 March 2008, the share pledge to be entered into on or about the Third Supplemental Effective Date and any other share pledge, each entered into in favour of the Security Trustee on behalf of the Senior Creditors over the shares in Euroweb Romania.

“Event of Default” means any event or circumstance specified as such in clause 23 (Events of Default).

“Excess Cash Flow” means, in relation to any Twelve Month Period, Cashflow minus Total Debt Charges and any voluntary prepayments made in accordance with this Agreement over that period.

“Excluded Contribution” means net cash proceeds received by the Borrower from indirect contributions to its common equity capital after the first Utilisation Date on or after the Third Supplemental Effective Date from the Investor or its Affiliates in compliance with the terms of the Finance Documents and which do not constitute, or would not lead to, a Change of Control, to the extent such cash proceeds are designated as Excluded Contributions pursuant to a certificate signed by an Authorised Officer on the date such capital contributions are made.

“Existing Facilities” means the loan facilities for Euro 340,000,000 dated 24 August 2001 (as reduced to €270,000,000 by a supplemental agreement dated 13 May 2003) between, among others, the Borrower, the Guarantors and the Facility Agent.

“Facility” means Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term Facility B1, HUF Term Facility B2, the HUF Revolving Facility, the Euro Revolving Facility, the HUF Capex Facility, the Euro Capex Facility or the Accordion Facility and “Facilities” shall mean Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term Facility B1, HUF Term Facility B2, the HUF Revolving Facility, the Euro Revolving Facility, the HUF Capex Facility, the Euro Capex Facility and the Accordion Facility together.

“Facility Agent” means BNP Paribas of 37 place du Marché, Saint-Honoré, 75001 Paris, France or such other person as may be appointed as Facility Agent pursuant to clause 26.11 (Resignation of the Agents).

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange available for the purpose of obtaining Forints in the Budapest foreign exchange market with Euro (or vice versa) at or about 11:00 a.m. on a particular day.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters between the Arranger(s) and the Borrower (or the Facility Agent and the Borrower or the HUF Agent and the Borrower or the Security Trustee and the Borrower or any other Finance Party and the Borrower) setting out any of the fees referred to in clause 11 (Fees) of this Agreement or clause 5 of the Third Supplemental Agreement.

“Finance Document” means this Agreement, the Supplemental Agreement, the Second Supplemental Agreement, the Third Supplemental Agreement, any Fee Letter, any Guarantor Accession Undertaking, any Security Document, any Resignation Letter, any Transfer Certificate, the Mandate Letter dated 15 April 2004 between the Co-ordinator, the Parent and the Borrower, the HTCC Commitment Letter, the Invitel Austria Commitment Letter, any Accordion Facility Commitment Notice, any master agreement, confirmation, schedule or other agreement entered into in relation to a Hedge Transaction, the Intercreditor Deed and any deeds of accession entered into in connection with the Intercreditor Deed and any other document designated as such by the Facility Agent and the Borrower.

“Finance Lease” means a lease treated as a finance lease pursuant to the Accounting Principles.

“Finance Party” means the Arranger, each Co-ordinator, the Security Trustee, an Agent or a Lender.

“Floating Charges” means each Original Floating Charge, each Second Floating Charge, each Invitel Technocom Floating Charge, each Invitel Telecom Floating Charge, each Invitel IH Floating Charge and any other floating charges created in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors) or any other provision of this Agreement.

“Forints” and “HUF” mean the lawful currency for the time being of Hungary and in respect of all payments to be made under the Finance Documents in Forints mean immediately available, freely transferable cleared funds.

“FRN Completion Date” means the later of the date of completion of the FRN Offering and the application of the proceeds therefrom as contemplated by the FRN Offering Documents.

“FRN Funding Loans” means the €55,040,540 and €59,501,657 loans owed by the Borrower to the Parent representing part of the proceeds of the FRN Offering and which bear interest at the same rate as the FRN Notes together with an additional margin of not more than 0.22 per cent. per annum.

“FRN Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“FRN Notes” means the senior floating rate notes of the Parent issued in the FRN Offering.

“FRN Offering” means the senior notes issued by the Parent provided that:

(a)	the scheduled date for maturity is no earlier than 13 February 2013;

(b)	the face amount of the notes issued on the FRN Completion Date is no more than €210,000,000;

(c)	the scheduled interest payments due in respect of such notes are no more than the original scheduled interest, EURIBOR plus a margin not exceeding 6 per cent. per annum;

(d)	the proceeds are on-lent to the Borrower under the FRN Funding Loan Agreement;

(e)	the guarantees of such notes by the Borrower, Euroweb Romania, Invitel Technocom, Invitel Austria, the Turkish Subsidiary and Invitel Telecom shall constitute senior subordinated obligations of such entities (subject to the terms of the Intercreditor Deed) junior in right of payment to the obligations of such entities under the Facilities and senior in right of payment to such entities’ subordinated obligations;

(f)	the security provided in respect of such notes comprises of the FRN Security Documents only; and

(g)	such notes shall constitute unsubordinated obligations of the Parent ranking (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the Parent’s Guarantee of the Facilities.

“FRN Offering Documents” means documents comprising of the indenture, the offering memorandum and the FRN Security Documents issued or (as the case may be) entered into in relation to the FRN Offering.

“FRN Security Documents” means (i) the fourth and fifth ranking security documents entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the shares of the Parent; (ii) the third and fourth ranking security documents entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the HY Funding Loan and the FRN Funding Loans; (iii) the additional third and fourth ranking security documents entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the Subordinated Loan Funding Loans; (iv) the fourth and fifth ranking agreed form security document entered or to be entered into in favour of the Security Trustee for and on behalf of the FRN Trustee over the Subordinated Loan Funding Loans; (v) the Original Obligor Share Securities in respect of shares in the Borrower; (vi) the share pledges entered into in favour of the Security Trustee on behalf of, amongst others, the FRN Trustee and the HY Trustee over the shares in Euroweb Romania; (vii) the Invitel Technocom Share Security; (viii) the second ranking share pledges entered into in favour of the Security Trustee on behalf of the FRN Trustee, the HY Trustee and the Subordinated Loan Finance Parties over the shares in Invitel Austria; (ix) the Turkish Subsidiary Share Security; (x) the Invitel Telecom Share Security; (xi) the Invitel IH Share Security; (xii) any pledge or (as the case may be) charge over the shares of any other Obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xiii) the Intercreditor Deed.

“FRN Trustee” means the FRN Note Trustee, as defined in the Intercreditor Deed, or any successor trustee acting for the benefit of and on behalf of the holders of the FRN Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“Funds Flow Statement” means the funds flow statement delivered pursuant to the Third Supplemental Agreement.

“Further Equity Loan Agreement” has the meaning given to it in clause 4.1.4(a) of the Intercreditor Deed.

“General Security Agreements” means the Euroweb Romania General Security Agreement and any other general security agreement created in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors).

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantee” means the guarantee of the Guarantors contained in clause 17 (Guarantee) and includes each separate or independent stipulation or agreement by the Guarantors contained therein.

“Guaranteed Liabilities” means all moneys, obligations and liabilities expressed to be guaranteed by all Guarantors in clauses 17.1.1, 17.1.2 and 17.2 (Guarantor as principal debtor; indemnity).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 25 (Changes to the Obligors) and reference to a “Guarantor” means any one of them, as the context may require.

“Guarantor Accession Undertaking” means a guarantor accession undertaking in the form of Schedule 6 (Guarantor Accession Undertaking).

“Hedge Agreement” has the meaning given thereto in the Intercreditor Deed.

“Hedge Counterparties” has the meaning given thereto in the Intercreditor Deed.

“Hedge Transaction” means any interest rate or currency swap or other hedging arrangement entered into by the Parent or the Borrower under this Agreement pursuant to clause 20.1.22(a) and 20.1.22(b) or pursuant to any other provision of a Finance Document.

“Holdco I” means HTCC Holdco I B.V., a company incorporated in the Netherlands with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands.

“Holdco II” means HTCC Holdco II B.V., a company incorporated in the Netherlands with its registered office at Locatellikade 1, 1076 AZ, Amsterdam, The Netherlands.

“Holding Company” means, in relation to any company or partnership, any person of which the first mentioned company or partnership is a Subsidiary.

“HTCC” means Invitel Holdings A/S, a company incorporated in Denmark, with its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark.

“HTCC Acquisition” means the acquisition by Holdco I of the Ultimate Parent on the terms of the HTCC Acquisition Documents.

“HTCC Acquisition Agreement” means the sale and purchase agreement between HTCC and Invitel Holdings N.V. dated 8 January 2007 relating to the HTCC Acquisition.

“HTCC Acquisition Documents” means the HTCC Acquisition Agreement and the HTCC Disclosure Letter and any other document designated as an “HTCC Acquisition Document” by the Facility Agent and the Parent.

“HTCC Commitment Letter” means the commitment letter dated 9 January 2007 from BNP Paribas to HTCC.

“HTCC Completion Date” means the date of completion of the HTCC Acquisition in accordance with clause 5 of the HTCC Acquisition Agreement.

“HTCC Disclosure Letter” has the meaning given to that term in the HTCC Acquisition Agreement.

“HTCC Group” means HTCC and its Subsidiaries.

“HUF Agent” means BNP Paribas, Hungary Branch of H-1051 Budapest, Roosevelt tér 7-8., Hungary or such other person as may be appointed as HUF Agent pursuant to clause 26.11 (Resignation of the Agents).

“HUF Capex Facility” means the HUF term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“HUF Capex Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in Forints set opposite its name under the heading “HUF Capex Facility Commitment” in Part B of Schedule 1 (The original parties) and the amount of any other HUF Capex Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Forints of any HUF Capex Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“HUF Capex Facility Loan” means a loan made or to be made under the HUF Capex Facility or the principal amount for the time being of that loan.

“HUF Revolving Facility” means the HUF revolving loan facility made available under this Agreement as described in clause 2 (The Facilities).

“HUF Revolving Facility Commitment” means:

(c)	in relation to an Original Lender, the amount in Forints set opposite its name under the heading “HUF Revolving Facility Commitment” in Part B of Schedule 1 (The original parties) and the amount of any other HUF Revolving Facility Commitment transferred to it under this Agreement; and

(d)	in relation to any other Lender, the amount in Forints of any HUF Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“HUF Revolving Facility Loan” means a loan made or to be made under the HUF Revolving Facility or the principal amount for the time being of that loan.

“HUF Term Facility B1” means the HUF term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“HUF Term Facility B1 Commitment” means:

(a)	in relation to an Original Lender, the amount in Forints set opposite its name under the heading “HUF Term Facility B1 Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other HUF Term Facility B1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Forints of any HUF Term Facility B1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“HUF Term Facility B1 Loan” means a loan made under HUF Term Facility B1 or the principal amount outstanding for the time being of that loan.

“HUF Term Facility B2” means the HUF term loan facility made available under this Agreement as described in clause 2 (The Facilities).

“HUF Term Facility B2 Commitment” means:

(a)	in relation to an Original Lender, the amount in Forints set opposite its name under the heading “HUF Term Facility B2 Commitment” in Part B of Schedule 1 (The Original Parties) and the amount of any other HUF Term Facility B2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Forints of any HUF Term Facility B2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“HUF Term Facility B2 Loan” means a loan made or to be made under HUF Term Facility B2 or the principal amount outstanding for the time being of that loan.

“HY Completion Date” means the later of the date of completion of the HY Offering and the application of the proceeds therefrom as contemplated by the HY Offering Documents.

“HY/FRN Debt” means Borrowed Money incurred in relation to the HY Offering or the FRN Offering.

“HY Funding Loan” means the €140,128,440 loans (representing the principal amount at maturity of €142,000,000, issued at a discount of 98.682 per cent.) made by the Parent to the Borrower representing the proceeds of the HY Offering provided that such funding loan bears interest at the same rate as the HY Notes together with an additional margin of not more than 0.22 per cent. per annum.

“HY Funding Loan Agreement” has the meaning given to it in the Intercreditor Deed.

“HY Notes” means the senior notes due 2012 of the Parent issued in the HY Offering.

“HY Offering” means the senior notes issued by the Parent provided that:

(a)	the scheduled date for maturity is no earlier than 30 June 2012;

(b)	the face amount of the notes issued on the HTCC Completion Date is no more than €142,000,000;

(c)	the scheduled interest payments due in respect of such notes are no more than the original scheduled interest, 10.75 per cent. per annum;

(d)	the proceeds shall be forthwith on-lent to the Borrower under the HY Funding Loan Agreement;

(e)	the guarantees of such notes by the Borrower, Euroweb Romania, Invitel Technocom, Invitel Austria, the Turkish Subsidiary and Invitel Telecom shall constitute senior subordinated obligations of such entities ranking (subject to the terms of the Intercreditor Deed) junior in right of payment to the obligations of such entities under the Facilities and senior in right of payment to such entities’ subordinated obligations;

(f)	the security provided in respect of such notes comprises of the HY Security Documents only; and

(g)	such notes shall constitute unsubordinated obligations of the Parent ranking (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the Parent’s Guarantee of the Facilities.

“HY Offering Documents” means documents comprising of the indenture, the offering memorandum, the HY Funding Loan Agreement and the HY Security Documents issued or (as the case may be) entered into in relation to the HY Offering.

“HY Trustee” means The Bank of New York of One Canada Square, London E14 5AL or any successor trustee acting for the benefit of and on behalf of the holders of the HY Notes provided that such successor trustee simultaneously therewith becomes a party to the Intercreditor Deed.

“HY Security Documents” means (i) the second, fourth and fifth ranking security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the shares of the Parent; (ii) the second ranking security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the HY Funding Loan and the FRN Funding Loans; (iii) the additional second ranking security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the Subordinated Loan Funding Loans; (iv) the fourth ranking security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the HY Funding Loan and the FRN Funding Loans; (v) the fourth and fifth ranking security documents entered into in favour of the Security Trustee for and on behalf of the HY Trustee over the Subordinated Loan Funding Loans; (vi) the Original

Obligor Share Securities in respect of shares in the Borrower; (vii) the share pledges entered into in favour of the Security Trustee on behalf of, amongst others, the HY Trustee and the FRN Trustee over the shares in Euroweb Romania; (viii) the Invitel Technocom Share Security; (ix) the second ranking share pledges entered into in favour of the Security Trustee on behalf of the FRN Trustee, the HY Trustee and the Subordinated Loan Finance Parties over the shares in Invitel Austria; (x) the Turkish Subsidiary Share Security; (xi) the Invitel Telecom Share Security; (xii) the Invitel IH Share Security; (xiii) any pledge or (as the case may be) charge over the shares of any other Obligor provided that (a) such shares are simultaneously (by way of a first ranking pledge) charged or (as the case may be) pledged to the Senior Creditors and (b) such security is at all times second ranking by and subject to the terms of the Intercreditor Deed; and (xiv) the Intercreditor Deed.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Immaterial Subsidiaries” means any member of the HTCC Group (i) whose assets or revenues or EBITDA are less than two per cent. of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA, determined by reference to the most recent Quarterly Management Accounts in respect of a Quarter Period ending on a Quarter Day delivered to the Facility Agent under this Agreement, provided that if such Immaterial Subsidiaries taken together on such Quarter Day exceed five per cent. of the HTCC Group’s consolidated assets or consolidated revenues or Consolidated EBITDA then the Immaterial Subsidiary whose total revenues on such Quarter Day are the highest shall be deemed to be a Material Subsidiary for the purpose of this Agreement and (ii) who has not provided a subordinated guarantee under the HY Offering Documents or under the FRN Offering Documents, or in respect of the Subordinated Loan Agreement. In determining Immaterial Subsidiaries and Material Subsidiaries for the purpose of this definition, following any acquisition by a member of the HTCC Group, the consolidated assets, the consolidated revenues and Consolidated EBITDA of the HTCC Group shall be adjusted to take account of the revenues, the assets and the EBITDA attributable to the acquisition in respect of the Quarterly Period ending on such Quarter Day.

“Incapacity” means in relation to a person the insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of the partnership).

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent.

“Information Package” means collectively, the Agreed Base Case Model, the Due Diligence Reports, the HTCC information presentation to financial institutions in January 2009 and the SEC Statement.

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright required to carry on the business of any member of the Group.

“Intercreditor Deed” means the intercreditor deed dated 6 August 2004, entered into by, inter alios, the Security Trustee, the Ultimate Parent, the Obligors, the Hedge Counterparties (as such term is defined in the Intercreditor Deed) and the HY Trustee as amended and restated on 27 April 2007 and 3 March 2008 and as amended and restated (or to be amended and restated) pursuant to the Third Intercreditor Supplemental Deed.

“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.4 (Default interest).

“Intergroup Loan Agreements” means any loan agreements entered into between members of the Group (including, without limitation, the HY Funding Loan Agreement, the FRN Funding Loan Agreements, the Subordinated Loan Funding Loan Agreements and the Accordion Facility Funding Loan Agreement).

“Investor Affiliate” means the Investor, each of its Affiliates, any trust of which the Investor or any of its Affiliates is a trustee, any partnership of which the Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Investor or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Investor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute an Investor Affiliate.

“Investor” means TDC.

“Invitel Austria” means Invitel International AG (formerly Memorex Telex Communications AG), a company incorporated under the laws of Austria with registered number FN 99090 x.

“Invitel Austria Account Charge” means the pledge of bank accounts of Invitel Austria dated 4 March 2008 by Invitel Austria in favour of the Security Trustee (for and on behalf of the Senior Creditors) and any other pledge of bank accounts of Invitel Austria in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel Austria Acquisition” means the acquisition of Invitel Austria and its Subsidiaries by the Borrower on the terms of the Invitel Austria Acquisition Documents.

“Invitel Austria Acquisition Agreement” means the sale and purchase agreement between Joki Holding AG and the Borrower dated 20 December 2007 relating to the Invitel Austria Acquisition.

“Invitel Austria Acquisition Documents” means the Invitel Austria Acquisition Agreement and the Invitel Austria Disclosure Letter and any other document designated as a “Invitel Austria Acquisition Document” by the Facility Agent and the Parent.

“Invitel Austria Commitment Letter” means the commitment letter dated 19 December 2007 from the Arranger to the Borrower.

“Invitel Austria Disclosure Letter” has the meaning given to the term “Disclosure Letter” in the Invitel Austria Acquisition Document.

“Invitel Austria Due Diligence Reports” means:

(a)	the acquisition step paper “Motherwell-Steps Memorandum” in connection with the Invitel Austria Acquisition prepared by White & Case LLP dated 18 December 2007;

(b)	the legal due diligence in respect of Invitel Austria and its Subsidiaries prepared by White & Case LLP dated 13 December 2007; and

(c)	the KPMG financial due diligence assistance, comprising both tax due diligence and financial due diligence, in respect of Invitel Austria and its Subsidiaries dated 19 December 2007.

“Invitel Austria Share Pledges” means the pledges over the shares of Invitel Austria dated 4 March 2008 and any other pledge over the shares of Invitel Austria entered into by the Borrower and another member of the Group in favour of the Security Trustee.

“Invitel IH” means International Hungary Kft., a limited liability company incorporated under the laws of Hungary having its registered seat at 2040 Budaörs, Puskás Tivadar u. 8-10., Hungary, and registered with the Pest County Court as Court of Registration under registration number Cg. 13-09-124800.

“Invitel IH Account Charge” means the charge and/or pledge of bank accounts of Invitel IH entered into on 2 February 2009 by Invitel IH in favour of the Security Trustee (for and on behalf of the Senior Creditors) as amended on or about the date of the Third Supplemental Agreement and any other pledge of bank accounts of Invitel IH in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel IH Floating Charge” means the floating charge entered into on 2 February 2009 by Invitel IH in favour of the Security Trustee (for and on behalf of the Senior Creditor) as amended on or about the date of the Third Supplemental Agreement and any other floating charge entered into by or to be entered into by Invitel IH in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel IH Share Security” means the pledge over the quota of Invitel IH dated 2 February 2009 entered into by the Borrower in favour of the Security Trustee (as amended on or about the date of the Third Supplemental Agreement) and any other pledge over the shares of Invitel IH entered into by the Parent in favour of the Security Trustee.

“Invitel Technocom” means Invitel Technocom Távközlési Korlátolt Felelösségü Társaság (formerly known as Pantel Technocom Távközlési Korlátolt Felelösségü Társaság), a company incorporated in Hungary with registration number Cg. 14-09-305167.

“Invitel Technocom Account Charge” means the charge and/or pledge of bank accounts of Invitel Technocom dated 26 April 2007 (as amended on 4 March 2008 and on or about the date of the Third Supplemental Agreement) and any other charge or pledge of bank accounts of Invitel Technocom entered into by Invitel Technocom in favour of the Security Trustee.

“Invitel Technocom Floating Charge” means the floating charge dated 4 March 2008 (as amended on or about the date of the Third Supplemental Agreement) and any other floating charge entered into by or to be entered into by Invitel Technocom in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel Technocom Share Security” means the pledge over the shares of Invitel Technocom dated 27 April 2007 (as amended on or about the date of the Third Supplemental Agreement) and any other pledge over the shares of Invitel Technocom entered into by the Parent in favour of the Security Trustee.

“Invitel Telecom” means Invitel Telecom Kft., a company incorporated under the laws of Hungary with registered number Cg. 01-09-695967.

“Invitel Telecom Account Charge” means the charge and/or pledge of bank accounts of Invitel Telecom dated 4 March 1008 (as amended on or about the date of the Third Supplemental Agreement) entered into by Invitel Telecom in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel Telecom Floating Charge” means the floating charge dated 4 March 2008 and any other charge and/or pledge or bank accounts of Invitel Telecom entered into by Invitel Telecom in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Invitel Telecom Share Security” means the pledge over the quota of Invitel Telecom (as amended on or about the date of the Third Supplemental Agreement) and any other pledge over the quota of Invitel Telecom entered into by the Borrower in favour of the Security Trustee.

“IPO Subsidiary” means any newly incorporated Subsidiary of the Parent, the voting and economic interest of which is held 100 per cent. by the Parent and which is incorporated in Hungary and created solely for the purpose of acting (directly or indirectly) as a 100 per cent. Holding Company of the Borrower Group in connection with an initial public offering of shares.

“Joint Ventures” means any joint venture between any member of the Group and any other person.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Licences” means (i) the Universal Service Agreements, any notifications under the Hungarian Act C of 2003 on electronic communications, the Romanian Emergency Government Ordinance no. 79/2002 on the general communications regulatory framework, approved with amendments by Law no. 591 of 29 October 2002, as subsequently amended and completed, the Turkish Telegraph and Telephone Law No. 406, the Turkish Radio Law No. 2813, and the Turkish Regulation on Authorisation of Telecommunication Services and Infrastructures and any other secondary legislation issued by the Turkish Telecommunications Authority, (ii) any licence issued by the Hungarian Communications Authority, the Romanian National Regulatory Authority for Communications and Information Technology, the Turkish Telecommunications Authority and any replacement of any of the same required by the Group, and (iii) any additional or replacement concession or similar contracts under any Telecommunications Laws applicable in Austria, Hungary, Romania and Turkey to carry on the Business of the Group.

“LMA” means the Loan Market Association.

“Loan” means a Euro Term Facility A1 Loan, a Euro Term Facility A2 Loan, a Euro Term Facility A3 Loan, a HUF Term Facility B1 Loan, a HUF Term Facility B2 Loan, a Euro Revolving Facility Loan, a HUF Revolving Facility Loan, a Euro Capex Facility Loan, a HUF Capex Facility Loan or an Accordion Facility Loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

For the purpose of the Majority Lender definition:

(i)	the Facility Agent shall calculate (A) in relation to sub-paragraph (a), the Euro amount of any Commitments which are denominated in Forint by using the Facility Agent’s Spot Rate of Exchange on the date of the Third Supplemental Agreement and (B) in relation to sub-paragraph (b), the Euro amount of the HUF Term Facility B1 Loans, the HUF Term Facility B2 Loans, the HUF Revolving Facility Loans and the HUF Capex Facility Loans by using the Facility Agent’s Spot Rate of Exchange on the date of the Third Supplemental Agreement;

(ii)	the Commitment of any Non-Funding Lender shall be disregarded; and

(iii)	the Facility Agent shall include in its calculations any Accordion Facility Commitment that has been committed in accordance with this Agreement (provided such Commitments have not been subsequently cancelled).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)	in relation to any Loan (other than an Accordion Facility Loan), subject to the provisions of clause 8.2 (Margin), 3.5 per cent. per annum; and

(b)	in relation to an Accordion Facility Loan, the margin payable on the Accordion Facility as specified in the initial Accordion Facility Commitment Notice in accordance with clause 2.2.7.

“Material Adverse Effect” means a reasonably likely material adverse effect on (a) the ability of the members of the Group (taken as a whole) to perform all or any of the payment obligations under any of the Finance Documents or to comply with the terms of clause 22 (Financial Covenants); (b) the ability of the Parent to perform all or any of its payment obligations under any of the HY Offering Documents, the FRN Offering Documents or the Subordinated Loan Documents; or (c) the validity or enforceability of, or effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights and remedies of any Finance Party under the Finance Documents which is materially adverse to the interests of the Lenders taken as a whole and which, is not remedied within 10 Business Days of an Obligor becoming aware of the issue or being given notice of the issue by the Facility Agent.

“Material Group” means the Parent and its Material Subsidiaries from time to time.

“Material Subsidiary” means all Subsidiaries of the Parent, other than the Immaterial Subsidiaries.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Necessary Authorisations” means all approvals, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with any person including, without limitation, any government or other regulatory authority necessary in order to enable each member of the Group to carry out the Telecoms Business which is carried on at the relevant time.

“Net Income” means, for any period, the net profit (or losses) after Tax of the Group arising out of the HTCC Group’s operation of the Telecoms Business for such period as determined in accordance with the Accounting Principles used in the preparation of and as shown in the financial statements or the Quarterly Management Accounts in respect of such period prepared and delivered to the Facility Agent pursuant to clauses 20.1.5 (Financial Statements) and 20.1.6 (Quarterly Management Accounts) (as the case may be).

“Net Working Capital” means, at any time, the aggregate of the Current Assets of the Group at such time less the aggregate of the Current Liabilities of the Group at such time.

“New Equity Loan Lender” means TDCH III ApS, a company incorporated in Denmark with company number CVR-NR 29600732.

“New Equity Loan Agreement” means the intra-group loan agreement dated on or about the date of the Third Supplemental Agreement and entered into between the New Equity Loan Lender as lender, the Parent as borrower and HTCC.

“Non-Funding Lender” means:

(a)	any Lender which has failed to make or participate in any Utilisation as required by this Agreement where all other Lenders (excluding any other Non-Funding Lenders) have participated in such Utilisation and provided that the failure on the part of such Lender is not as a result of (i) a Default by an Obligor; (ii) any administrative or technical error of any person other than such Lender; (iii) any administrative or technical error of such Lender provided that the payment is made within five Business Days of its due date; (iv) negligence or wilful default by any party other than such Lender; or (v) any circumstance which the Facility Agent (acting on the instructions of Majority Lenders (excluding the vote of the potential Non-Funding Lender concerned and any other Non-Funding Lender)) and the Borrower (whose agreement shall not be unreasonably withheld or delayed) agree is a circumstance which exempts such Lender from becoming a Non-Funding Lender; or

(b)	any Lender which has given written notice to the Borrower or the Facility Agent that it does not intend to make or participate in any Utilisation as required by this Agreement.

“Obligor” means the Borrower and/or a Guarantor.

“Ongoing Funding Costs” means any negative free cash flow of such person (determined on the same basis and as the accumulated sum of “cash flow from operations” and “cash flow from investing activities” and “net financial expenses” is used in the Agreed Base Case Model and including, for the avoidance of doubt, in the case of the acquisition of a mobile licence, any capital expenditure associated with any roll-out requirements) in aggregate until 2012.

“Operating Companies” means the Borrower, Euroweb Romania, Invitel Technocom, Invitel Telecom, Invitel Austria, Invitel IH and the Turkish Subsidiary and any other entity acquired as an operating company pursuant to paragraph (i) of the definition of Permitted Investments.

“Original Floating Charges” means any floating charges entered into by the Borrower in favour of the Security Trustee (for and on behalf of the Senior Creditors).

“Original Guarantors” means those companies whose names and registered addresses are set out in part A of Schedule 1 (The Original Parties).

“Original Lender” means the banks and financial institutions listed in part B of Schedule 1 (The Original Parties) and includes their successors in title.

“Original Obligor” means the Borrower or an Original Guarantor; and “Original Obligors” means all of them.

“Original Obligor Account Charges” means each charge and/or pledge of bank accounts of each Original Obligor entered into by the relevant Original Obligor in favour of the Security Trustee (for and on behalf of the Senior Creditors) (including the Second Account Pledge).

“Original Obligor Share Securities” means each pledge over the shares of each Original Obligor incorporated in Hungary entered into by the shareholder of each Original Obligor incorporated in Hungary in favour of the Security Trustee.

“Parent” has the meaning given thereto in Part A of Schedule 1 (The Original Parties).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement.

“Permitted Borrowings” means:

(a)	any Borrowed Money arising hereunder or under the Finance Documents;

(b)	any Borrowed Money approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	any Borrowed Money included within Permitted Intra-Group Transactions, Permitted Loans or Permitted Guarantees;

(d)	any Borrowed Money arising under the interest and/or currency rate protection arrangements referred to in clause 20.1.22 (Agreed Hedging Programme) or clause 21.1.8 (Swaps and Hedging);

(e)	arising under any cash pooling or cash management arrangement but for so long as any such arrangement which exceeds €1,000,000 does not permit credit balances of Obligors to be netted or set off against debt balances of members of the Group which are not Obligors;

(f)	arising under any arrangements entered into between members of the Group which arrangements are referred to in the Refinancing Steps Memorandum;

(g)	arising under any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h)	any Subordinated Shareholder Debt;

(i)	any Borrowed Money arising under the HY Offering, the FRN Offering, the Subordinated Loan Agreement and an Equity Loan Agreement provided that such Borrowed Money is at all times subordinated to the Facilities (other than the Parent’s obligations under the HY Notes, the FRN Notes and the Subordinated Loan Agreement which will rank (subject to the terms of the Intercreditor Deed and the Security Documents entered into by the Parent) pari passu with the obligations of the Parent under the Guarantee) by and subject to the terms of the Intercreditor Deed and in relation to an Equity Loan Agreement only, provided further that any amounts owing under such Equity Loan Agreement prior to the Release Date are owed to TDC or any of its Affiliates;

(j)	arising under the Finance Leases of Invitel Austria, provided such Finance Leases existed on the date of the Second Supplemental Agreement; and

(k)	any Borrowed Money of the Group (including Borrowed Money arising under Finance Leases other than the Finance Leases of Invitel Austria permitted pursuant to paragraph (j) above) not within paragraphs (a) to (j) above, not exceeding at any time in aggregate Euro 35,000,000 or its equivalent.

“Permitted Disposals” means:

(a)	the application of cash in (i) the acquisition of assets or services in the ordinary course of business, not, in any such case, prohibited by the terms of this Agreement or any Security Document, (ii) the making of investments or capital expenditure permitted by clause 21.1.7 (Investments) or (iii) the repayment of Permitted Borrowings and the servicing thereof provided that the same is not prohibited or otherwise restricted by the terms of this Agreement and/or the Intercreditor Deed;

(b)	any disposals approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	the disposal of any unnecessary or obsolete assets;

(d)	the disposal of assets on bona fide arm’s length commercial terms in the ordinary course of business provided that the proceeds of the disposal are applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation);

(e)	the disposal of the assets of an Immaterial Subsidiary as part of any voluntary solvent proceeding which corresponds with, or has an effect equivalent or similar to, any of those mentioned in clauses 23.1.9 (HTCC, Ultimate Parent and intervening Holding Companies) to 23.1.13 (Winding Up) inclusive of clause 23.1 (Events of Default), provided that the Parent notifies the Facility Agent of the disposal and the proceeds of the disposal are applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation);

(f)	any disposals included within Permitted Intra-Group Transactions;

(g)	a disposal of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(h)	a disposal of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate value of all assets so transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed Euro 1,000,000 (or its equivalent) in any financial year of the Borrower;

(i)	a disposal constituted by a licence of Intellectual Property entered into in the ordinary course of business or for the purposes of managing the brand portfolio of the Group, but (in the case of any exclusive licence) only if the relevant Intellectual Property is no longer required for the business or operation of the disposing person;

(j)	a disposal which is a lease or licence of real property in the ordinary course of business;

(k)	a disposal arising as a result of any Permitted Encumbrance;

(l)	a disposal of receivables on a non-recourse basis where the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal in the same financial year of the Group) does not exceed €3,000,000 (or its equivalent) in any financial year of the Group;

(m)	the sale or other disposal of defaulted accounts receivables in the ordinary course of business where such sale or disposal is not as part of an accounts receivables financing transaction and where such sale or disposal is on non-recourse terms to the Group;

(n)	a disposal of fixed assets (other than real property) where the proceeds of disposal are applied, committed to be so applied or designated by the Board of Directors of the Borrower to be so applied within 12 months of that disposal or committed to be used within 12 months of receipt to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(o)	a disposal of assets (other than shares or businesses), in exchange for other assets reasonably comparable or superior as to type, value or quality;

(p)	a disposal of cash or Cash Equivalent Investments for cash or other Cash Equivalent Investments;

(q)	disposals undertaken as part of any restructuring programme in the period up to 4 years after the HTCC Completion Date subject to an aggregate limit in such period of Euro 5,000,000 (or its equivalent);

(r)	a disposal of real property (including that real property identified in Schedule 15 (Hungarian Real Property)) where the proceeds of disposal are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied within 6 months of that disposal to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 12 months of receipt of such proceeds) provided that the aggregate value of all real estate so disposed does not exceed EUR8,000,000 over the life of the Facilities;

(s)	a disposal of assets or the shares of Euroweb Romania for cash where the net consideration receivable (when aggregated with net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed EUR 10,000,000 (or its equivalent) in any financial year of the Borrower or in the case of a financial year in which the shares or the assets of Euroweb Romania S.A. are sold, EUR 20,000,000 (or its equivalent); and

(t)	(i) granting a third party the right to use spare capacity or (ii) selling spare capacity on fibre optics assets owned by any member of the Group, provided that the granting of such right or sale of such spare capacity is in the ordinary course of trading of its wholesale internet and data business and provided further that (A) if the proceeds in relation to an individual transaction (or series of related transactions) do not exceed EUR2,000,000 these proceeds shall be Excluded Disposal Proceeds and (B) if the proceeds of such a transaction (or series of related transactions) are equal to or exceed EUR 2,000,000 such proceeds must be applied in mandatory prepayment of the Loans under clause 7 (Prepayment and cancellation).

“Permitted Encumbrances” means:

(a)	any Encumbrance arising hereunder or under any of the Security Documents;

(b)	any Encumbrance which the Facility Agent, acting on the instructions of the Majority Lenders, has at any time in writing agreed shall be a Permitted Encumbrance;

(c)	any Encumbrance arising in the ordinary course of business by operation of law;

(d)	any Encumbrance arising out of title retention provisions in any suppliers contract in the ordinary course of trading;

(e)	any Encumbrance given or to be given pursuant to the requirement of any regulatory authority in the ordinary course of its business;

(f)	any Encumbrance arising under Finance Leases to the extent amounts outstanding under such Finance Leases fall under paragraph (j) of the definition of Permitted Borrowings;

(g)	any Encumbrance over any member of the Borrower Group’s bank accounts granted in favour of a Lender and arising in the standard business terms of such Lender or, in the event that the Lenders are not willing to offer the relevant member of the Borrower Group the banking services required on competitive commercial terms, or at all, any Encumbrance over any member of the Borrower Group’s bank accounts granted in favour of any bank or financial institution from which the relevant member of the Borrower Group obtains such services and arising in the standard business terms of such bank or financial institution;

(h)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such arrangement is not established with the primary purpose of preferring any Lender or other financial institution;

(i)	any Encumbrance arising under any of the HY Offering Documents, the FRN Offering Documents or the Subordinated Loan Documents;

(j)	any Encumbrance arising by operation of law in respect of Taxes being contested in good faith; and

(k)	any Encumbrance created by the Group not within paragraphs (a) to (i) above and securing Indebtedness in aggregate not exceeding Euro 7,000,000 or its equivalent at any time that has not been repaid and/or discharged and where the assets the subject of such Encumbrance have an aggregate book value not exceeding Euro 7,000,000 or its equivalent.

“Permitted Financial Investments” means on any date investments in:

(a)	euro or HUF denominated securities which are freely negotiable and marketable:

(i)	which are rated at least AA by Standard & Poor’s Corporation or AA3 by Moody’s Investor Services, Inc.; or

(ii)	are issued by the Republic of Hungary.

(b)	certificates of deposits, floating rate notes, acceptances issued in euro and HUF and euro and HUF denominated deposit and current accounts of and time deposits with banks which are HUF Lenders or banks which have a credit rating from Standard & Poor’s Corporation or Moody’s Investor Services Inc. as A or its equivalent or better or euro denominated cash funds managed by any HUF Lender or banks which have a credit rating from Standard & Poor’s Corporation or Moody’s Investor Services Inc. as A or its equivalent or better, with a maturity, in each case, of not more than twelve months;

(c)	euro and HUF denominated commercial paper rated at least A1 by Standard & Poor’s Corporation or at least P1 by Moody’s Investor Services, Inc., with a maturity of not more than six months;

(d)	securities which are Cash Equivalent Investments; or

(e)	any foreign exchange options in relation to the conversion of Forints into Euro:

(i)	where the purchase of those options is funded with the proceeds of a utilisation under an Equity Loan Agreement or an Excluded Contribution; or

(ii)	where the purchase of those options is not funded with the proceeds of a utilisation under an Equity Loan Agreement or an Excluded Contribution, the aggregate cost of purchasing any such options does not exceed an aggregate of EUR 4,000,000 over the life of the Facilities.

“Permitted FRN Payments” means any payment by an Obligor to the FRN Trustee for the benefit of the noteholders under the FRN Offering permitted in accordance with the terms of the Intercreditor Deed.

“Permitted Guarantees” means:

(a)	any guarantees or indemnities arising hereunder or under the Finance Documents;

(b)	any guarantees or indemnities approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	any guarantees or indemnities included within Permitted Intra-Group Transactions;

(d)	any guarantees or indemnities included within Permitted Borrowings;

(e)	any guarantees or indemnities given by a member of the Group (other than the Parent) in respect of any Permitted Borrowing of another member of the Group (other than the Parent) and/or by the Parent in respect of any Permitted Borrowing of a member of the Group;

(f)	any subordinated guarantee included within the terms of the HY Offering Documents, the FRN Offering Documents or the Subordinated Loan Documents given by any Obligor and any future guarantee granted in accordance with the HY Offering Documents, the FRN Offering Documents or the Subordinated Loan Documents to the extent allowed by this Agreement and the Intercreditor Deed in favour of the HY Trustee, the FRN Trustee or the Subordinated Loan Finance Parties in connection with the HY Offering Documents, the FRN Offering Documents or the Subordinated Loan Documents provided that such guarantees are at all times subordinated to the Facilities by and subject to the terms of the Intercreditor Deed;

(g)	any guarantees or indemnities provided to banks providing loans to employees of any member of the Group (other than the Parent) in respect of such loans provided that the aggregate of the maximum liability thereunder (actual or contingent) together with the aggregate outstanding amount of all loans referred to in paragraph (k) of the definition of Permitted Investments does not exceed Euro 3,000,000;

(h)	any indemnities provided to the high yield underwriters of the HY Offering or the FRN Offering given by any Obligor under the purchase agreement entered into in respect of the HY Offering or the FRN Offering;

(i)	a guarantee by an Obligor of obligations of a member of the Group which is a non-Obligor provided that the aggregate amount guaranteed does not exceed €7,000,000 (or its equivalent) in aggregate for the Group at any time;

(j)	any guarantee made in substitution for an extension of credit permitted under the definition of “Permitted Loan” (other than loans within the category set out in paragraph (f) of that definition) to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(k)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (h) of the definition of Permitted Encumbrance;

(l)	any guarantee granted to the purchaser in connection with a Permitted Disposal, provided that the aggregate amount of all such guarantees outstanding at any time shall not exceed EUR 10,000,000 (or its equivalent);

(m)	any guarantees or indemnities of the Group not included in paragraphs (a) to (h) (inclusive) above provided that the aggregate maximum liability thereunder (actual or contingent) when aggregated with Borrowed Money falling under paragraph (g) of the definition of Permitted Borrowings does not exceed Euro 35,000,000 or its equivalent; or

(n)	any guarantee by the Borrower provided to third parties to guarantee the obligations of Invitel IH following the transfer of certain assets from the Borrower to Invitel IH provided that (A) the aggregate amount of all such guarantees outstanding at any time shall not at any time exceed EUR 4,000,000 (or its equivalent) and (B) such guarantees expire, and the Borrower is released and discharged from any obligations thereunder, by the date falling 6 months after the date of the Third Supplemental Agreement.

“Permitted HY Payment” means any payment by any Obligor to the HY Trustee for the benefit of the noteholders under the HY Offering permitted in accordance with the terms of the Intercreditor Deed.

“Permitted Intra Group Transactions” means:

(a)	loans or credit made by (i) the Parent to the Borrower, Invitel Technocom, Invitel Austria and the Turkish Subsidiary including, without limitation, the HY Funding Loans, the FRN

Funding Loans and the Subordinated Loan Funding Loans, constituting Subordinated Shareholder Debt, (ii) an Obligor (other than the Parent) to a member of the Group which is not an Obligor (or the Parent) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed EUR 7,000,000 (or its equivalent) at any time, (iii) an Obligor (other than the Parent) to another Obligor (other than the Parent) or (iv) the Borrower to the Parent provided such loan is an Accordion Facility Funding Loan;

(b)	any transaction approved as a Permitted Intra-Group Transaction by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions by any of its Subsidiaries to the Borrower;

(d)	any payments or transfers of assets (including any value added Tax thereon, if applicable) from any member of the Borrower Group to another member of the Borrower Group provided that where the Subsidiary making such payment or transfer is a Subsidiary the shares in which are subject to a Share Security, the Subsidiary to which such payment or transfer is made is also a Subsidiary the shares in which are subject to a Share Security;

(e)	any rights of set off or loans arising by virtue of the Group being provided with any bona fide cash management and/or netting arrangements for the Group;

(f)	any payments made by a member of the Group to the Parent permitted pursuant to paragraph (a), (b), (d), (f), or (g) to (i) of “Permitted Payments”;

(g)	any transaction required to implement any of the steps set out in the Refinancing Steps Memorandum (provided that any express conditions or restrictions in relation to such transaction set out in this Agreement are complied with) or the Permitted Reorganisation Steps Memorandum; and

(h)	any payments of any guarantee fees from any Subsidiary to the Parent required to ensure that the Parent qualifies as an “entrepreneur” for the purpose of VAT treatment in the Netherlands.

“Permitted Investments” means:

(a)	any transaction included within Permitted Disposals;

(b)	any transaction included within Permitted Intra-Group Transactions;

(c)	any transaction included within Permitted Financial Investments;

(d)	any investments approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(e)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(f)	an acquisition of securities which are Cash Equivalent Investments;

(g)	the acquisition by a member of the Group of the minority interest held in any person in which it holds the majority interest;

(h)	the acquisition of the issued share capital of a limited liability company (including by way of formation) which has not traded prior to the date of its acquisition;

(i)	any other investment/acquisition (including, but not limited to, the acquisition of a mobile licence) provided that:

(i)	the consideration (in cash or otherwise) together with Indebtedness assumed and Ongoing Funding Costs of all such acquisitions does not exceed EUR 10,000,000 (in aggregate) during the period commencing on the date of the Third Supplemental Agreement and ending on the Termination Date and excluding from such limit any amounts which are funded by Excluded Contributions;

(ii)	such person or asset acquired can be used or (as the case may be) engages in, or is being acquired for the purpose of engaging in, the Telecoms Business;

(iii)	(A) in the case of an acquisition of the entire ownership interest in a person, such person becomes an Additional Guarantor as soon as reasonably practicable following the making of such acquisition (and, in any event, no later than (i) the date falling 30 days after the making of the acquisition and (ii) the date when any security or guarantee is given by or in relation to the acquired person in relation to, the FRN Notes, the HY Notes or the Subordinated Loan Facility in accordance with the terms and conditions set out in clause 25.2 (Additional Guarantors)) or (B) in the case of the acquisition of any other ownership interest in any person, such share capital is charged, pledged or deposited (as the case may be) to the Security Trustee pursuant to a Security Document and such person provides such documents and evidence as the Facility Agent may reasonably require to ensure that such share security constitutes valid and legally binding obligations enforceable in accordance with its terms or (C) in the case of the acquisition of an asset, such asset becomes the subject of a floating charge; and

(iv)	the relevant Obligor has delivered to the Facility Agent not later than 10 Business Days before legally committing to make such investment/acquisition (i) the due diligence reports (if any) in relation to such investment/acquisition which do not reveal any matters which may following consummation of the investment/acquisition result in a Default, (ii) a certificate signed by an Authorised Officer of the Parent attaching a copy of the latest audited accounts (or if not available, management accounts (if any)) of the target company or business and such certificate must give calculations showing in reasonable detail that each financial covenant set out in clause 22 (Financial Covenants) is forecast on a pro forma basis (based on reasonable assumptions) to be complied with in the 12 month period following completion of the relevant investment/acquisition and (iii) a revised business plan (in substantially the same format as the Agreed Base Case Model) demonstrating pro-forma compliance with the financial covenants set out in clause 22 (Financial Covenants) for the period ending no earlier than the Termination Date in relation to the Accordion Facility;

(j)	any transaction required to implement any of the steps set out in the Refinancing Steps Memorandum (provided that any express conditions or restrictions in relation to such transaction set out in this Agreement are complied with); and

(k)	any loans from any member of the Group (other than the Parent) to employees of any member of the Group (other than the Parent) provided that the aggregate amount outstanding under such loans together with (i) the aggregate maximum liability (actual or contingent) under all guarantees and indemnities referred to in paragraph (g) of the definition of Permitted Guarantees and (ii) the aggregate amount outstanding under loans referred to in paragraph (h) of the definition of Permitted Loans does not exceed Euro 3,000,000.

“Permitted Loans” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(b)	to the extent permitted by the Intercreditor Deed, any loan made for the purposes of enabling any Obligor to meet its payment obligations under the Finance Documents, any

HY/FRN Debt (if payment of such HY/FRN Debt is permitted by the Intercreditor Deed), any Subordinated Loan Debt (if payment of such Subordinated Loan Debt is permitted by the Intercreditor Deed), to make a Permitted Payment or to facilitate compliance with applicable law;

(c)	deferred consideration on Permitted Disposals up to 25% of the sale considerations provided that the aggregate amount outstanding at any time does not exceed €3,000,000 (or its equivalent);

(d)	loans referred to in the Refinancing Steps Memorandum;

(e)	a credit balance on an account of a member of the Group with a bank or financial institution;

(f)	loans or extensions of credit to the extent the amount thereof would be permitted under the definition of Permitted Guarantee (other than guarantees within the category set out in paragraph (j) of that definition) if such loans or extensions of credit were made by third parties under the guarantee of an Obligor;

(g)	loans which constitute Permitted Borrowings (except under paragraph (d) of that definition); and

(h)	any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed €3,000,000 (or its equivalent) at any time.

“Permitted Payments” means, subject to the terms of the Intercreditor Agreement, for the purposes of paragraph (a) to (p) any payments or transfers of assets (including any value added tax thereon, if applicable) and for the purposes of paragraph (q), any accruals or capitalisations:

(a)	consisting of dividends or other distributions or the payment of interest or prepayment of principal on Subordinated Shareholder Debt or the payment of the cash interest on the PIK Notes made to any Restricted Person from any Excess Cash Flow provided that:

(i)	no Default has occurred and is continuing or would result from the making of any payment under this paragraph (a);

(ii)	in respect of each financial year, prior to the making of any such Permitted Payment, all mandatory prepayments required to be made under this Agreement have been made and applied in prepayment of the Facilities; and

(iii)	Total Debt to Twelve Month Consolidated EBITDA as at the last quarter date but recalculated assuming such payment has been made on that date is no greater than 2.25:1; and

to the extent such payment is made as a prepayment of principal on the HY Funding Loans, the FRN Funding Loans or the Subordinated Loan Funding Loans, such prepayment is applied within 5 Business Days towards the optional redemption of the HY Notes or the FRN Notes or the optional repayment of the Subordinated Loan Facility (as applicable);

(b)	to the Ultimate Parent or the Parent in respect of costs and expenses incurred in good faith on bona fide, arm’s length terms in the ordinary course of business by the Ultimate Parent and/or the Parent in acting as Holding Company of the Group provided that (i) such costs and expenses do not exceed Euro 150,000 (or its equivalent) in aggregate in any financial year and (ii) no Default has occurred and is continuing or would result from the making of any payment under this paragraph (b);

(c)	any payment to HTCC to fund payments by HTCC to the holders of preference shares in HTCC up to an aggregate amount of US$105,000 in any financial year of the Group;

(d)	to the Parent, HTCC or any intermediate Holding Company in respect of operating expenses of the Obligors up to the aggregate amount of (i) Euro 8,000,000 for so long as any member of the HTCC Group is required to report to the Securities and Exchange Commission and (ii) Euro 4,000,000 thereafter, in any financial year of the Group incurred in good faith by the Parent, HTCC or any intermediate Holding Company, in each case, on bona fide arm’s length commercial terms on behalf of the Borrower Group;

(e)	to HTCC in respect of management fees of up to the aggregate amount of Euro 1,000,000 in any financial year from (and including) 2007 provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (e);

(f)	of amounts to any direct or indirect Holding Companies of the Obligors to fund any payment by the Holding Companies of the payments referred to at paragraphs (b) and (c) above;

(g)	consisting of a loan to the Parent, HTCC or any intermediate Holding Company to enable the Parent, HTCC or any intermediate Holding Company to make any of the payments referred to in (b), (c), (d), (e) and (f) above;

(h)	to the Parent provided that such payment is made for the sole purpose of enabling (i) the Parent to make a payment of interest on the HY Offering, the FRN Offering or the Subordinated Loan Facility (as applicable) and provided that such payment is not made earlier than five Business Days prior to the due date of a corresponding payment under the HY Notes, FRN Notes or the Subordinated Loan Agreement (as applicable) or (ii) the Parent to repay or prepay the Subordinated Loan Facility with the proceeds of a an Accordion Facility Funding Loan;

(i)	to the Parent on or within 90 days of the first Utilisation Date in respect of costs and expenses of the HY Offering and the Facilities provided that no Default has occurred and is continuing or would result from the making of any payment under this paragraph (i);

(j)	(i) payments to a Restricted Person (other than a member of the HTCC Group) or an advisor to a Restricted Person (other than a member of the HTCC Group) for advice or services actually provided to the Group on bona fide arms’ length commercial terms provided that no Event of Default is continuing or would arise as a direct result of such payment and/or (ii) payments or transfers of assets to a Restricted Person (other than a member of the HTCC Group) pursuant to arrangements entered into by the relevant member of the Group on bona fide arms’ length commercial terms in the ordinary course of trading activities (including payments and transfers under contractual arrangements for the supply of goods or services and payments in relation to customary trade credit, in each case provided that the relevant member of the Group would be permitted by the terms of this Agreement to enter into such arrangement with a person not being a Restricted Person) provided that, at the time of such payment or transfer, if an Event of Default is continuing, no Enforcement Action (as defined in the Intercreditor Deed) is being taken under, or in relation to, the Finance Documents or the Subordinated Loan Documents;

(k)	a payment to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to departing management up to an aggregate amount of Euro 5,000,000, provided that no Event of Default is continuing or would arise as a result of such payment;

(l)	consisting of the payment of interest to the Borrower on the Subordinated Shareholder Debt referred to in paragraph (a)(i) of Permitted Intra-Group Transactions;

(m)	in respect of a US tax liability of HTCC arising by virtue of HTCC ceasing to be US tax resident provided that:

(i)	no Default has occurred and is continuing or would result from the making of any payment under this paragraph (m); and

(ii)	such payment is funded by (A) a utilisation under an Equity Loan Agreement or (B) an Excluded Contribution;

(n)	the issue of shares (or an increase in the share premium account) of the Parent to the Ultimate Parent in consideration for a contribution of FRN Notes or HY Notes by the Ultimate Parent to the Parent provided that:

(i)	such FRN Notes or HY Notes are cancelled immediately following such contribution; and

(ii)	any shares issued are secured pursuant to the Dutch Share Securities;

(o)	the issue of shares, securities convertible into shares, other equity instruments or capital contributions in return for the contribution of an Equity Loan Agreement to the Parent (or any capital contribution of an Equity Loan Agreement to the Parent) provided that:

(i)	the Parent will no longer have any obligations in relation to amounts owing under such Equity Loan Agreement; and

(ii)	simultaneously with any issue of shares in the Parent to the Ultimate Parent, the shares in the Parent issued to the Ultimate Parent are secured pursuant to the Dutch Share Securities;

(p)	any payments to the New Equity Loan Lender which are deducted from any drawdown under, and in accordance with, the New Equity Loan Agreement; and

(q)	consisting of the accrual or capitalisation of interest under, and in accordance with, an Equity Loan Agreement.

“Permitted Reorganisation” means the reorganisation referred to in the Permitted Reorganisation Steps Memorandum.

“Permitted Reorganisation Steps Memorandum” means the steps memorandum titled “Project Excalibur International Company Structure Evolution—Separation Rules” prepared by the Borrower dated on or about the date of the Third Supplemental Agreement.

“Permitted Subordinated Loan Payments” means any payment by an Obligor to the Subordinated Loan Finance Parties permitted in accordance with the terms of the Intercreditor Deed.

“PIK Issuer Group” HTCC Holdco I BV, the Ultimate Parent Group and any other Subsidiaries of Holdco I.

“PIK Notes” means the Euro 125,000,000 floating rate senior PIK Notes in respect of which Holdco I has replaced Invitel Holdings N.V. as the Issuer and any other PIK Notes (or loans) issued by any member of the HTCC Group (other than the Ultimate Parent or any of its Subsidiaries) without causing a Default under this Agreement.

“Pledges of Receivables” means each pledge or assignment of receivables entered into by (i) the Ultimate Parent in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); (ii) the Parent in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); (iii) the Borrower in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); (iv) Invitel Technocom in favour of the Security Trustee for and on behalf of the Senior Creditors; (v) Invitel Austria in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors; (vi) the Turkish Subsidiary in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); (vii) Invitel Telecom in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); (viii) Invitel IH in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors); and (ix) any member of the Group in favour of the Security Trustee (for and on behalf of all or any of the Senior Creditors).

“Pre-Funding Agreement” means an agreement pursuant to which a client provides funding in advance for proposed capital expenditure by a member of the Group in an arrangement which is similar to the arrangements referred to in paragraph (m) of the definition of Cashflow.

“Principal Agreements” means the documents and agreements listed in Schedule 9 (Principal Agreements) together with any agreements replacing any of the same.

“Qualifying Lender” has the meaning given to it in clause 12 (Tax gross-up and indemnities).

“Quarter Days” means 31 March, 30 June, 30 September and 31 December in any year.

“Quarterly Management Accounts” means the quarterly management accounts for each Quarterly Period of the HTCC Group to be delivered to the Facility Agent pursuant to clause 20.1.6 (Quarterly Management Accounts) which, other than for the first two Quarterly Periods which end after the HTCC Completion Date, shall be in the form set out in Schedule 11 (Form of Quarterly Management Accounts).

“Quarterly Period” means each period of approximately three months commencing on the day after a Quarter Day and ending on the next following Quarter Day.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is Forints), the date on which quotations would customarily be provided by leading banks in the Budapest interbank market for deposits in Forints for delivery on the first day of the relevant period, unless, in the case of paragraph (a), market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to EURIBOR and Mandatory Cost, the principal office of BNP Paribas, Calyon and Nykredit Bank A/S, in relation to BUBOR, the principal Budapest offices of the HUF Agent, UniCredit Hungary Bank Zrt and MKB Bank Zrt. or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Refinancing Steps Memorandum” means the Refinancing Steps Memorandum titled “Project Mercury III—Refinancing Steps Memorandum” prepared by White & Case LLP dated on or about the date of the Third Supplemental Agreement.

“Release Date” has the meaning given to that term in the Intercreditor Deed.

“Relevant Centre” means any of the financial centres referred to in the definition of Business Day.

“Relevant Interbank Market” means in relation to euro, the European interbank market and in relation to Forints, the Budapest interbank market.

“Relevant Jurisdiction” means each jurisdiction in which a member of the Group is incorporated or formed or in which such member of the Group has its principal place of business or owns any material assets or in which any action contemplated by this Agreement takes place or is to take place.

“Relevant Substance” means (i) any radioactive emissions, (ii) any electrical or electromagnetic emissions and (iii) any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which is capable of causing harm to man or any other material living organism supported by the environment (both natural and built), or materially damaging the environment (both natural and built) or public health or welfare.

“Repayment Date” means each of the dates referred to in clause 6.1 (Repayment).

“Repayment Instalment” means each repayment instalment in respect of Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term Facility B1 or HUF Term Facility B2 (as the case may be) under clause 6 (Repayment).

“Repeating Representations” means each of the representations set out in clause 18.1 (Repeated representations and warranties).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Payment” means (a) any direct or indirect distribution, dividend, loan or other payment (whether in cash, property, securities or otherwise) by any member of the Group (including, without limitation, any payment on account of the share capital of the Parent and the Borrower or capital stock or other securities of the Parent and the Borrower) or any interest thereon, (b) any transfer of any assets by any member of the Group and (c) any payment (whether in cash, property, securities or otherwise) of principal of, or interest on, Indebtedness, in each case to any Restricted Person.

“Restricted Person” means the Ultimate Parent, the IPO Subsidiary, the Parent or any of its Holding Companies, Subsidiaries or Associated Companies (which are not members of the Borrower Group), HTCC or any of its Affiliates (which are not members of the Borrower Group).

“Revolving Facility” means the Euro Revolving Facility or the HUF Revolving Facility.

“Revolving Facility Loans” means Euro Revolving Facility Loans and HUF Revolving Facility Loans.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Loan under the Revolving Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than such maturing Loan;

(c)	in the same currency as such maturing Loan; and

(d)	made or to be made to the Borrower for the purpose of refinancing such maturing Loan.

“Romanian Guarantor” means any Guarantor established under the laws of Romania.

“Screen Rate” means: (a) in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen and (b) in relation to BUBOR, the BUBOR page Screen Rate. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the relevant Lenders.

“SEC Statement” means the registration statement on Form F-4 of Invitel Holdings A/S, originally filed with the United States Securities and Exchange Commission (the “SEC”) on 28 November 2008, in the form in which such registration statement was declared effective by the SEC, together with the proxy statement/prospectus included therein and in the form filed with the SEC pursuant to Rule 424(b) on 3 February 2009.

“Second Account Pledge” means the second ranking account pledge governed by Dutch law entered or to be entered into by the Parent in favour of the Security Trustee on behalf of the Senior Creditors.

“Second Floating Charges” means the second ranking floating charges created or to be created by the Borrower in favour of the Security Trustee on behalf of the Senior Creditors.

“Second Supplemental Agreement” means the supplemental agreement dated 3 March 2008 amending and restating this Agreement (as amended and restated pursuant to the Supplemental Agreement) and entered into between the Parent, the Borrower, the Original Guarantors, the Co-ordinator, the Mandated Lead Arranger, the Original Lenders, the Agent and the Security Trustee (as defined therein).

“Security Documents” means the Share Securities, the Intercreditor Deed supplemental deed (and any supplemental deed thereto), the Pledges of Receivables, the Floating Charges, the General Security Agreements, the Turkish Commercial Enterprise Pledge, the Account Charges, the security documents referred to in Schedule 2 and Schedule 3 of the Third Supplemental Agreement and all other mortgages, charges, guarantees, indemnities and other instruments from time to time entered into in favour of any Finance Party by way of guarantee or other assurance of and/or security for amounts owed to any of the Senior Creditors (as defined in the Intercreditor Deed) under or in connection with the Finance Documents and any hedging agreement documenting a Hedge Transaction.

“Security Provider” means any party other than a member of the Group or a Finance Party which enters into a Security Document.

“Security Trustee” means BNP Paribas Trust Corporation UK Limited of 55 Moorgate, London EC2R 6PA and/or such other person as may be appointed as security trustee pursuant to the Intercreditor Deed.

“Selection Notice” means a notice substantially in the form set out in part B of Schedule 3 (Requests) given in accordance with clause 9 (Interest Periods).

“Senior Creditors” shall have the meaning ascribed thereto in the Intercreditor Deed.

“Senior Debt” means the principal amount of all Borrowed Money of the HTCC Group on a consolidated basis excluding (i) the PIK Notes and accrued interest in respect of the PIK Notes, (ii) the principal amount outstanding and accrued interest in respect of an Equity Loan Agreement and (iii) Borrowed Money arising under the HY Offering, the FRN Offering, the Subordinated Bridge Facility or the Subordinated Loan Agreement.

“Share Securities” means each Original Obligor Share Security, each Euroweb Romania Share Pledge, the Dutch Share Security, each Invitel Technocom Share Security, each Invitel Telecom Share Security, each Invitel Austria Share Pledge, each Turkish Subsidiary Share Security, each Invitel IH Share Security and any other security deposit, pledge, charge or mortgage over shares in any member of the Group entered into in favour of the Security Trustee pursuant to clause 25.2 (Additional Guarantors).

“Six Month Period” means each period of two consecutive Quarterly Periods ending on a Quarter Day.

“Specified Time” means a time determined in accordance with Schedule 12 (Timetables).

“Steps Paper” means the Project Mercury Acquisition Step Plan - Discussion Paper (Final Version) dated 8 December 2006 prepared by Ernst & Young.

“Subordinated Bridge Facility” means the subordinated bridge facility made available to the Parent pursuant to the Subordinated Bridge Facility Agreement.

“Subordinated Bridge Facility Agreement” means the subordinated bridge facility agreement dated 3 March 2008 entered into between the Parent as borrower and certain subordinated bridge lenders.

“Subordinated Bridge Trustee” means Merrill Lynch International as subordinated bridge trustee under the Intercreditor Deed entered into on 3 March 2008.

“Subordinated Loan Agent” means the Facility Agent as defined in the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the subordinated loan agreement dated on or about the date of the Third Supplemental Agreement and entered into between the Parent as borrower and the Subordinated Loan Lenders as such agreement may be novated varied, supplemented, refinanced, restated, replaced or amended from time to time in accordance with the Intercreditor Deed.

“Subordinated Loan Debt” means Borrowed Money incurred in relation to the Subordinated Loan Facility.

“Subordinated Loan Documents” means the Subordinated Loan Agreement, the Subordinated Loan Security Documents and any Finance Documents under, and as defined in, the Subordinated Loan Agreement.

“Subordinated Loan Facility” means the subordinated loan facility made available to the Parent by the Subordinated Loan Lenders pursuant to the Subordinated Loan Agreement.

“Subordinated Loan Finance Parties” means the Finance Parties under, and as defined in, the Subordinated Loan Documents.

“Subordinated Loan Funding Loans” means the amended and restated loan for an original principal amount of up to Euro 61,000,000 (as reduced to Euro 21,000,000 on the Third Supplemental Effective Date) owed by the Borrower to the Parent and the amended and restated loan for an original principal amount of up to Euro 39,000,000 owed by Invitel Austria to the Parent, each representing part of the original proceeds of the Subordinated Bridge Facility Agreement and which bear interest at the same rate as the Subordinated Loan Agreement plus a margin of 0.11 percent.

“Subordinated Loan Funding Loan Agreements” has the meaning given to it in the Intercreditor Deed.

“Subordinated Loan Lenders” means initially BNP Paribas and Calyon and thereafter any person which has become a party to the Subordinated Loan Agreement as a lender under, and in accordance with, the Subordinated Loan Agreement.

“Subordinated Loan Security Documents” means the Security Documents as defined in the Subordinated Loan Agreement.

“Subordinated Shareholder Creditor” means a person defined therein as such who has, at any relevant time, entered into the Intercreditor Deed.

“Subordinated Shareholder Debt” means, at any relevant time, all Borrowed Money of any member of the Group owed to a Subordinated Shareholder Creditor.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity.

“Supplemental Agreement” means the supplemental agreement amending and restating this Agreement dated 27 April 2007 and entered into between the Parent, the Borrower, the Original Guarantors, the Co-ordinator, the Mandated Lead Arranger, the Original Lenders, the Agent and the Security Trustee (as defined therein).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“TDC” means TDC A/S, a company incorporated in Denmark, with its registered office at Teglholmsgade 1, DK-2450 Copenhagen SV, Denmark.

“Telecoms Business” means the development, ownership or operation of telecommunications systems in Hungary and in Romania and/or provision of public telephone switching and data and internet services in Hungary and connecting to other countries and/or any business directly related thereto and reasonably considered to be financially beneficial to such business and the development, ownership or operation of wholesale data services in Austria, Bulgaria, Czech Republic, Italy, Slovakia, Serbia, Slovenia, Turkey and Ukraine.

“Telecommunications Laws” means all laws, statutes, regulations and judgements relating to telecommunications applicable to any member of the Group, and/or the business carried on by, any member of the Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property).

“Term Loan” means a Euro Term Facility A1 Loan, a Euro Term Facility A2 Loan, a Euro Term Facility A3 Loan, a HUF Term Facility B1 Loan or a HUF Term Facility B2 Loan.

“Termination Date” means:

(a)	in relation to each Facility (other than the Accordion Facility), 31 December 2011; and

(b)	in relation to the Accordion Facility, 31 March 2012.

“Third Intercreditor Supplemental Deed” means the supplemental deed dated on or about the date of the Third Supplemental Agreement amending and restating the Intercreditor Deed (as previously amended and restated on 27 April 2007 and 3 March 2008) between, inter alios, the Security Trustee, the Ultimate Parent, the Obligors, the Hedge Counterparties, the HY Trustee, the FRN Trustee and the Subordinated Loan Agent.

“Third Supplemental Effective Date” has the meaning given to it in the Third Supplemental Agreement.

“Third Supplemental Agreement” means the supplemental agreement amending and restating this Agreement (as amended and restated pursuant to the Supplemental Agreement and the Second Supplemental Agreement) and entered into between, amongst others, the Parent, the Borrower, the Original Guarantors, the Co-ordinators, the Original Lenders, the Arranger, the Agent and the Security Trustee.

“Total Accordion Facility Commitments” means the aggregate of the Accordion Facility Commitments, being zero at the Third Supplemental Effective Date and, following each notification by the Facility Agent under clause 2.2.10, being an amount not exceeding an aggregate of Euro 32,000,000.

“Total Capex Facility Commitments” means the aggregate of the Capex Facility Commitments, being at the Third Supplemental Effective Date, in connection with the Euro Capex Facility, Euro 7,939,393.94 and in connection with HUF Capex Facility, HUF 619,129,697.

“Total Commitments” means the aggregate of the Total Euro Term Facility A1 Commitments, Total Euro Term Facility A2 Commitments, the Total Euro Term Facility A3 Commitments, the Total HUF Term Facility B1 Commitments, the Total HUF Term Facility B2 Commitments, the Total Revolving Facility Commitments, the Total Capex Facility Commitments and the Total Accordion Facility Commitments being Euro 165,000,000 at the Third Supplemental Effective Date.

“Total Debt” means the principal amount of all Borrowed Money of the HTCC Group on a consolidated basis (including, without limitation, Borrowed Money under the HY Offering, the FRN Offering, the Subordinated Bridge Facility and the Subordinated Loan Agreement) excluding (a) the PIK Notes and any interest accrued in respect of the PIK Notes (to the extent any such Total Debt is expressed in any currency other than Euros, such Total Debt shall be converted into Euro at the Facility Agent’s Spot Rate of Exchange on the date any calculation of Total Debt is required under this Agreement) and (b) any Borrowed Money under an Equity Loan Agreement.

“Total Debt Charges” means, in relation to any period, the aggregate of (i) Total Debt Interest Charges and (ii) the principal amount of any scheduled repayment of Total Debt due to be made during such period (but excluding, for the avoidance of doubt, the principal amount and related redemption premium) of any Borrowings repaid using the proceeds of the Facilities and the Subordinated Loan Facility) as well as any repayment of the Revolving Facility.

“Total Debt Interest Charges” means, in relation to any period, the total amount of all interest, fees (excluding front end fees) and commissions accruing in respect of Total Debt during such period (having taken into account the effect of any relevant hedging arrangements) less any interest on cash balances of the HTCC Group accruing during such period.

“Total Euro Term Facility A1 Commitments” means the aggregate of the Euro Term Facility A1 Commitments, being Euro 61,854,006.34 at the Third Supplemental Effective Date.

“Total Euro Term Facility A2 Commitments” means the aggregate of the Capex Facility Commitments, being Euro 10,000,000 at the Third Supplemental Effective Date.

“Total Euro Term Facility A3 Commitments” means the aggregate of the Euro Term Facility A3 Commitments, being Euro 31,236,902.75 at the Third Supplemental Effective Date.

“Total HUF Term Facility B1 Commitments” means the aggregate of the HUF Term Facility B1 Commitments, being HUF 2,955,170,098 at the Third Supplemental Effective Date.

“Total HUF Term Facility B2 Commitments” means the aggregate of the HUF Term Facility B2 Commitments, being HUF 11,139,135,357 at the Third Supplemental Effective Date.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being, at the Third Supplemental Effective Date, in connection with the Euro Revolving Facility, Euro 3,969,696.97 and in connection with HUF Revolving Facility, HUF 309,564,849.

“Transaction Documents” means the Ultimate Parent/Parent Loan Agreements, the Intergroup Loan Agreements and each Equity Loan Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Treaty” means the Treaty establishing the European Economic Community being the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1 November 1993) as amended, varied or supplemented from time to time.

“Turkish Commercial Enterprise Pledge” means the commercial enterprise pledge of the Turkish Subsidiary dated 14 March 2008 (as amended on or about the date of the Third Supplemental Agreement) and other commercial enterprise pledge of the Turkish Subsidiary entered into by the Turkish Subsidiary in favour of the Security Trustee.

“Turkish Subsidiary” means MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Şirketi, a company incorporated under the laws of Turkey with registered number of 622201 at the Istanbul Trade Registry.

“Turkish Subsidiary Account Charge” means the charge and/or pledge of bank accounts of the Turkish Subsidiary dated 14 March 2008 (as amended on or about the date of the Third Supplemental Agreement) entered into by the Turkish Subsidiary in favour of the Security Trustee.

“Turkish Subsidiary Share Security” means the pledge over the shares of the Turkish Subsidiary dated 14 March 2008 (as amended on or about the date of the Third Supplemental Agreement) and any other pledge over the shares of the Turkish Subsidiary entered into by Invitel Austria in favour of the Security Trustee.

“Twelve Month Consolidated Capital Expenditure” means the aggregate of the Consolidated Capital Expenditure in respect of the relevant Twelve Month Period for the HTCC Group.

“Twelve Month Consolidated EBITDA” means the aggregate of the Consolidated EBITDA in respect of the relevant Twelve Month Period for the HTCC Group but, in respect of all Quarterly Periods and Twelve Month Periods from the HTCC Completion Date and ending on or before 31 December 2009 to the extent the same would otherwise be deducted in calculating Consolidated EBITDA, and for the purposes of the financial covenants set out in clause 22 (Financial Covenants) only, adding back any restructuring expenses attributable to the HTCC Acquisition and the Invitel Austria Acquisition up to a maximum aggregate amount of Euro 10,000,000.

“Twelve Month Period” means each period of twelve months ending on the last day of a calendar month.

“Ultimate Parent” means Matel Holdings N.V. (formerly Telemark N.V.), a limited liability company incorporated under the laws of Netherlands Antilles (Registered number: 86225) with its registered address at Schottegatweg Oost 44, Willemstad Curaçao, Netherlands Antilles.

“Ultimate Parent Group” means the Ultimate Parent and its Subsidiaries from time to time.

“Ultimate Parent/Parent Loan Agreements” means any loan agreements between the Ultimate Parent as Lender and the Parent as Borrower.

“Universal Service Agreements” means the universal service agreements referred to at paragraph 2 of Schedule 9 (Principal Agreements) together with any agreements replacing the same (including, without limitation, the universal service agreement to take effect on 1 July 2004).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in part A of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, the “Security Trustee” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and in the case of the Security Trustee, any person for the time being appointed as Security Trustee in accordance with the Finance Documents;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g)	a” provision of law” is a reference to that provision as amended or re-enacted;

(h)	a “time of day” is, unless specified to the contrary, a reference to Central European time;

(i)	references to the “European interbank market” means the interbank market for euro operating in the Participating Member States;

(j)	reference to a document “in the agreed form” means in the form of a draft of such document initialled by way of identification by the Facility Agent and the Borrower;

(k)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

(l)	references to the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the European foreign exchange market (or in the case of any amount specified in Forints or where Forints are to be purchased) in the Budapest foreign exchange market, in each case at or about 11 a.m. on the day on which the calculation falls to be made for spot delivery as determined by the relevant Agent;

(m)	references to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended;

(n)	references to “shares” means shares, quotas or other membership interests in a person; and

(o)	“Calyon” shall mean Calyon Hungarian Branch Office.

1.2.2	Section, clause and schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Third Party Rights

1.3.1	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2 : THE FACILITIES

2	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement:

2.1.1	the Lenders make available to the Borrower:

(a)	a euro term loan facility in an aggregate amount equal to the Total Euro Term Facility A1 Commitments;

(b)	a euro liquidity line as converted to a euro term loan facility with effect from the Third Supplemental Effective Date in an aggregate amount equal to the Total Euro Term Facility A2 Commitments;

(c)	a euro term loan facility in an aggregate amount equal to the Total Euro Term Facility A3 Commitments;

(d)	a HUF term loan facility in an aggregate amount equal to the Total HUF Term Facility B1 Commitments;

(e)	a HUF term loan facility in an aggregate amount equal to the Total HUF Term Facility B2 Commitments;

(f)	a revolving loan facility in an aggregate amount equal to the Total Revolving Facility Commitments;

(g)	a term loan facility in an aggregate amount equal to the Total Capex Facility Commitments; and

2.1.2	provided it is made available pursuant to the terms of clause 2.2 (Accordion Facility), the Accordion Facility Lenders will make available a euro term facility in an aggregate amount equal to the Total Accordion Facility Commitments.

2.1.3	For the avoidance of doubt, from the Third Supplemental Effective Date no further Utilisations are permitted in relation to Euro Term Facility A1, Euro Term Facility A2 and HUF Term Facility B1.

2.1.4	The Facilities may be amended and/or restated from time to time with Parent approval. The nature of the Facilities and of this Agreement may change from time to time, even to the extent of becoming a new agreement fundamentally different from that which exists at the date of this Agreement and is evidenced by this document. Following any such amendment, it is intended that references to this Agreement shall be to this Agreement as so amended and/or restated. In particular, but without limitation:

(a)	the amount of the Facilities will be agreed between the Parties from time to time. At the Third Supplemental Effective Date it is the aggregate of the amounts set out in Schedule 1, Part B (The Original Lenders), but it may be increased by any amount, without limit;

(b)	the purpose of the Facilities will be agreed between the Parties from time to time. At the Third Supplemental Effective Date, the purposes are those stated in clause 3 (Purpose), but they may be changed in any way;

(c)	the term of the Facilities will be agreed between the Parties from time to time; and

(d)	subject to the other terms of this Agreement the identity of the Finance Parties may change, as may the identity of the Borrower and the Guarantors,

(in each case, provided the necessary consents and procedures specified in this Agreement are followed).

2.2	Accordion Facility

2.2.1	The Parent may at any time after the Third Supplemental Effective Date, and from time to time, request the Lenders and other banks and financial institutions (or trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) to provide commitments under the Accordion Facility (“Proposed Accordion Facility Commitments”).

2.2.2	The Parent shall consult with the Facility Agent and the Lenders with regards to the provision of the Proposed Accordion Facility Commitments and the pricing thereof. The Lenders shall have a right of first refusal to provide the Proposed Accordion Facility Commitments and shall have a right to match any pricing in relation to Proposed Accordion Facility Commitments which other banks and financial institutions (or trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) have agreed to provide.

2.2.3	To the extent that the Lenders oversubscribe for Proposed Accordion Facility Commitments requested by the Parent in accordance with clause 2.2.1, each Lender shall be allocated part of the Proposed Accordion Facility Commitments in proportion to its share of the aggregate Commitments of all Lenders subscribing for the Proposed Accordion Facility Commitments.

2.2.4	The Parent may at any time after the Third Supplemental Effective Date confirm that one or more Lenders or any other bank or financial institution (or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) (each a “Proposed Accordion Facility Lender”) has agreed to make available an Accordion Facility Commitment (or any part thereof) by delivering a duly completed Accordion Facility Commitment Notice for each Proposed Accordion Facility Lender to the Facility Agent. There are no restrictions on the number of Accordion Facility Commitment Notices that may be delivered by the Parent to the Facility Agent during the Availability Period for the Accordion Facility provided that the Accordion Facility Commitments are increased on any date on which commitments are provided by a minimum principal amount of €5,000,000.

2.2.5	Each Accordion Facility Commitment Notice is irrevocable and will not be regarded as having been duly completed unless it specifies:

(a)	the proposed Accordion Facility Lender Accession Date, being the date on which all or part of the Accordion Facility is to become committed;

(b)	the amount of the Accordion Facility Commitment allocated to the Proposed Accordion Facility Lender named in that Accordion Facility Commitment Notice;

(c)	the currency which must be the Base Currency;

(d)	in relation to the first Accordion Facility Commitment Notice only, the Margin payable in relation to each Accordion Facility Loan; and

(e)	that no Event of Default is continuing or would result from the requested Accordion Facility being made available on a committed basis.

2.2.6	No Accordion Facility Commitment Notice may be delivered less than ten Business Days prior to the date of any Utilisation of the Accordion Facility committed pursuant to that Accordion Facility Commitment Notice.

2.2.7	The first Accordion Facility Commitment Notice delivered pursuant to this Agreement must specify the Margin (the “Accordion Margin”) and the Accordion Margin must be at least 0.50 per cent. per annum more than the Margin for Euro Term Facility A1 but must be no more than 3.00 per cent. per annum more than the Margin for Euro Term Facility A1 and the Margin for each subsequent Accordion Facility Loan under, and in relation to, any Accordion Facility Commitment will be the Accordion Margin.

2.2.8	Each Accordion Facility Commitment Notice shall be duly countersigned by the relevant Proposed Accordion Facility Lender to which an Accordion Facility Commitment is allocated.

2.2.9	A Proposed Accordion Facility Lender may only assume an Accordion Facility Commitment with effect from the date the Facility Agent countersigns the Accordion Facility Commitment Notice.

2.2.10	The Facility Agent shall, subject to clauses 2.2.11 and 2.2.12 below, as soon as reasonably practicable after receipt by it of a duly completed Accordion Facility Commitment Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this clause 2.2, execute that Accordion Facility Commitment Notice and give notice in writing of the name of the Accordion Facility Lenders and the aggregate amount of such Accordion Facility Commitments to the Parent and the other Finance Parties.

2.2.11	The Facility Agent shall not be obliged to execute an Accordion Facility Commitment Notice delivered to it by the Parent until it is satisfied that the Proposed Accordion Facility Lender has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the accession of the Proposed Accordion Facility Lender.

2.2.12	On the Accordion Facility Lender Accession Date:

(a)	the Obligors, the Agents, the Security Trustee, the Proposed Accordion Facility Lender, the other Lenders and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves and in respect of the security under the Security Documents as they would have acquired and assumed had the acceding Proposed Accordion Facility Lender been an Original Lender; and

(b)	the Proposed Accordion Facility Lender shall become a party to the relevant Finance Documents as an Accordion Facility Lender and shall assume the Accordion Facility Commitment set out in the Accordion Facility Commitment Notice.

2.2.13	If any person is to become an Accordion Facility Lender pursuant to any transfer or assignment from an existing Accordion Lender, the provisions of clause 24 (Changes to the Lenders) shall apply.

2.2.14	No Finance Party shall be obliged to commit or underwrite any amounts in respect of the Accordion Facility and shall have no liability to the Parent or any other member of the Group or other person in respect thereof and any commitment or agreement to underwrite any part of the Accordion Facility by any Lender from time to time shall not oblige any other Lender to enter into any similar commitment or agreement hereunder.

2.3	Finance Parties’ rights and obligations

2.3.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.3.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

3.1.1	The Borrower was required to apply all amounts borrowed by it under each of Euro Term Facility A1 and HUF Term Facility B1 to refinance and repay the Existing Facilities.

3.1.2	The Borrower shall apply all amounts borrowed by it under each of Euro Term Facility A3 and HUF Term Facility B2 in accordance with the Refinancing Steps Memorandum.

3.1.3	The Borrower shall apply all amounts borrowed by it under the Revolving Facility to assist in financing the operating costs and working capital requirements in relation to the Telecoms Business (excluding the acquisition of companies or businesses).

3.1.4	The Borrower was required to apply all amounts borrowed by it under Euro Term Facility A2 either (a) to assist in financing of the operating costs, capital expenditure and working capital requirements in relation to the Telecoms Business or (b) in or towards financing acquisitions permitted pursuant to paragraph (h) of the definition of Permitted Investments.

3.1.5	The Borrower shall apply all amounts borrowed by it under the Capex Facility to assist in financing capital expenditure.

3.1.6	The Borrower shall apply all amounts borrowed by it under the Accordion Facility to finance Accordion Facility Funding Loans for the sole purpose of enabling the Parent to make repayments and prepayments under the Subordinated Loan Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

[NOT RESTATED]

4.2	Further conditions precedent

4.2.1	The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.2.2	The Lenders will only be obliged to comply with clause 29.9 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Further conditions precedent - Accordion Facility

Subject to clause 4.2 (Further conditions precedent), the Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to a Utilisation under the Accordion Facility if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	the Facility Agent has received evidence (in form and substance satisfactory to it) that the Accordion Facility Loans to be drawndown under the Accordion Facility will be used for the purposes set out in clause 3.1 (Purpose) above;

(b)	the aggregate principal amount of Loans outstanding does not exceed, and would not exceed following the proposed Utilisation, EUR 165,000,000, the aggregate Total Commitments (including the committed element of the Accordion Facility) do not exceed EUR 165,000,000 and the aggregate Total Accordion Facility Commitments do not exceed EUR 32,000,000;

(c)	if such Utilisation is prior to the 31 December 2009, the aggregate principal amount of the Loans under the Accordion Facility outstanding following the proposed Utilisation would not exceed Eur 10,000,000;

(d)	the Quarterly Management Accounts for the Quarterly Period ending 30 September 2009 have been delivered in accordance with clause 20.1.6 (Quarterly Management Accounts);

(e)	the ratio of Senior Debt to Twelve Month Consolidated EBITDA (based on the financial statements or Quarterly Management Accounts most recently delivered to the Facility Agent in accordance with this Agreement) is not, and will not be following the proposed Utilisation, greater than 1.00:1;

(f)	the ratio of Senior Debt to Twelve Month Consolidated EBITDA (based on the financial statements or Quarterly Management Accounts most recently delivered to the Facility Agent in accordance with this Agreement and with all amounts in Forints converted to Euro using the Pro-Forma Exchange Rate) is not, and will not be following the proposed Utilisation, greater than 1.00:1; and

(g)	the ratio of Next Quarter Senior Debt to Twelve Months EBITDA (based on the financial statements or Quarterly Management Accounts most recently delivered to the Facility Agent in accordance with this Agreement) is not greater than the Modified Senior Debt Covenant.

For the purposes of this clause 4.3:

“12 Month Forward Rate” means the average 12 month forward HUF:EUR rate of exchange for Forints into Euro as displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Modified Senior Debt Covenant” means the ratio of Senior Debt to Twelve Month Consolidated EBITDA referred to in column (2) of clause 22.1.2 (Senior Debt/Twelve Month Consolidated EBITDA) by reference to the Quarter Day following the Quarter Day to which the relevant financial statements or Quarterly Management Accounts refer with any pro-forma increase in accordance with such clause and then decreased by 5%.

“Next Quarter Senior Debt” means Senior Debt (based on the financial statements or Quarterly Management Accounts most recently delivered to the Facility Agent in accordance with this Agreement) immediately prior to the proposed Utilisation under the Accordion Facility, plus the proposed Utilisation under the Accordion Facility, minus any scheduled repayment (pursuant to clause 6.1 (Repayment of Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility

B1 Loans and HUF Term Facility B2 Loans) and any other prepayment for which an irrevocable prepayment notice has been received) falling due during the Quarterly Period immediately following the Quarterly Period to which the financial statements or Quarterly Management Accounts most recently delivered to the Facility Agent relate.

“Pro-Forma Exchange Rate” means an assumed rate of exchange for Forints into Euro calculated at or about 11 a.m. on any particular day by dividing the sum of the Facility Agent’s Spot Rate of Exchange (for Forints into Euro) and the 12 Month Forward Rate by 2.

4.4	Waiver of conditions precedent

The conditions specified in this clause 4 are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instructions of all the Lenders in relation to the first Utilisation under any Facility and on the instructions of the Majority Lenders in respect of subsequent Utilisations without prejudicing the right of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Utilisation.

4.5	Conditions subsequent

[NOT RESTATED]

4.6	Maximum number of Loans

4.6.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	2 or more Euro Term Facility A1 Loans;

(b)	2 or more Euro Term Facility A2 Loans;

(c)	3 or more Euro Term Facility A3 Loans;

(d)	2 or more HUF Term Facility B1 Loans;

(e)	3 or more HUF Term Facility B2 Loans;

(f)	7 or more Accordion Facility Loans,

would be outstanding.

4.6.2	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 6 or more Revolving Facility Loans would be outstanding.

4.6.3	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, 6 or more Capex Facility Loans would be outstanding.

4.6.4	The Borrower may not request that a Euro Term Facility A1 Loan, a Euro Term Facility A2 Loan or a HUF Term Facility B1 Loan be divided if, as a result of the proposed division, 3 or more Euro Term Facility A1 Loans, 3 or more Euro Term Facility A2 Loans or (as the case may be) 3 or more HUF Term Facility B1 Loans would be outstanding.

4.6.5	The Borrower may not request that a Euro Term Facility A3 Loan or a HUF Term Facility B2 Loan be divided if, as a result of the proposed division, 4 or more Euro Term Facility A3 Loans or (as the case may be) 4 or more HUF Term Facility B2 Loans would be outstanding.

4.6.6	The Borrower may not request that an Accordion Facility Loan be divided if, as a result of the proposed division, 8 or more Accordion Facility Loans would be outstanding.

4.7	Further Conditions to Utilisation

4.7.1	[NOT RESTATED]

4.7.2	The Borrower may not deliver a Utilisation Request in relation to HUF Revolving Facility or Euro Revolving Facility unless such Utilisation Requests result in the HUF Revolving Facility Loans and the Euro Revolving Facility Loans being made on a pro rata basis only, so that on each Utilisation Date in respect of HUF Revolving Facility Loans, Euro Revolving Facility Loans are made in an amount which is the same proportion of the undrawn Commitment under the Euro Revolving Facility which the amount of the HUF Revolving Facility Loan bears to the total undrawn Commitment under the HUF Revolving Facility.

4.7.3	The Borrower may not deliver a Utilisation Request in relation to HUF Capex Facility or Euro Capex Facility unless such Utilisation Requests result in the HUF Capex Facility Loans and the Euro Revolving Facility Loans being made on a pro rata basis only, so that on each Utilisation Date in respect of HUF Capex Facility Loans, Euro Capex Facility Loans are made in an amount which is the same proportion of the undrawn Commitment under the Euro Capex Facility which the amount of the HUF Capex Facility Loan bears to the total undrawn Commitment under the HUF Capex Facility.

SECTION 3 : UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (with a copy to the HUF Agent in the case of a Utilisation of any Facility denominated in HUF) other than in connection with the first Utilisation Request which shall be delivered 1 Business Day prior to the first Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(c)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(d)	the proposed Interest Period complies with clause 9 (Interest Periods);

(e)	in the case of the first Utilisation Request submitted in relation to Euro Term Facility A3 and HUF Term Facility B2, each Utilisation Date is an identical date;

(f)	in the case of the first Utilisation Request submitted in relation to the Revolving Facility or the Capex Facility, the amounts set out in clause 5.3.2 in relation to Euro Term Facility A3 and HUF Term Facility B2 have been drawndown; and

(g)	the Utilisation Requests comply with clause 4.7 (Further Conditions to Utilisation).

5.2.2	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be (i) the Base Currency in relation to a Utilisation under Euro Term Facility A3, the Euro Revolving Facility or the Euro Capex Facility and (ii) Forints in relation to a Utilisation under HUF Term Facility B2 or HUF Revolving Facility or the HUF Capex Facility.

5.3.2	On or after the Third Supplemental Effective Date, the amount of the proposed Loan must be:

(a)	a minimum of €31,236,902.75 for Euro Term Facility A3; or

(b)	a minimum of HUF11,139,135,357 for HUF Term Facility B2; or

(c)	a minimum Base Currency Amount of €500,000 for the aggregate of the Euro Revolving Facility Loan and the HUF Revolving Facility Loan proposed to be drawn on the same Utilisation Date in accordance with clause 4.7.2 (Further Conditions to Utilisations);

(d)	a minimum of €2,000,000 for the Capex Facility;

(e)	a minimum of €5,000,000 for the Accordion Facility; and

(f)	in any event such that its Base Currency Amount is less than or equal to the Available Facility in relation to the relevant Facility.

5.3.3	The aggregate Base Currency Amount of all Loans shall not exceed the aggregate of the Total Commitments in respect of the Facilities.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Notification to the Lenders

Other than in respect of the first Utilisation on or after the Third Supplemental Effective Date, on the date falling 3 Business Days prior to a Utilisation Date, the relevant Agent shall notify each relevant Lender of the delivery of a Utilisation Request under clause 5.1 (Delivery of a Utilisation Request) and of the date on which such Utilisation is to be made, the initial Interest Period for such Utilisation and the amount of such Lender’s participation in such Utilisation.

5.6	Clean down

The Parent shall ensure that the aggregate of the Base Currency Amounts of all Revolving Facility Loans shall be reduced to zero for one period of not less than 5 successive Business Days in each of its financial years. Not less than 3 months shall elapse between two such periods.

SECTION 4 : REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

6.1	Repayment of Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans and HUF Term Facility B2 Loans

The Borrower shall repay to the Facility Agent or (in relation to the HUF Term Facility B1 Loans and HUF Term Facility B2 Loans) the HUF Agent, the Euro Term Facility A1 Loans, the Euro Term Facility A2 Loans, the Euro Term Facility A3 Loans, the HUF Term Facility B1 Loans and the HUF Term Facility B2 Loans so that on each date specified in column (1) below, the aggregate Euro Term Facility A1 Loans, the Euro Term Facility A2 Loans, the Euro Term Facility A3 Loans, the HUF Term Facility B1 Loans and the HUF Term Facility B2 Loans outstanding at the end of the Availability Period shall have been repaid in the percentage thereof specified opposite the relevant date in column (2) below.

(1)	(2)
Date	Percentage
30 June 2009	5%
30 September 2009	5%
31 December 2009	8.50%
31 March 2010	8.50%
30 June 2010	9.50%
30 September 2010	10.00%
31 December 2010	10.00%
31 March 2011	10.50%
30 June 2011	10.50%
30 September 2011	11.00%
31 December 2011	11.50%

The Borrower may not reborrow any part of Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term Facility B1 or HUF Term Facility B2 which is repaid.

6.2	Repayment of Revolving Facility Loans

6.2.1	Subject to clause 6.2.3, the Borrower shall repay to the Facility Agent or (in relation to the HUF Revolving Facility Loans) the HUF Agent, each Revolving Facility Loan on the last day of its Interest Period in the currency in which it is denominated.

6.2.2	The Borrower shall in any event repay to the Facility Agent each Revolving Facility Loan on or by the Termination Date in relation to the Revolving Facility.

6.2.3	At any time a Lender becomes a Non-Funding Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the last day of the Availability Period in relation to the Revolving Facility and will be treated as separate loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

6.2.4	The Borrower may prepay a Separate Loan (in whole or in part) by giving 10 Business Days’ notice to the Facility Agent or, in relation to a Separate Loan denominated in HUF, the HUF Agent. The relevant Agent will forward a copy of the prepayment notice received in accordance with this clause 6.2.4 to the Non-Funding Lender concerned as soon as practicable after receipt.

6.2.5	Interest in respect of a Separate Loan will accrue for successive Interest Periods equal to the initial Interest Period selected by the Borrower for that Separate Loan and will be payable by the Borrower to the Non-Funding Lender on the last day of each Interest Period of that Loan.

6.3	Repayment of Capex Facility Loans

The Borrower shall repay to the Facility Agent, each Capex Facility Loan in full on the Termination Date in relation to the Capex Facility.

6.4	Repayment of Accordion Facility Loans

The Borrower shall repay to the Facility Agent each Accordion Facility Loan in full on the Termination Date in relation to the Accordion Facility.

7	Prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

7.1.1	that Lender shall promptly notify the Facility Agent (copied to the HUF Agent, if such Lender is a Lender under HUF Term Facility B1, HUF Term Facility B2, the HUF Revolving Facility or the HUF Capex Facility) upon becoming aware of that event;

7.1.2	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment - Excess Cashflow

7.2.1	Subject to clause 7.2.2, the Borrower shall prepay, or procure the prepayment of, an amount of Excess Cash Flow equal to the percentage of the Excess Cashflow for the relevant financial year set out in column (1) of the following table determined by reference to the ratio of Total Debt to Twelve Month Consolidated EBITDA (calculated by reference to the Twelve Month Period ending on the Quarter Day which is the last day of that financial year) set out in column (2) in accordance with clause 7.12 (Order of Application):

Percentage	Ratio of Total Debt to Twelve Month Consolidated EBITDA
Column (1)	Column (2)
75%	Greater than 2.75:1

50%	Less than 2.75:1 but greater than or equal to 2.50:1
25%	Less than 2.50:1 but greater than or equal to 2.25:1
0%	Less than 2.25:1

7.2.2	A prepayment of Excess Cashflow will not be required under clause 7.2.1 if the prepayment that would otherwise have been required is less than EUR 1,000,000 and, when aggregated with other prepayments that would otherwise have been required under clause 7.2.1, is less than EUR 1,000,000 over the life of the Facilities.

7.3	Mandatory Prepayment - Acquisition Proceeds, Disposals, Insurance and Option Proceeds

7.3.1	The Borrower shall prepay Loans in the amount of Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds and Option Proceeds.

7.3.2	For the purposes of this clause 7.3:

“Acquisition Proceeds” means the proceeds of a claim, recovery or refund (a “Recovery Claim”) arising (i) under the Invitel Austria Acquisition Agreement or (ii) against the provider of (A) any Due Diligence Report (in its capacity as a provider of that Due Diligence Report) or (B) any Invitel Austria Due Diligence Report except for Excluded Acquisition Proceeds paid after the date of the Third Supplemental Agreement, and after deducting:

(a)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(b)	any tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the Net Proceeds received by any member of the Group (including any amount received in repayment of intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim:

(a)	which are applied in an aggregate amount not exceeding EUR 11,250,000 from amounts recovered from the escrow arrangements entered into in relation to the Invitel Austria Acquisition pursuant to the Invitel Austria Acquisition Agreement; or

(b)	which are applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(ii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed, damaged or impaired,

in each case as a result of the events of circumstances giving rise to that Recovery Claim, if those proceeds are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied, within 180 days of receipt of such proceeds.

“Excluded Disposal Proceeds” means the Net Proceeds received by any member of the Group (including any amount received in repayment of Intercompany debt) for any Disposal made by any member of the Group in connection with:

(a)	any disposals approved by the Facility Agent (acting on the instructions of the Majority Lenders) as being disposals where the Net Proceeds constitute Excluded Disposal Proceeds;

(b)	any disposals included within Permitted Intra-Group Transactions;

(c)	a disposal of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(d)	a disposal of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate value of all assets so transferred (net of the value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed Euro 1,000,000 (or its equivalent) in any financial year of the Borrower;

(e)	a disposal constituted by a licence of Intellectual Property unless to the extent the Net Proceeds are received by way of capital sum rather than periodic payment;

(f)	a disposal which is a lease or licence of real property in the ordinary course of business;

(g)	the disposal of any shares in Euroweb Romania where the proceeds of disposal are applied within 12 months of that disposal to fund any capital expenditure associated with any roll-out requirements in relation to a mobile licence, provided that they are Permitted Investments;

(h)	a disposal arising as a result of any Permitted Encumbrance;

(i)	a disposal of receivables on a non-recourse basis where the net consideration receivable (when aggregated with the net consideration receivable for any other such disposal in the same financial year of the Group) does not exceed €3,000,000 (or its equivalent) in any financial year of the Group;

(j)	the sale or other disposal of defaulted accounts receivables in the ordinary course of business where such sale or disposal is not as part of an accounts receivables financing transaction and where such sale or disposal is on non-recourse terms to the Group;

(k)	a disposal of fixed assets (other than real property) where the proceeds of disposal are applied, committed to be so applied or designated by the Board of Directors of the Borrower to be so applied within 12 months of that disposal or committed to be used within 12 months of receipt to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(l)	a disposal of assets (other than shares or businesses), in exchange for other assets reasonably comparable or superior as to type, value or quality;

(m)	a disposal of cash or Cash Equivalent Investments not otherwise restricted by the Finance Documents;

(n)	disposals undertaken as part of any restructuring programme in the period up to 4 years after the HTCC Completion Date subject to an aggregate limit in such period of Euro 5,000,000 (or its equivalent);

(o)	a disposal of real property (including that real property identified in Schedule 15 (Hungarian Real Property)) where the proceeds of disposal are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied within 6 months of that disposal to (i) purchase replacement fixed assets used or useful in the business of the Group or (ii) make a Permitted Investment (provided that, in the case of a commitment or designation, they are then so applied within 12 months of receipt of such proceeds) provided that the aggregate value of all real estate so disposed does not exceed EUR8,000,000; or

(p)	(i) granting a third party the right to use spare capacity or (ii) selling spare capacity on fibre optics assets owned by any member of the Group provided that the granting of such right or sale of such spare capacity is in the ordinary course of trading of its wholesale internet and data business and provided further than the proceeds in relation to an individual transaction (or series of related transactions) do not exceed EUR2,000,000. For the avoidance of doubt, where proceeds of such a transaction (or series of related transactions) are equal to or exceed EUR 2,000,000 such proceeds will not be Excluded Disposal Proceeds and must be applied in mandatory prepayment of the Loans in accordance with this Agreement.

“Excluded Insurance Proceeds” means any Net Proceeds of insurance claims:

(a)	which are third party liability, business interruption or similar claims;

(b)	which within 12 months (or such longer period as the Majority Lenders may agree) after receipt are applied, committed to be so applied or designated by the board of directors of the Borrower to be so applied to meet a third party claim or towards the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made (provided that, in the case of a commitment or designation, they are then so applied within 18 months of receipt of such proceeds);

(c)	not falling under the preceding paragraphs where the Net Proceeds from an individual insurance claim are an amount less than EUR 1,000,000 (or its equivalent); or

(d)	not falling under the preceding paragraphs that do not exceed, when aggregated with all other such Net Proceeds not falling under the preceding paragraphs, an amount of EUR 3,000,000 (or its equivalent) in any financial year of the Parent.

“Insurance Proceeds” means the Net Proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds.

“Net Proceeds” means the cash proceeds (and if the recipient is not a wholly owned subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) of any disposal or insurance claim after deducting:

(a)	fees costs and expenses incurred by any member of the Group with respect to that disposal or claim to persons who are not members of the Group (including without limitation bonus payments to management of the disposed business);

(b)	any Tax incurred and required to be paid by, and any Tax which is or reserved for by, the seller or claimant in connection with that disposal or claim (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-Group;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the disposal; and

(d)	costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing the asset for disposal.

“Option Proceeds” means the cash proceeds received by any member of the Group following the exercise of any of the options referred to in paragraph (e) of the definition of Permitted Financial Investments.

7.4	Mandatory Prepayment - Change of Control

7.4.1	Upon a Change of Control (as defined below) or the sale of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions), a Lender may cancel its Commitment and/or require prepayment of its share of the Loans.

7.4.2	For the purposes of this clause 7.4:

“Change of Control” means:

(a)	TDC ceases to own (directly or indirectly) more than 50 per cent. of the voting shares of HTCC;

(b)	HTCC ceases to own (directly or indirectly) 100 per cent. of the issued share capital of the Parent;

(c)	the Parent ceases to own (directly or indirectly) at least 99.983 per cent. of the issued share capital of the Borrower; or

(d)	the occurrence of a change of control event under any high yield bond offering issued by the Parent, HTCC or any intermediate Holding Company then outstanding.

7.4.3	The Parent and the Borrower must promptly notify the Facility Agent if it becomes aware of the occurrence of any Change of Control and the Facility Agent will promptly upon receipt of such notice notify the Lenders of the same.

7.5	Mandatory Prepayment - Flotation Proceeds

7.5.1	Upon the occurrence of any Flotation not resulting in a Change of Control, an amount equal to the percentage of the Flotation Proceeds set out in column (1) below determined by reference to the ratio of Total Debt to Twelve Month Consolidated EBITDA (calculated by reference to the Twelve Month Period ending on the immediately preceding Quarter Day) set out in column (2) of the below must be applied in prepayment of the Facilities in accordance with clause 7.12 (Order of Application):

Percentage	Ratio of Total Debt to Twelve Month Consolidated EBITDA
Column (1)	Column (2)
75%	Greater than 2.50:1
50%	Less than 2.50:1 but greater than or equal to 2.25:1
0%	Less than 2.25:1

7.5.2	For the purposes of this clause 7.5:

“Flotation” means a listing of all or any part of the share capital of the Parent or any Holding Company of the Parent or any IPO Subsidiary on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any jurisdiction or country but shall not include any issue of shares, securities convertible into shares or other equity instruments by HTCC to the extent that any relevant Flotation Proceeds are (a) downstreamed to the Borrower Group or (b) used to purchase, repay, redeem or otherwise discharge PIK Notes and/or fund any related fees, costs and expenses or (c) used by HTCC or any Holding Company of the Parent to satisfy any of its own payment obligations up to an aggregate amount not exceeding EUR 4,000,000 in any financial year.

“Flotation Proceeds” means the cash proceeds received in connection with the Flotation after deducting reasonable fees, costs and expenses of persons who are not members of the HTCC Group and any Tax incurred and required to be paid by or in connection with the Flotation.

7.5.3	The Parent and the Borrower must promptly notify the Facility Agent if it becomes aware of any steps being taken in relation to a Flotation and the Facility Agent will promptly upon receipt of such notice notify the Lenders of the same.

7.6	Timing of prepayments

Each prepayment to be made under clauses 7.2 (Mandatory Prepayment - Excess Cashflow), 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposals, Insurance and Option Proceeds) and 7.5 (Mandatory Prepayment - Flotation Proceeds) above shall:

7.6.1	be made on the earlier of (a) the last day of an Interest Period falling after the date on which the relevant prepayment is to fall or (b) 10 Business Days after the date on which the relevant prepayment is to fall, beginning with the first such date and continuing until the prepayment obligation under clauses 7.2 (Mandatory Prepayment - Excess Cashflow), 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposals, Insurance and Option Proceeds) or 7.5 (Mandatory Prepayment - Flotation Proceeds) has been satisfied;

7.6.2	if on the date upon which an amount is to be applied in prepayment pursuant to clauses 7.2 (Mandatory Prepayment - Excess Cashflow), 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposals, Insurance and Option Proceeds) or 7.5 (Mandatory Prepayment - Flotation Proceeds) of a Loan:

(a)	such amount is less than the amount of the Loans under the relevant Facility whose Interest Period ends on such date, the Parent may select against which Loan or Loans under such Facility the prepayment is to be made and the proportion of the relevant amount to be prepaid on each such Loan but shall ensure that the full amount required to be applied is so applied in prepayment;

(b)	such amount is equal to or greater than the amount of the Loans under the relevant Facility whose Interest Periods end on such date, the Parent and/or the Borrower shall prepay, or procure the prepayment of, each such Loan on such date.

For the avoidance of doubt, but subject to the other provisions in this clause 7.6, the obligation to make the prepayments referred to:

(i)	in clause 7.2 (Mandatory Prepayment - Excess Cashflow), shall arise on the earlier of (A) the last day of the Interest Period in which the financial statements of the HTCC Group are delivered to the Facility Agent in accordance with the provisions of clause 20.1.5(a) for the relevant financial year or (B) 10 Business Days after the financial statements of the HTCC Group are delivered to the Facility Agent in accordance with the provisions of clause 20.1.5(a) for the relevant financial year; and

(ii)	in clause 7.3 (Mandatory Prepayment - Acquisition Proceeds, Disposals, Insurance and Option Proceeds) and 7.5 (Mandatory Prepayment - Flotation Proceeds) shall arise on the earlier of (A) the last day of the Interest Period in which the relevant proceeds are received or (B) 10 Business Days after the relevant proceeds are received.

7.7	Voluntary cancellation

The Borrower may, if it gives each Agent (effective only on actual receipt) not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum Base Currency Amount of €1,000,000) of the Revolving Facilities or the Capex Facilities provided that (a) in the case of the Revolving Facilities, the Euro Revolving Facility and the HUF Revolving Facility are reduced by an equal proportion and (b) in the case of the Capex Facilities, the Euro Capex Facility and the HUF Capex Facility are reduced by an equal proportion. Any cancellation under this clause 7.7 shall reduce the Commitments of the Lenders rateably. The Borrower may not cancel the Accordion Facility whilst any amount is outstanding under the Subordinated Loan Facility.

7.8	Voluntary prepayment of Term Loans

7.8.1	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of the by a minimum amount of €2,000,000).

7.8.2	A Term Loan may only be prepaid after the last day of the relevant Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.8.3	The Borrower may only make the prepayments referred to in this clause 7.8 if at the time it makes any prepayment in connection with a Term Loan it shall prepay, or procure the payment of, a Term Loan or Term Loans (as the case may be) in whole or in part under Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term Facility B1 and HUF Term Facility B2 so as to ensure that the Loan outstanding under each Term Loan is reduced by an equal proportion (after the payment in full of all amounts required to be paid in connection with such prepayments).

7.8.4	Any prepayment under this clause shall satisfy the obligations under clause 6.1 (Repayment) on a pro rata basis.

7.9	Voluntary Prepayment of Revolving Facility Loans

7.9.1	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Euro Revolving Facility Loan and a HUF Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Euro Revolving Facility Loan and HUF Revolving Facility Loan (taken together) by a minimum amount of €1,000,000).

7.9.2	The Borrower may only make the prepayments referred to in clause 7.9.1 if at the time it makes the prepayment in connection with either Euro Revolving Facility or HUF Revolving Facility it shall prepay, or procure the payment of, a Loan or Loans (as the case may be) in whole or in part under the other Revolving Facility so as to ensure that the Loan outstanding under each of Euro Revolving Facility and HUF Revolving Facility is reduced by an equal proportion (after the payment in full of all amounts required to be paid in connection with such prepayments).

7.10	Voluntary Prepayment of Capex Facility Loans

7.10.1	The Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Euro Capex Facility Loan and a HUF Capex Facility Loan (but if in part, being an amount that reduces the amount of the Euro Capex Facility Loan and HUF Capex Facility Loan by a minimum amount of €1,000,000).

7.10.2	The Borrower may only make the prepayments referred to in clause 7.10.1 if at the time it makes the prepayment in connection with either Euro Capex Facility or HUF Capex Facility it shall prepay, or procure the payment of, a Loan or Loans (as the case may be) in whole or in part under the other Capex Facility so as to ensure that the Loan outstanding under each of Euro Capex Facility and HUF Capex Facility is reduced by an equal proportion (after the payment in full of all amounts required to be paid in connection with such prepayments).

7.11	Voluntary Prepayment of Accordion Facility Loans

At any time after the Term Loans, the Euro Capex Facility Loans, the HUF Capex Facility Loans, the Euro Revolving Facility Loans and the HUF Revolving Facility Loans have been repaid in full and any Available Commitments in relation to those Facilities have been cancelled in full, the Borrower may, if it gives each Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of an Accordion Facility Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of €2,000,000).

7.12	Order of Application

Any amounts prepaid pursuant to 7.2 (Mandatory Prepayment—Excess Cashflow), 7.3 (Mandatory Prepayment—Acquisition Proceeds, Disposals, Insurance and Option Proceeds) and clause 7.5 (Mandatory Prepayment—Flotation Proceeds) shall be applied:

7.12.1	first, in prepayment of the Term Loans, the Euro Capex Facility Loans, the HUF Capex Facility Loans and the Accordion Facility Loans pro rata (in such amounts to ensure that the Loans outstanding under each relevant Facility are reduced in equal proportions) and in reducing the Repayment Instalments calculated pursuant to clause 6.1 (Repayment) in inverse chronological order as to 50 per cent. of the amount so prepaid and on a pro rata basis as to the remaining 50 per cent. so prepaid;

7.12.2	second, in cancellation of any Available Commitment under the Capex Facility; and

7.12.3	third, in prepayment of the Euro Revolving Facility Loans and the HUF Revolving Facility Loans pro rata (in such amounts to ensure that the Loans outstanding under each Facility are reduced by equal proportions) and cancellation of any Available Commitments under the Euro Revolving Facility and the HUF Revolving Facility (in such amounts to ensure that the Available Commitments under each Facility are reduced by equal proportions).

7.13	Right of repayment and cancellation in relation to a single Lender

7.13.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2.3; or

(b)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.13.2	On receipt of a notice referred to in clause 7.13.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.13.3	On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.13.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.14	Restrictions

7.14.1	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.14.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.14.3	The Borrower may not reborrow any part of a Term Loan, a Capex Facility Loan or an Accordion Facility Loan which is prepaid.

7.14.4	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.14.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.14.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.14.7	If either Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5:- COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest

8.1.1	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	subject to clause 8.1.2, in relation to any Loan in the Base Currency, EURIBOR or, in the case of any Loan in Forints, BUBOR; and

(c)	Mandatory Cost, if any.

8.1.2	The Borrower shall pay interest on each Loan to the relevant Agent.

8.2	Margin

8.2.1	From the Third Supplemental Effective Date, the Margin in relation to any Loan including any Loan outstanding prior to the Third Supplemental Effective Date (other than an Accordion Facility Loan) shall be 3.50 per cent. per annum but if:

(a)	no Event of Default has occurred;

(b)	a period of at least twelve months has expired since the Third Supplemental Effective Date;

(c)	the ratio of Total Debt to Twelve Month Consolidated EBITDA as shown in the most recently delivered Quarterly Management Accounts of the Group delivered to the Facility Agent under this Agreement prior to the first day of the relevant Interest Period is less than 2.25:1, then the Margin for each Loan (other than an Accordion Facility Loan) will be 3.00 per cent. per annum.

8.2.2	The Margin payable in relation to the Accordion Facility shall be that specified in the initial Accordion Facility Commitment Notice in accordance with clause 2.2.7.

8.2.3	However:

(a)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is the first day of the next Interest Period for that Loan following receipt by the Facility Agent of the Compliance Certificate for that relevant period pursuant to clause 20.1.8(b);

(b)	if, following receipt by the Facility Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the Margin shall be 3.50 per cent. per annum and the Borrower shall promptly pay to the Facility Agent an amount necessary to put the Agents and the Lenders in the position they would have been in had the appropriate rate applied during such period; and

(c)	while an Event of Default is continuing, the Margin for each Loan (other than an Accordion Facility Loan) shall be 3.50 per cent. per annum.

8.3	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.4	Default interest

8.4.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4.2 below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Obligor on demand by the Facility Agent.

8.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent or (as the case may be) the HUF Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods

9.1.1	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.1.2	Each Selection Notice for a Euro Term Facility A1 Loan, a Euro Term Facility A2 Loan, a Euro Term Facility A3 Loan, a Euro Revolving Facility Loan, a Euro Capex Facility Loan and an Accordion Facility Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

9.1.3	Each Selection Notice for a HUF Term Facility B1 Loan, a HUF Term Facility B2 Loan and a HUF Capex Facility Loan is irrevocable and must be delivered to the HUF Agent by the Borrower not later than the Specified Time.

9.1.4	If the Borrower fails to deliver a Selection Notice to the HUF Agent or (as the case may be) the Facility Agent in accordance with clauses 9.1.2 and 9.1.3 above, the relevant Interest Period will, subject to clause 9.2 (Changes to Interest Periods), be three Months.

9.1.5

Subject to this clause 9, the Borrower may select an Interest Period of one, three or six Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders). In addition the Borrower may select an Interest Period of (in relation to Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, HUF Term

Facility B1 and HUF Term Facility B2) a period of less than one Month, if necessary to ensure that there are sufficient Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans or (as the case may be) HUF Term Facility B2 Loans which have an Interest Period ending on a relevant Repayment Date for the Borrower to make the Repayment Instalment due on that date.

9.1.6	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

9.1.7	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.1.8	Each Revolving Facility Loan has one Interest Period only.

9.1.9	The Interest Period for the initial Euro Term Facility A3 Loan and the initial HUF B2 Loan shall end on 31 March 2009.

9.2	Changes to Interest Periods

9.2.1	Prior to determining the interest rate for a Term Loan, the Facility Agent may shorten an Interest Period for any Euro Term Facility A1 Loan, Euro Term Facility A2 Loan and Euro Term Facility A3 Loan and the HUF Agent may shorten an Interest Period for any HUF Term Facility B1 Loan or HUF Term Facility B2 Loan, in each case, to ensure there are sufficient Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans or (as the case may be) HUF Term Facility B2 Loans which have an Interest Period ending on a relevant Repayment Date for the Borrower to make the Repayment Instalment due on that date.

9.2.2	If the Facility Agent or (as the case may be) the HUF Agent makes any of the changes to an Interest Period referred to in this clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans, HUF Term Facility B2 Loans and Accordion Facility Loans

9.4.1	Subject to clause 9.4.2 below, if two or more Interest Periods:

(a)	relate to Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans, HUF Term Facility B2 Loans or (as the case may be) Accordion Facility Loans; and

(b)	end on the same date,

those Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans, HUF Term Facility B2 Loans or (as the case may be) Accordion Facility Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Euro Term Facility A1 Loans, Euro Term Facility A2 Loans, Euro Term Facility A3 Loans, HUF Term Facility B1 Loans, HUF Term Facility B2 Loans or (as the case may be) Accordion Facility Loans on the last day of the Interest Period.

9.4.2

Subject to clause 4.6 (Maximum number of Loans) and clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Euro Term Facility A1 Loan be divided into two or more Euro Term Facility A1 Loans, a Euro Term Facility A2 Loan be divided into two or more

Euro Term Facility A2 Loans, a Euro Term Facility A3 Loan be divided into two or more Euro Term Facility A3 Loans, a HUF Term Facility B1 Loan be divided into two or more HUF Term Facility B1 Loans, a HUF Term Facility B2 Loan be divided into two or more HUF Term Facility B2 Loans or (as the case may be) an Accordion Facility Loan be divided into two or more Accordion Facility Loans that Euro Term Facility A1 Loan, Euro Term Facility A2 Loan, Euro Term Facility A3 Loan, HUF Term Facility B1 Loan, HUF Term Facility B2 Loan or (as the case may be) Accordion Facility Loan will, on the last day of its Interest Period, be so divided.

10	Changes to the calculation of interest

10.1	Absence of quotations

Subject to clause 10.2 (Market disruption), if EURIBOR or BUBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable BUBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the Facility Agent or the HUF Agent as applicable shall promptly notify the Borrower and the Lenders of such event and the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin;

(b)	the rate notified to the Facility Agent or, in the case of HUF Term Facility B1 Loans, HUF Term Facility B2 Loans, HUF Revolving Facility Loans and HUF Capex Facility Loans, the HUF Agent, by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that affected Lender of funding its participation in that Loan from whatever source it may reasonably select, such notification to be copied by the Facility Agent or HUF Agent as applicable to the Borrower as soon as practicable after receipt of such notification by the Facility Agent or the HUF Agent as applicable for the relevant Lender; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

10.2.2	In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent or, in the case of HUF Term Facility B1 Loans, HUF Term Facility B2 Loans, HUF Revolving Facility Loans and HUF Capex Facility Loans, the HUF Agent to determine EURIBOR or BUBOR for the relevant currency and Interest Period; or

(b)	before close of business in Paris on the Quotation Day for the relevant Interest Period, in the case of a Euro Term Facility A1 Loan, a Euro Term Facility A2 Loan, a Euro Term Facility A3 Loan, a Euro Revolving Facility Loan, a Euro Capex Facility Loan or an Accordion Facility Loan, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Euro Term Facility A1 Loan, Euro Term Facility A2 Loan, Euro Term Facility A3 Loan, Euro Revolving Facility Loan, Euro Capex Facility Loan or an Accordion Facility Loan exceed one third of that Loan) and, in the case of a HUF Term Facility B1 Loan, a HUF Term Facility B2 Loan, a HUF Revolving Facility Loan or a HUF Capex Facility Loan, the HUF Agent receives notifications from a Lender or Lenders (whose participations in a HUF Term Facility B1 Loan, HUF Term Facility B2 Loan, a HUF Revolving Facility Loan or a HUF Capex Facility Loan exceed one third of that Loan), in each case, that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or, if applicable, BUBOR.

10.3	Alternative basis of interest or funding

10.3.1	If a Market Disruption Event occurs and the Facility Agent or, in the case of HUF Term Facility B1 Loans, HUF Term Facility B2 Loans, HUF Revolving Facility Loans and HUF Capex Facility Loans, the HUF Agent, or, in any case, the Borrower so requires, the Facility Agent or (as the case may be) the HUF Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2	Any alternative basis agreed pursuant to clause 10.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

10.4.1	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

10.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment fee

11.1.1	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(a)	0.75 per cent. per annum on that Lender’s Available Commitment under Euro Term Facility A1 for the Availability Period applicable to the Euro Term Facility A1;

(b)	0.75 per cent. per annum on that Lender’s Available Commitment under Euro Term Facility A2 for the Availability Period applicable to the Euro Term Facility A2;

(c)	1.225 per cent. per annum on that Lender’s Available Commitment under Euro Term Facility A3 for the Availability Period applicable to the Euro Term Facility A3;

(d)	0.75 per cent. per annum on that Lender’s Available Commitment under HUF Term Facility B1 for the Availability Period applicable to the HUF Term Facility B1;

(e)	1.225 per cent. per annum on that Lender’s Available Commitment under HUF Term Facility B2 for the Availability Period applicable to the HUF Term Facility B2;

(f)	1.225 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility;

(g)	1.225 per cent. per annum on that Lender’s Available Commitment under the Capex Facility for the Availability Period applicable to the Capex Facility; and

(h)	35 per cent. of the relevant Margin on that Lender’s Available Commitment under the Accordion Facility from the relevant Accordion Facility Lender Accession Date for the Availability Period applicable to the Accordion Facility, provided that, in the case of a Non-Funding Lender, such fee shall not be payable on and from the date on which it becomes a Non-Funding Lender until the date on which it ceases to be a Non-Funding Lender or, if earlier, until the end of the relevant Availability Period.

11.1.2	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to each of the Facility Agent (for its own account) and the HUF Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in a Fee Letter.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in respect of any Obligor, a Lender which is:

(i)	entitled to receive interest without any withholding or deduction under the laws of the jurisdiction in which the Obligor is incorporated; or

(ii)	a Treaty Lender; and

(b)	in respect of any other person, any Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in a state where the relevant Obligor is incorporated through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the state where the relevant Obligor is incorporated which makes provision for full exemption from tax imposed by the country of incorporation of such Obligor on interest (subject to the completion of any necessary procedural formalities).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and the relevant Obligor.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	An Obligor is not required to make an increased payment to a Lender under clause 12.2.3 above for a Tax Deduction in respect of tax imposed by Hungary or Austria from a payment of interest on a Loan if on the date on which the payment falls due:

(a)	the payment could have been made to the relevant Lender without a Tax Deduction if such Lender was a Qualifying Lender, but on that date such Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date such Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(b)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 12.2.7 below.

12.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2.7	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

12.3.1	The Borrower shall (within three Business Days of demand by an Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, net revenue, profits or gains (whichever term or analogous term is relevant to a Finance Party in the jurisdiction where such Finance Party is liable to Tax) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under clause 12.2 (Tax gross-up); or

(ii)	would have been compensated for by an increased payment under clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 12.2.4 applied.

12.3.3	A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, promptly notify the Agents.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp Tax

12.5.1	Subject to clause 12.5.2 below, the Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Tax payable in respect of any Finance Document.

12.5.2	The Parties agree that no original or certified copy of this Agreement or any Finance Document shall be brought into the Republic of Austria. Furthermore, the Parties hereto agree that (i) no Party shall print out any e-mail communication which refers to any Finance Document in Austria or (ii) send any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee. Nothing in this clause shall, however, prevent a Finance Party from bringing an original or a certified copy or any document constituting substitute documentation (Ersatzbeurkundung, rechtsbezeugende Beurkundung oder Bezugnahme auf eine Schrift) of this Agreement or any Finance Document into the Republic of Austria if this is in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document or any proceedings instituted by or against a Finance Party in connection therewith. In this respect each Party agrees not to contest the validity of an uncertified copy of the Finance Document in any proceedings relating to a dispute before any court, arbitral body or governmental authority in the Republic of Austria (“Proceedings”) unless any such uncertified copy actually introduced into evidence in any Proceeding does not accurately reflect the content of such original.

12.6	Value added tax

12.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

12.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13	Increased Costs

13.1	Increased Costs

13.1.1	Subject to clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2	In this clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

14.2.1	the occurrence of any Event of Default;

14.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising (i) as a result of clause 28 (Sharing among the Finance Parties/Enforcement) and (ii) as a result of a repayment otherwise than on the last day of an Interest Period;

14.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify each Agent against any cost, loss or liability incurred by such Agent (acting reasonably) as a result of:

14.3.1	investigating any event which it reasonably believes is a Default; or

14.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agents, the Security Trustee and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1	this Agreement and any other documents referred to in this Agreement (other than those relating solely to the HY Offering); and

16.1.2	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7 - GUARANTEE

17	Guarantee

17.1	Covenant to pay

In consideration of the Lenders making or continuing to make Loans to the Borrower pursuant to this Agreement each of the Guarantors irrevocably and unconditionally jointly and severally as if it was the principal obligor:

17.1.1	guarantee on first demand to each Finance Party the due performance by each member of the Group of all of its respective obligations under or pursuant to the Finance Documents; and

17.1.2	guarantee to each Finance Party that whenever any moneys now or hereafter due, owing or incurred by any member of the Group under or pursuant to the Finance Documents are not paid when due forthwith on demand by the Facility Agent to pay such moneys to the Facility Agent.

17.2	Guarantor as principal debtor; indemnity

As a separate and independent stipulation the Guarantors jointly and severally agree that if any purported obligation or liability of any member of the Group which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against such member of the Group on any ground whatsoever whether or not known to the Finance Parties or any of them (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of such member of the Group or any legal or other limitation, or any disability or Incapacity of any change in the constitution of such member of the Group) the Guarantors shall nevertheless be jointly and severally liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and such Guarantor was the principal debtor in respect thereof. The Guarantors hereby irrevocably and unconditionally jointly and severally agree on demand to indemnify and keep indemnified the Finance Parties against any loss or liability arising from any failure of the Borrower to perform or discharge any such purported obligation or liability or from any invalidity or unenforceability of any of the same against any member of the Group.

17.3	No security taken by guarantor

The Guarantors hereby jointly and severally warrant that they have not taken or received, and each Guarantor undertakes that until their respective Guaranteed Liabilities have been paid or discharged in full, it will not take or receive, the benefit of any right of contribution or guarantee or the benefit of any security from any member of the Group or any other person in respect of its obligations under this Guarantee.

17.4	Interest

Each Guarantor agrees to pay interest on each amount demanded of it under this Guarantee from the date of such demand until payment (as well after as before judgment) at the rate specified in clause 8.4 (Default interest). Such interest shall be compounded at the end of each period determined for this purpose by the Facility Agent in the event of it not being paid when demanded but without prejudice to the right of each Finance Party to require payment of such interest.

17.5	Continuing security and other matters

This Guarantee shall:

17.5.1	extend to the ultimate balance from time to time owing to the Lenders and/or the Agents and/or the Arranger and/or the Security Trustee by, the members of the Group and shall be a continuing guarantee, notwithstanding any settlement of account or other matter whatsoever;

17.5.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to any Finance Party; and

17.5.3	not be in any way prejudiced or affected by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Finance Parties or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with any other person liable under the Finance Documents.

17.6	New accounts

If this Guarantee ceases to be continuing for any reason whatsoever each Lender may nevertheless continue any account of any member of the Ultimate Parent Group or open one or more new accounts and the liability of each Guarantor under this Guarantee shall not in any manner be reduced or affected by any subsequent transactions or receipts or payments into or out of any such account.

17.7	Liability unconditional

The liability of each Guarantor shall not be affected nor shall this Guarantee be discharged or reduced by reason of:

17.7.1	the Incapacity or any change in the name, style or constitution of any member of the Group or any other person liable under the Finance Documents; or

17.7.2	any of the Finance Parties granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of any member of the Ultimate Parent Group or any other person liable under the Finance Documents or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any member of the Ultimate Parent Group or any other person liable under the Finance Documents; or

17.7.3	any act or omission which would not have discharged or affected the liability of such Guarantor had it been a principal debtor instead of a guarantor or by anything done or omitted which but for this provision might operate to exonerate such Guarantor; or

17.7.4	any amendment (however fundamental) or replacement of a Finance Document or any other document or security; or

17.7.5	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security.

17.8	Collateral Instruments

None of the Finance Parties shall be obliged to make any claim or demand on any member of the Ultimate Parent Group or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Guarantee and no action taken or omitted by any of the Finance Parties in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Guarantee nor shall any of the Finance Parties be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment in reduction of the respective Guaranteed Liabilities.

17.9	Waiver of guarantor’s rights

Until all the Guaranteed Liabilities have been paid, discharged or satisfied in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Facility Agent, it will not:

17.9.1	exercise its rights of subrogation, reimbursement and indemnity against any member of the Ultimate Parent Group or any other person liable under the Finance Documents; or

17.9.2	demand or accept any security or guarantee to be executed in respect of any of its obligations under this Guarantee or any other Indebtedness now or hereafter due to any Guarantor from any member of the Ultimate Parent Group or from any other person liable under the Finance Documents; or

17.9.3	take any step or enforce any right against any member of the Ultimate Parent Group or any other person liable in respect of any of the Guaranteed Liabilities; or

17.9.4	exercise any right of set-off or counterclaim against any member of the Ultimate Parent Group or any other person liable under the Finance Documents or claim or prove or vote a creditor in competition with the Finance Parties or any of them in the liquidation, administration or other insolvency proceeding of any member of the Ultimate Parent Group or any other person liable under the Finance Documents or have the benefit of, or share in, any payment from or composition with any member of the Ultimate Parent Group or any other person liable under the Finance Documents or any other Collateral Instrument now or hereafter held by the Arranger, the Agents, the Security Trustee or any of the Lenders for any Guaranteed Liabilities or for the obligations or liabilities of any other person liable under the Finance Documents but so that, if so directed by the Facility Agent, it will prove for the whole or any part of its claim in the liquidation of any member of the Ultimate Parent Group on terms that the benefit of such proof and of all money received by it in respect thereof shall be held on trust for the Finance Parties and applied in or towards discharge of the Guaranteed Liabilities in such manner as the Facility Agent shall deem appropriate.

17.10	Suspense accounts

Any money received in connection with this Guarantee (whether before or after any Incapacity of any member of the Group) may be placed to the credit of a suspense account (bearing a market rate of interest which interest will be for the account of the Borrower if upon demand having been made upon any Guarantor under this Guarantee they shall have paid an amount equal to the sum demanded and will otherwise be applied at the same time as such money in or towards satisfaction of the Guaranteed Liabilities as set out below) with a view to preserving the rights of the Finance Parties to prove for the whole of their respective claims against any member of the Group or any other person liable under the Finance Documents or may be applied in or towards satisfaction of the Guaranteed Liabilities as the Facility Agent may from time to time conclusively determine in its absolute discretion.

17.11	Settlements conditional

Any release, discharge or settlement between any Guarantor and the Finance Parties or any of them shall be conditional upon no security, disposition or payment to the Finance Parties or any of them by any member of the Ultimate Parent Group or any other person liable under the Finance Documents being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Finance Parties shall be entitled to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

17.12	Guarantor to deliver up certain property

If, contrary to clauses 17.3 (No security taken by guarantor) or 17.9 (Waiver of guarantor’s rights) or any Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for the Finance Parties and the Lenders and shall be delivered to the Facility Agent on demand.

17.13	Retention of this guarantee

The Finance Parties shall be entitled to retain this Guarantee until the irrevocable and unconditional payment or discharge of all the Guaranteed Liabilities. If the Facility Agent reasonably considers (on the basis of legal advice) that any of the Guaranteed Liabilities paid or discharged are capable of being avoided or otherwise set aside on the liquidation, administration, examinership or bankruptcy of any member of the Group or otherwise, then such amount shall not be considered to have been irrevocably paid for the purposes of this clause 17.13.

17.14	Changes in constitution or reorganisations of Finance Parties

For the avoidance of doubt and without prejudice to the provisions of clauses 26 (Role of the Agent, the Security Trustee and the Arranger) and 35 (Amendments and Waivers), this Guarantee shall remain binding on the Guarantors notwithstanding any change in the constitution of the Finance Parties or any of them or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Guarantee shall remain valid and effective in all respects in favour of any successor in title of the Lenders, the Arranger, the Agents, the Security Trustee, any Substitute and any successor Agent appointed pursuant to clause 26.11 (Resignation of the Agents) or any successor Security Trustee appointed pursuant to the Intercreditor Deed in the same manner as if such successor in title, New Lender or successor Agent or successor Security Trustee had been named in this guarantee as a party instead of, or in addition to, the relevant Lender, the Arranger, the Agent or the Security Trustee, as the case may be.

17.15	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

17.15.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.15.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.15.3	Provided that this clause 17.15 shall not apply to the extent there is a continuing Event of Default or to the extent that a claim has already been made against the Retiring Guarantor.

17.16	Finance Parties

For the purpose of this clause 17 only, (i) Finance Parties shall include the Hedge Counterparties (as such term is defined in the Intercreditor Deed.) and (ii) Finance Documents shall include Hedge Agreements (as such term is defined in the Intercreditor Deed).

17.17	Guarantee Limitations of Austrian Guarantors

17.17.1

None of the obligations of any Austrian Guarantor as Guarantor pursuant to this Agreement shall be construed to create any obligation on an Austrian Guarantor to act in violation of mandatory Austrian Capital Maintenance Rules (Kapitalerhaltungsvorschriften) (including any applicable rules on financial assistance) pursuant to Austrian company law (“Austrian Capital Maintenance Rules”), including without limitation Section 82 of the Austrian Act on Limited

Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz), and all obligations of each Austrian Guarantor under this Agreement shall be limited in accordance with Austrian Capital Maintenance Rules. In the event that any obligation of an Austrian Guarantor under this Agreement infringes or contradicts Austrian Capital Maintenance Rules and is therefore held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian Capital Maintenance Rules and which provides the best possible security interest in favour of the Finance Parties and, if required by Austrian Capital Maintenance Rules, the amount payable by such Austrian Guarantor under this Agreement shall be reduced to such amount which is permitted pursuant to Austrian Capital Maintenance Rules. For the avoidance of doubt, it is noted that the Austrian Capital Maintenance Rules do not prevent or restrain an Austrian Guarantor from guaranteeing or providing security for the obligations of its direct or indirect subsidiaries.

17.17.2	Notwithstanding any term or provision of this clause 17 or any other term or provision in this Agreement or any other Finance Document, any guarantee or indemnity given by an Austrian Guarantor is meant as and is to be interpreted as an abstract guarantee agreement (abstrakter Garantievertrag) and not as surety (Bürgschaft) or joint obligation as a borrower (Mitschuldnerschaft) and the Austrian Guarantor undertakes to pay the amounts due under or pursuant to this guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, auf erste Anforderung und unter Verzicht auf alle Einwendungen).

17.17.3	Each Austrian Guarantor agrees that the benefit of this guarantee shall be transferred and shall remain in full legal effect when an Existing Lender (as defined in clause 24 (Changes to the Lenders) seeks to transfer all or any of its rights and obligations under the Finance Documents by assignment or by novation to a New Lender pursuant to clause 24 (Changes to the Lenders).

17.18	Guarantee limitations of Romanian Guarantors

17.18.1	The obligations and liabilities of a Romanian Guarantor under the Finance Documents and in particular under this clause 17 shall only be applicable to the extent, and be limited to the maximum amount permitted by the applicable law so that, the entry by a Romanian Guarantor into this Agreement and the other Finance Documents does not qualify as breach of the legal requirements regarding corporate benefit (legal capacity and underlying cause of the agreement) as conditions for the validity of agreements entered into by a company incorporated in Romania and does not fall within the scope of articles 106, 144 index 4, 152, 153 index 2 paragraph (6) and article 272, respectively, of Company Law No. 31/1990, article 34 of Decree No. 31/1954 or article 948(4) of the Romanian Civil Code.

17.18.2	To the extent that any Existing Lender (as defined in clause 24 (Changes to the Lenders)) seeks to transfer, assign or transfer by novation all or any part of its rights, benefits and obligations under the Finance Documents, the Parties hereby agree in relation to any Security Documents expressed to be governed by the Romanian law, the guarantee created under this Agreement and any security and /or security Interest created under the Finance Documents and securing the rights assigned, transferred or novated, that the relevant guarantee, security and/or security interest under such Security Documents or Finance Document will be preserved and transferred accordingly to the New Lender by maintaining the same rights and priority ranking as originally created for the Existing Lender, in accordance with and as allowed by Article 1134 et sequitor of the Romanian Civil Code, Article 1396 of the Romanian Civil Code and, as applicable, by Title VI on the legal regime of real movable security of Law No. 99 of 26 May 1999 regarding the acceleration of the economic reform, as amended.

SECTION 8 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18	Representations and Warranties

18.1	Repeated representations and warranties

Each Obligor makes the representations and warranties set out in this clause 18.1 in respect of itself and, in the case of the Parent and the Borrower, any of its Subsidiaries, to each of the Finance Parties on the date of the Third Supplemental Agreement (in the case of the Borrower, the Parent, Invitel Technocom, Invitel Telecom, Invitel Austria, the Turkish Subsidiary and Invitel IH) and the date it accedes to this Agreement (in the case of each Additional Guarantor, including Euroweb Romania).

18.1.1	Due incorporation

All Obligors and the members of the Group are duly incorporated and validly existing under the laws of the country of their incorporation as a limited liability company or a company with liability limited by shares (or as an entity with limited liability) and have power to carry on their respective business as they are now being and hereafter proposed to be conducted and to own their respective property and other assets.

18.1.2	Power to borrow/guarantee

Each Obligor has all requisite power to execute, deliver and perform its respective obligations under the Finance Documents to which it is a party and, in the case of the Borrower, to borrow the relevant Commitments; all necessary corporate, shareholder or other action has been taken by the Obligors to authorise the execution, delivery and performance of the same; no limitation on the powers of the Borrower to borrow or the Guarantors to give guarantees will be exceeded as a result of borrowings under this Agreement or as a result of the giving of the Guarantees.

18.1.3	Binding obligations

Each of the Finance Documents to which it is a party constitutes valid and legally binding obligations of each Obligor enforceable in accordance with its terms subject to the qualifications contained in the legal opinions delivered under or pursuant to this Agreement or any other Finance Document relating to such Obligor including but not limited to the legal opinions referred to in Schedules 2 (Conditions precedent) and 3 (Euroweb Romania) of the Third Supplemental Agreement.

18.1.4	No conflict with other obligations

The execution and delivery of, the performance of its respective obligations under, and compliance with the provisions of, the Finance Documents to which it is a party and the Transaction Documents will not (i) contravene or conflict with the HY Offering Documents, the FRN Offering Documents, the Subordinated Loan Documents, the PIK Notes or each Equity Loan Agreement, (ii) contravene in any material respect any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which such Obligor is subject, (iii) contravene or conflict with any provision of the constitutive documents of such Obligor, (iv) breach in any material respect any term of the Licences or the Necessary Authorisations, (v) conflict with in any material respect, or result in any material breach of any of the terms of, or constitute a material default under any agreement to which any Obligor is a party or is subject or by which it or any of its property is bound or (vi) result in the creation or imposition of, or oblige any Obligor to create, any Encumbrance (other than those created by the Security Documents) on any member of the Group or any of their respective undertakings, assets, rights or revenues.

18.1.5	No litigation

No litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any Obligor, threatened against any member of the Group which (if adversely determined) would or is reasonably likely to have a Material Adverse Effect.

18.1.6	Financial statements

(a)	The audited financial statements as delivered or to be delivered to the Facility Agent in accordance with the Third Supplemental Agreement or this Agreement have been prepared in accordance with the Accounting Principles which principles have been consistently applied and present fairly and accurately the financial position of each such entity and the Group (or, as the case may be, the HTCC Group) as at such date and the results of the operations of each such entity and the Group (or, as the case may be, the HTCC Group) respectively for the financial year ended on such date and, as at such date, no member of the Group or the HTCC Group had any significant liabilities (contingent or otherwise) nor any significant unrealised or anticipated losses, which, in any such case, are not disclosed by, or reserved against in, such financial statements.

(b)	The unaudited Quarterly Management Accounts for the HTCC Group for the most recent quarter as delivered or to be delivered to the Facility Agent in accordance with the Third Supplemental Agreement or this Agreement have been prepared in accordance with the Accounting Principles which principles have been consistently applied and present fairly and accurately the results of the operations of the HTCC Group for the relevant period.

18.1.7	No filing required

Save for the filings, registrations and notarisations referred to in the legal opinions delivered under or pursuant to this Agreement or any other Finance Document including but not limited to the legal opinions referred to in Schedules 2 (Conditions precedent) and 3 (Euroweb Romania) of the Third Supplemental Agreement, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents that any of them or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of any Relevant Jurisdiction.

18.1.8	Legal and beneficial owners

The Obligors are the legal and, if applicable, beneficial owners of and have good and marketable title to all their respective properties and other material assets free from any Encumbrances other than Permitted Encumbrances.

18.1.9	No material adverse change

The has been no adverse change in the financial position of the Group from that set forth in the financial statements referred to in clause 18.1.6(a) and the management accounts referred to in clause 18.1.6(b) and there has been no adverse change in the operations or business prospects of the Group from that set forth in such financial statements or management accounts which, in either case, would or is reasonably likely to have a Material Adverse Effect.

18.1.10	Compliance with Environmental Laws and Licences

Each member of the Group:

(a)	so far as the relevant member of the Group is aware (after due enquiry) complies and has at all times complied with all Environmental Laws and Environmental Licences and all other laws, regulations and judgments (other than Telecommunications Laws) the breach of which would or is reasonably likely to have a Material Adverse Effect; and

(b)	has obtained and maintains in full force and effect all Material Environmental Licences necessary for its business, and (so far as the relevant member of the Group is aware (after due enquiry)) there are no facts or circumstances which are reasonably likely to result in any such Environmental Licences being revoked, suspended, amended, varied, withdrawn or not renewed where such revocation, suspension, amendment, variation, withdrawal or non-renewal, would or is reasonably likely to have a Material Adverse Effect.

18.1.11	Environmental Claim

(a) No Environmental Claim is pending or has been made or threatened against any member of the Group or any of their respective officers or any occupier of any property owned or leased by any member of the Group which would or is reasonably likely to have a Material Adverse Effect and (b) no member of the Group is aware (after due enquiry) that it or, in the case of the Parent, any of its Subsidiaries has or is likely to have any liability in relation to Environmental Matters which would or is reasonably likely to have a Material Adverse Effect.

18.1.12	Intellectual Property Rights

(a)	The Intellectual Property Rights owned by each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favour of third parties;

(b)	The Intellectual Property Rights licensed to each member of the Material Group are free from any Encumbrance (other than Permitted Encumbrances) and are free from any other rights or interests in favour of third parties which Encumbrances and rights or interests have been created by the Group;

(c)	The Intellectual Property Rights owned by or licensed to each member of the Material Group are all the Intellectual Property Rights required by them in order to carry on, maintain and operate in all material respects their respective businesses, properties and assets and so far as it is aware (after due enquiry) no member of the Group in carrying on its business infringes any Intellectual Property Rights of any third party any of which would or is reasonably likely to have a Material Adverse Effect; and

(d)	No Intellectual Property Rights owned by any member of the Material Group are being infringed, nor so far as the relevant member of the Group is aware (after due enquiry internally within the Group) is there any threatened infringement of any such Intellectual Property Rights in either case, which would or is reasonably likely to have a Material Adverse Effect.

18.1.13	Shares

All shares (including quotas and other membership interests) issued by each member of the Group have been validly issued or allotted (as appropriate).

18.1.14	Agreed Base Case Model

The pro forma consolidated financial projections for the financial years ending 2008 to 2015 inclusive for the HTCC Group and the operating statistics projections for such financial years as reflected in the Agreed Base Case Model have been prepared based upon historical financial information and upon the assumptions set forth therein, which assumptions in the opinion of the directors of HTCC were reasonable both when made and are reasonable on the date of the Third Supplemental Agreement.

18.1.15	Group Structure Chart

The most recent group structure chart delivered pursuant to the Agreement is true, complete and accurate and represents a complete list of all companies in the HTCC Group and an accurate ownership structure.

18.2	Further representations and warranties

Each Obligor makes the further representations and warranties in respect of itself and, in the case of the Parent and the Borrower, any of its Subsidiaries, to each of the Finance Parties at the date of the Third Supplemental Agreement.

18.2.1	Licences and Necessary Authorisations

The Licences are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. Each member of the Group has secured all material Necessary Authorisations, all such material Necessary Authorisations are in full force and effect and each member of the Group is in compliance in all material respects with all provisions thereof. To the best of the knowledge of each member of the Group neither the Licences nor any of the material Necessary Authorisations are the subject of any pending or threatened attack or revocation.

18.2.2	Consents obtained

Every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts (other than the Licences and the Necessary Authorisations) required by the Borrower to authorise, or required by each Obligor in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by each Obligor of its respective obligations under the same has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same.

18.2.3	Contractual commitments

No dividends (in cash or specie) of either the Parent or the Borrower or any other rights or benefits have been declared, made or paid by the Parent or the Borrower after the date of this Agreement other than Permitted Payments and no member of the Group has outstanding any contractual commitments of a material nature (other than (i) the Principal Agreements, (ii) for the purpose of carrying out the Telecoms Business or (iii) contractual commitments arising pursuant to or constituting Permitted Borrowings, Permitted Disposals, Permitted Guarantees, Permitted Intra-Group Transactions, Permitted Investments or Permitted Encumbrances).

18.2.4	Telecommunications Laws

Each member of the Group is in compliance in all respects with all Telecommunications Laws where non-compliance would or is reasonably likely to have a Material Adverse Effect.

18.2.5	No Default

No Default has occurred and is continuing.

18.2.6	Choice of law

The choice by each Obligor of Austrian, Dutch, English, Romanian, Turkish or Hungarian law to govern such of the Finance Documents to which it is a party as are expressed to be governed by Austrian, Dutch, English, Romanian, Turkish or (as the case may be) Hungarian law and the submission by the Borrower in such documents to the non-exclusive jurisdiction of the Austrian, Dutch, English, Romanian, Turkish or (as the case may be) Hungarian courts are valid and binding subject to the qualifications contained in the legal opinions delivered under or pursuant to this Agreement or any other Finance Document relating to such Obligor including but not limited to the legal opinions referred to in Schedules 2 (Conditions precedent) and 3 (Euroweb Romania) of the Third Supplemental Agreement which relate to the same.

18.2.7	No Withholding Tax

Under the law and practice at the date of the Third Supplemental Agreement or the date it accedes to this Agreement (in the case of each Additional Guarantor) no Obligor is required to make any withholding or deduction for or on the account of Tax from any payment to be made to or for the account of any Finance Party by any Obligor under this Agreement or any Security Document to which the Obligor is a party or are imposed on or by virtue of the execution or delivery by any Obligor of the Third Supplemental Agreement or any Security Document to which it is a party or any document or instrument to be executed or delivered under the Third Supplemental Agreement or any such Security Document.

18.2.8	Information Package

(a)	As at the date of each Due Diligence Report, disclosure of all material facts and circumstances relating to the business and affairs of the Group known to the Borrower and reasonably believed by it to be relevant in the context of the scope of work agreed for the preparation of such Due Diligence Report was provided to the producers of such Due Diligence Report.

(b)	As at the date of each relevant part of the Information Package, to the best of the Borrower’s knowledge and belief after due enquiry the facts stated in the Information Package were true and accurate in all material respects and not misleading in any material respect.

(c)	There are no other facts not contained in the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect and nothing has occurred since the respective dates of the documents comprising the Information Package which would be reasonably likely to render any fact stated in the Information Package untrue or misleading in any material respect.

(d)	All forecasts, projections and estimates contained or referred to in the Agreed Base Case Model were arrived at after due and careful consideration, were based on fair and reasonable assumptions, have been prepared in accordance with the accounting policies previously adopted by the Group and reflect opinions honestly held by the Borrower. To the best of the Borrower’s knowledge and belief having made all reasonable enquiries, nothing has occurred since the date of the Agreed Base Case Model which could reasonably be expected to render any material forecast, projection or estimate in them untrue or misleading in any material respect.

18.2.9	Copies of documents to be true and accurate

(a)	The copies of the Transaction Documents and the Subordinated Loan Documents are true, complete and accurate in all respects and have not been amended, varied or supplemented in any way.

(b)	No other agreements or arrangements exist between any of the parties to the Transaction Documents or the Subordinated Loan Documents and such other documents which are not expressly referred to in them and which would materially affect the transactions or arrangements contemplated by Transaction Documents or (as the case may be) the Subordinated Loan Documents, the Finance Documents and/or the forecasts, projections and/or estimates contained or referred to in the Agreed Base Case Model.

18.2.10	Intercompany Loans

There are no outstanding intercompany loans other than those intercompany loans referred to in Schedule 2 (Conditions precedent) of, and delivered in accordance with, the Third Supplemental Agreement.

18.2.11	Permitted Reorganisation Steps Memorandum

The Permitted Reorganisation Steps Memorandum sets out all steps undertaken or to be undertaken in relation to the proposed Permitted Reorganisation and unless highlighted specifically in the Permitted Reorganisation Steps Memorandum none of the steps would, if they had been implemented prior to the Third Supplemental Effective Date, have contravened, conflicted with or otherwise caused any breach of the Finance Documents entered into prior to the Third Supplemental Effective Date unless such step had been specifically waived.

18.3	Repetition

18.3.1	Other than clause 18.1.14 (Agreed Base Case Model), the representations and warranties in clause 18.1 (Repeated representations and warranties) (so that (i) the representation and warranty in clause 18.1.6(a) shall for this purpose refer to the then latest financial statements of the HTCC Group verified by the auditors to the same and delivered to the Facility Agent under clause 20.1 (Covenants), (ii) the representation and warranty in clause 18.1.6(b) shall for this purpose refer to the then latest Quarterly Management Accounts delivered to the Facility Agent under clause 20.1 (Covenants), and (iii) the representation and warranty in clause 18.1.9 (No material adverse change) shall for this purpose refer to the latest audited financial statements of the HTCC Group delivered to the Facility Agent under clause 20.1 (Covenants)) shall be deemed to be repeated by each Obligor on and as of the Third Supplemental Effective Date, the date of each Utilisation Request and the first day of each Interest Period as if made with reference to the facts and circumstances existing on each such day.

18.3.2	The representation and warranty in clause 18.1.14 (Agreed Base Case Model) shall be deemed to be repeated by each Obligor on the Third Supplemental Effective Date and, in connection with any revised business plan delivered pursuant to clause 20.1.8(d), the date of delivery of such business plan as if made with reference to the facts and circumstances existing on such day but so that the then latest financial projections of the Group and the then latest operating statistics projections shall be as reflected in the revised business plan so delivered.

19	Subordination

19.1	Restricted Payments

Each of the Obligors undertakes with each Finance Party that from the date of this Agreement and so long as any monies are owing under the Finance Documents or remain available for drawing by the Borrower:

19.1.1	save as provided in clause 19.2 (Permitted use), it will not (and, in the case of the Parent, will procure that its Subsidiaries do not) make any Restricted Payment other than a Permitted Payment; and

19.1.2	it will procure that any Restricted Person enters into the Intercreditor Deed (i) prior to any Restricted Payment (other than a Permitted Payment) becoming payable to such Restricted Person and (ii) prior to any Restricted Person making any Indebtedness available to any member of the Group (other than pursuant to an arrangement referred to in paragraph (j) of the definition of Permitted Payment) and, in each case, will provide the Facility Agent with such evidence as it may reasonably request as to the power and authority of the relevant person to enter into such Intercreditor Deed and that such Intercreditor Deed constitutes valid and legally binding obligations of the relevant person enforceable, subject to any qualifications of a substantially similar nature to those contained in the legal opinions delivered under or pursuant to this Agreement or any other Finance Document relating to such person.

19.2	Permitted use

Subject to clauses 21.1.7 (Investments) and 21.1.8 (Swaps and Hedging), notwithstanding any other provisions of this Agreement, the Borrower may use any amounts which it would otherwise be permitted to distribute as a Permitted Payment falling within paragraph (a) of that definition (which it does not so distribute) for any purpose and any such application shall not constitute a breach of any undertaking or an Event of Default under this Agreement.

20	Positive covenants

20.1	Covenants

Each of the Obligors undertakes in respect of itself and, in the case of the Parent, each of its Subsidiaries with each of the Finance Parties that it will from the date of this Agreement and so long as any monies are owing under the Finance Documents or any part of the Commitments remains outstanding (save with the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders):

20.1.1	Notice of Default, etc.

promptly inform the Facility Agent of (i) any occurrence of which it becomes aware which would or is reasonably likely to have a Material Adverse Effect, (ii) any Default and any event which will with the effluxion of time lead to a breach of any of the undertakings set out in clause 22 (Financial covenants) forthwith upon becoming aware thereof and will from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing, (iii) any known lapse, suspension or termination of or refusal by any person to renew or extend any Licence, (iv) any breach of any Licence which would or is reasonably likely to have a Material Adverse Effect, (v) (to the extent known to any member of the Group) the commencement of all material proceedings and investigations against any member of the Ultimate Parent Group by or before any governmental body and all material actions and proceedings against any member of the Ultimate Parent Group in any court or before any arbitrator, (vi) (to the extent known to any member of the Group) any material breach of any Telecommunications Laws by any member of the Ultimate Parent Group and (vii) any material dispute, default or breach under HY Funding Loan Agreement, the FRN Funding Loan Agreement, the Subordinated Bridge Documents, the Subordinated Loan Funding Loan Agreements, the Accordion Facility Funding Loan Agreement, the HY Offering Documents, the FRN Offering Documents, the Subordinated Loan Documents or each Equity Loan Agreement upon becoming aware of the same;

20.1.2	Consents and authorisations

obtain or cause to be obtained (i) every material consent, authorisation, licence (other than a Licence or a renewal or extension thereof) or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts and (ii) every notarisation, filing, recording, registration or enrolment in any court or public office in any Relevant Jurisdiction (in any such case) required by any Obligor, any Security Provider or any Subordinated Shareholder Creditor to authorise, or required by the Obligor or any Security Provider or any Subordinated Shareholder Creditor (as the case may be) in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents or the performance by any Obligor, any Security Provider or any Subordinated Shareholder Creditor of their respective obligations under the Finance Documents to which it is a party;

20.1.3	Licences and Necessary Authorisations

(a)	obtain or cause to be obtained every Licence and ensure that (i) none of the Licences is revoked, cancelled, suspended, withdrawn or terminated or expires and is not renewed or otherwise ceases to be in full force and effect without a replacement having been put in place on substantially identical terms or more beneficial terms to the Group and (ii) none of the same is modified in any materially adverse respect and no member of the Group commits any breach of any of the material terms and conditions of any Licence;

(b)	without prejudice to clause 20.1.3(a), obtain or cause to be obtained every Necessary Authorisation, to the extent that the absence of the same would have or would be reasonably likely to have a Material Adverse Effect and ensure that (i) none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn or terminated, or expires and is not renewed or otherwise ceases to be in full force and effect without a new one having first been put in place with a member of the Group on substantially identical or more beneficial terms to the Group and (ii) none of the Necessary Authorisations is modified and no member of the Group commits any breach of the terms or conditions of the Necessary Authorisations which, in the case of any of the actions or events referred to in (i) or (ii), would or is reasonably likely to have a Material Adverse Effect;

20.1.4	Business

in the case of any member of the Group (other than the Parent) engage in the business of acting as the holder of shares and/or partnership interests in other members of the Group and/or the operating of Telecoms Business (which shall, amongst other things, include the making of Permitted Investments, the carrying out of Permitted Intra-Group Transactions, the raising of Permitted Borrowings and the entry into of hedging arrangements not restricted by the terms of this Agreement) and in no other activities;

20.1.5	Financial statements

deliver to the Facility Agent in respect of each financial year in sufficient copies for distribution to all of the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)):

(a)	consolidated annual financial statements of the HTCC Group prepared in accordance with the Accounting Principles and in each case reported on by the auditors of the HTCC Group as soon as practicable but not later than 120 days after the end of each financial year to which they relate (or 180 days after the end of the financial year ending 31 December 2008 to the extent that the HTCC Group has changed the basis on which it prepares its accounts to IFRS for that financial year in accordance with clause 20.1.7 (Change of basis of accounts)). Any financial statements provided pursuant to this paragraph in accordance with US GAAP shall, for ease of reference, be accompanied by a convenience translation of such financial statements from US dollars to Euro;

(b)	audited consolidated annual financial statements of the Group prepared in accordance with the Accounting Principles and in each case reported on by the auditors of the HTCC Group as soon as practicable but not later than 120 days after the end of each financial year to which they relate;

(c)	the statutory financial statements of the Borrower and any other member of the Group incorporated in Hungary (in HUF together with a convenience translation of such financial statements to the extent that such financial statements are prepared in Hungarian) prepared in accordance with the relevant Accounting Principles and in each case reported on by the auditors of the HTCC Group as soon as practicable but not later than 120 days after the end of each financial year to which they relate;

20.1.6	Quarterly Management Accounts

in respect of each Quarterly Period, deliver to the Facility Agent sufficient copies of consolidated unaudited Quarterly Management Accounts for the HTCC Group containing information of the same type and to the same level of detail as in the format agreed with the Facility Agent (including without limitation, a profit and loss account, balance sheet, cash flow statement and summary of operating statistics which shall be in the agreed form) or omitting any such information or detail or containing such other information or to such other level of detail as may, from time to time, be approved by the Facility Agent (acting on the instructions of the Majority Lenders) in writing for distribution to all of the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) as soon as practicable but not later than 45 days after the Quarterly Period to which they relate other than the Quarterly Management Accounts relating to the last Quarterly Period in any financial year which shall be distributed not later than 75 days after such Quarterly Period. Any Quarterly Management Accounts provided pursuant to this clause shall, for ease of reference, be accompanied by a convenience translation of such Quarterly Management Accounts from US dollars to Euro;

20.1.7	Change in basis of accounts

all financial statements delivered under clause 20.1.5(a) (Financial Statements) shall be prepared in accordance with US GAAP (the “Original Basis”) consistently applied in respect of each financial year. If such financial statements are prepared in accordance with IFRS or otherwise on any basis other than the Original Basis (the “New Basis”) then the Borrower shall promptly notify the Facility Agent in writing of the relevant change and the Borrower shall deliver to the Facility Agent audited consolidated financial statements on the New Basis together with historic reports for the previous two financial years, which include statements of income, changes in shareholders equity and cash flows (except that in the first year of reporting in the New Basis, the Borrower may file two years of such historic reports);

Where the Borrower is under an obligation to deliver financial statements under clause 20.1.5 (Financial Statements) on the New Basis, Quarterly Management Accounts shall also be delivered on both bases or on the New Basis;

All financial statements, Quarterly Management Accounts, historic reports and other information delivered pursuant to this clause 20.1.7 shall be delivered within the relevant time period set out in clauses 20.1.5 (Financial statements) or 20.1.6 (Quarterly Management Accounts) (as the case may be);

20.1.8	Delivery of reports

deliver to the Facility Agent sufficient copies of the same for distribution to the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) in each case at the time of issue thereof or (in the case of the Compliance Certificates referred to in (b) below) together with the financial statements prepared in respect of each financial year and Quarterly Management Accounts prepared in respect of the financial period to which such Compliance Certificate relates:

(a)	every document issued by any member of the Group to its creditors generally and notice of any decision by the directors of the relevant member of the Group relating to a reduction in the share capital of any member of the Group;

(b)	(in the case of the Borrower) in respect of each Quarterly Period and (in the case of the auditors) each year or in accordance with clause 22.2 (Auditors certificate), a Compliance Certificate stating that the HTCC Group as at the last day of the financial period to which such financial statements or Quarterly Management Accounts relate was in compliance with the relevant covenants and undertakings in clause 22 (Financial covenants) (or if it was not in compliance indicating the extent of the breach);

(c)	(in the case of the Borrower) for each financial year an Annual Budget for the HTCC Group no later than 20 days before the last day of the preceding financial year;

(d)

(in the case of the Borrower) if, in respect of any financial year either (a) the unaudited management accounts in respect of the four quarters constituting such financial year delivered in accordance with clause 20.1.6 (Quarterly Management Accounts) or (b) the annual audited financial statements delivered in accordance with clause 20.1.5 (Financial statements), demonstrate that the Consolidated EBITDA of the HTCC Group for such financial year is more than 10 per cent. less than that projected for such financial year as set out in the Agreed Base Case Model (or, if a revised business plan has been previously delivered pursuant to this clause 20.1.8(d), as set out in the then current business plan delivered pursuant to this clause 20.1.8(d)) and the Facility Agent (acting on the instructions of the Majority Lenders) so requests in writing either (i) in the case of (a), by 31 March in the following financial year or (ii) in the case of (b), within 30 days of delivery of such annual audited financial statements, a revised business plan in substantially the same format as the Agreed Base Case Model for the period up to and ending 31 December 2015.

For the avoidance of doubt, a revised business plan may not be requested following the delivery of annual audited financial statements if a revised business plan has already been requested following the delivery of the unaudited management accounts in respect of the four quarters constituting such financial year;

20.1.9	Financial Year End

maintain a financial year end of 31 December for each member of the HTCC Group;

20.1.10	Authorised Officers

ensure that any new or replacement Authorised Officer has provided the Facility Agent with evidence satisfactory to it of such new officer(s)’ authority and a specimen of his or their signature(s) prior to signing any Compliance Certificates, Utilisation Requests, or any other notices, requests or confirmations referred to in this Agreement or relating to the facilities granted pursuant thereto;

20.1.11	Auditors

ensure that a major accounting firm of recognised international standing and repute is at all times appointed as auditor of each member of the HTCC Group;

20.1.12	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to clause 21.1.1 (Negative Pledge) or to the security intended to be created pursuant to the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

20.1.13	Provision of further information

without prejudice to clause 21.1.10 (Constitutive Documents/the HY Funding Loan Agreement/the FRN Funding Loan Agreements/Subordinated Loan Funding Loan Agreements):

(a)	notify the Facility Agent of any material change to the business of any member of the Group providing details of such change as soon as practicable after making such change;

(b)	provide the Facility Agent with a copy of (A) each Principal Agreement entered into after the date of this Agreement and (B) any material report, notice or other communication relating to the Licences, the Necessary Authorisations and such financial and other information concerning each member of the Material Group and their respective affairs as the Facility Agent or any Lender (acting through the Facility Agent) may from time to time reasonably require;

(c)	promptly notify the Facility Agent of the acquisition of, or any application for, any authorisations, licences or consents from a government or regulatory authority in relation to the provision of telecommunications services;

(d)	promptly on request, further information regarding the progress of, and documentation in relation to, the Permitted Reorganisation;

(e)	within 5 days of the end of the Quarterly Period, an updated group structure chart in substantially the same format as that provided as a condition precedent to the Third Supplemental Agreement; and

(f)	within 5 days of the end of the Quarterly Period, an updated schedule showing the Intergroup Loan Agreements and, at the reasonable request of the Facility Agent, copies of any Intergroup Loan Agreements not previously delivered pursuant to this Agreement;

20.1.14	Insurance

maintain insurance cover of a type and level which a prudent company in the same business as the relevant Obligor would effect;

20.1.15	Inspection

if required by the Facility Agent (acting on the instructions of the Majority Lenders) permit that representatives of the Facility Agent or any of the Lenders upon reasonable prior written notice to the Borrower to (a) visit and inspect the properties of the Ultimate Parent or any member of the Material Group during normal business hours, (b) subject to the provisions as to confidentiality contained in this Agreement and/or any other confidentiality undertaking entered into by the relevant Finance Party in favour of the Borrower, inspect and make extracts from and copies of its financial books and records (other than records which the relevant member of the Material Group is prohibited by law from disclosing to the Facility Agent and/or any relevant Lender) and (c) discuss with its principal officers and auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that any such discussion with the auditors shall only be on the basis of the audited accounts of the Group and Compliance Certificates issued by the auditors and such discussions shall take place in the presence of a member of the board of the Borrower or the Parent (unless all members of the boards of the Borrower and the Parent were given reasonable notice of such discussions, but did not attend);

20.1.16	Notification of Environmental Claim and Expenditure

promptly on becoming aware of it inform the Facility Agent of any Environmental Claim which has been made or threatened against any member of the Group or any occupier of any property owned or leased by any member of the Group which would have or is reasonably likely to have a Material Adverse Effect or any requirement by any Environmental Licence or applicable Environmental Laws for any member of the Group to take or desist from taking any action which (in each case) would or is reasonably likely, if substantiated, to have a Material Adverse Effect;

20.1.17	Compliance with laws and regulations

comply with the terms and conditions of all laws (other than Telecommunications Laws, the Licences and the Necessary Authorisations), regulations, agreements, licences and concessions including, without limitation, all Environmental Laws and all Environmental Licences if the failure to comply therewith, would or is reasonably likely to have a Material Adverse Effect;

20.1.18	Relevant Substance

notify the Facility Agent forthwith upon becoming aware of any Relevant Substance at or brought on to any property owned, leased or occupied by any member of the Group which is likely to give rise to an Environmental Claim which would or is reasonably likely to have a Material Adverse Effect and take or procure the taking of all necessary action to deal with, remedy or remove from such property or prevent the incursion of (as the case may be) that Relevant Substance in order to prevent such an Environmental Claim and in a manner that complies with all requirements of Environmental Law;

20.1.19	Tax

file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Tax and will pay all Tax shown to be due and payable on such returns or any assessments made against it within the period stipulated for such payment (other than those being contested in good faith and where such payment may be lawfully withheld);

20.1.20	Cost capitalisation policy

maintain a cost capitalisation policy consistent with the cost capitalisation policy used in the preparation of the financial statements referred to in clause 18.1.6(a) or such other cost capitalisation policy as may be approved by the auditors and the Facility Agent (acting on the instructions of the Majority Lenders) from time to time;

20.1.21	Use of proceeds

ensure that the Borrower uses the Loans exclusively for the purposes specified in clause 3.1 (Purpose);

20.1.22	Agreed Hedging Programme

within 90 days of the Third Supplemental Effective Date, ensure that the Borrower and/or the Parent enters into and maintains:

(a)	interest rate hedging in accordance with the following principles:

(i)	Capped Maximum Rate (not including the Margin): to be agreed with the Facility Agent from time to time;

(ii)	Period: minimum of two years hence on each Utilisation Date or the last day of any Interest Period or, if shorter, the period to the scheduled repayment of the underlying principal amount in accordance, in each case, with clause 6.1 (Repayment);

(iii)	Notional Amount: at any time no less than 50% of the outstanding Base Currency Amount of the Facilities, the amounts outstanding under, or in relation to, the FRN Offering Documents and the Subordinated Loan Documents; and

(b)	exchange rate hedging policy in accordance with the following principles:

(i)	Capped Maximum Rate: to be agreed with the Facility Agent from time to time;

(ii)

Notional Amount and Period: at any time no less than 66 2/3% of the scheduled repayment and interest due in respect of the non-HUF elements of the Facilities, the amounts outstanding under, or in relation to, the FRN Offering Documents, the HY Offering Documents and the Subordinated Loan Documents over the following 24 months, provided that any Hedge Transaction entered into in accordance with this clause must be based on the 1992 or (as the case may be) 2002 ISDA Master Agreement (Multicurrency Cross-Border) or other ISDA standard documentation documenting an interest rate or currency swap which has already been entered into with the relevant Hedge Counterparty;

and review such policies with the Facility Agent on each anniversary of the Third Supplemental Effective Date;

and, in each case, promptly inform the Facility Agent of the material terms of such hedging. To the extent any Hedge Transaction is entered into with a Lender or its Affiliates, such Lender or Affiliate of a Lender shall benefit from the Security Documents in accordance with the Intercreditor Deed provided it is a party, or accedes as a party, to the Intercreditor Deed as a Hedge Counterparty;

20.1.23	Material Subsidiaries

(in the case of the Borrower only) it will ensure that at all times, Material Subsidiaries account for not less than 95 per cent. in aggregate of the total assets, total revenues and Twelve Month Consolidated EBITDA of the HTCC Group;

20.1.24	“Know your customer” checks

(a)	if:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor; and

20.1.25	Mobile Services

promptly inform the Facility Agent of any decision taken by any member of the Borrower Group to provide mobile (or virtual mobile) services and, prior to launching such service, deliver to the Facility Agent sufficient copies for distribution to the Lenders (unless delivered in electronic format in accordance with clause 31.6 (Electronic communication)) of (i) a management report explaining the business case for launching such service, (ii) financial and operational projections of the Borrower Group in connection with the new proposed service and (iii) the information required under paragraph (i)(iv) of the definition of Permitted Investments.

21	Negative covenants

21.1	Covenants

Each of the Obligors undertakes in respect of itself and, in the case of the Parent, each of its Subsidiaries with each of the Finance Parties from the date of this Agreement and so long as any monies are owing under the Finance Documents or any of the Commitments remain outstanding that, without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders:

21.1.1	Negative Pledge

it will not permit any Encumbrance (other than a Permitted Encumbrance) by any member of the Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of any member of the Group or any other person;

21.1.2	No Merger

(a)	it will procure that no member of the Material Group merges or consolidates with any other company or person save for as part of the Permitted Reorganisation or mergers with members of the Group (“Original Entities”) into one or more entities (each a “Merged Entity”) provided that:

(i)	each Merged Entity is a member of the Material Group and is liable for the obligations of the Original Entities (including the obligations under this Agreement and the Security Documents) which remain unaffected thereby and entitled to the benefit of all the rights of the Original Entities;

(ii)	each Merged Entity gives a Guarantee (if any of the Original Entities was a guarantor thereunder);

(iii)	each Merged Entity has entered into Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the Original Entities pursuant to any Security Documents entered into by them and any possibility of the Guarantee referred to in paragraph (ii) above and/or the Security Documents referred to in this paragraph or paragraph (iv) below being challenged or set-aside is not greater than any such possibility in relation to the Guarantee or Security Documents entered into by or in respect of the share capital of any Original Entity; and

(iv)	(if all or any part of the share capital of any of the Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of each such Merged Entity is charged, pledged or deposited (as the case may be) pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in either Original Entity;

(b)	for the avoidance of doubt, the merger of Invitel Technocom and certain other subsidiaries of the Parent into the Borrower, as contemplated in the Steps Paper, shall be permitted provided that the provisions of clause 21.1.2(a) are complied with;

21.1.3	Disposals

it will procure that no member of the Group sells, transfers, leases, lends or otherwise disposes of or ceases to exercise control over the whole or any part of their present or future undertakings, assets, rights or revenues whether by one or a series of transactions related or not other than Permitted Disposals or in relation to the Permitted Reorganisation;

21.1.4	Borrowed Money

it will procure that no member of the Group creates, assumes, incurs or otherwise permits to be outstanding any Borrowed Money other than Permitted Borrowings;

21.1.5	Guarantees

it will procure that no member of the Group incurs any obligations or assumes any liability under any guarantee other than Permitted Guarantees;

21.1.6	Reduction or purchase of capital

it will ensure that neither the Parent, nor any other member of the Group, reduces its capital or purchases any class of its shares except by the Borrower in connection with the merger of Invitel Telecom Kft and Invitel Technocom Kft into the Borrower provided that such reduction does not affect the Share Security over the Borrower with respect to the percentage of shareholding of the Parent in the Borrower as referred to in the definition of Change of Control under clause 7.4.2;

21.1.7	Investments

it will procure that no member of the Group (i) makes any loan or advance to, or enters into any transaction having the effect of lending money with, any person or otherwise acquires for a consideration any document evidencing Indebtedness, capital stock or other securities of any person or (ii) acquires all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or (iii) creates or acquires any Subsidiary other than (in each case) Permitted Investments, Permitted Intra-Group Transactions, Permitted Loans, Permitted Borrowings or in relation to the Permitted Reorganisation or (iv) incurs any capital expenditure other than in connection with the Telecoms Business or as permitted by this Agreement or (v) acquire any infrastructure other than as permitted by this Agreement;

21.1.8	Swaps and Hedging

it will procure that no member of the Group enters into any interest rate or currency swaps or other hedging arrangements other than (i) the Hedge Transactions, (ii) non-speculative arrangements directly relating to the risk management of any other Borrowed Money of the Group permitted to subsist by the terms of this Agreement or (iii) forward foreign exchange contracts with a maturity of 12 months or less entered into in the normal course of business in relation to future liabilities of such member of the Group incurred in relation to its operation of the Telecoms Business up to an aggregate notional principal amount at any time outstanding of (in respect of all such contracts entered into by members of the Group) Euro 5,000,000 or its equivalent, for a period not in excess of 12 months;

21.1.9	Change of Business

it will procure that the Group (taken as a whole) will not carry on any business other than the Telecoms Business;

21.1.10	Constitutive Documents/the HY Funding Loan Agreement/the FRN Funding Loan Agreements/Subordinated Loan Funding Loan Agreements/Accordion Facility Funding Loan Agreement

(a)	it will not, and will procure that no Obligor amends its constitutive documents in any way which would restrict the ability of the Security Trustee to exercise its rights under the Security Documents in respect of the shares in such company; and

(b)	it will not, and will procure that no Obligor amends, varies or otherwise supplements the HY Funding Loan Agreement, the FRN Funding Loan Agreements, the Subordinated Loan Funding Loan Agreements or the Accordion Facility Funding Loan Agreement other than, in relation to the Subordinated Loan Funding Loan Agreements only, as set out in the Refinancing Steps Memorandum.

21.1.11	Arm’s length transactions

it will procure that each member of the Group shall not enter into any non-arm’s length transactions except in the ordinary course of business, on ordinary commercial terms or enter into any transaction where such member of the Group would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discount) of its products or services;

21.1.12	The Parent and the IPO Subsidiary

in the case of the Parent and the IPO Subsidiary, notwithstanding any other provisions of the Agreement, it will not at any time trade, establish or acquire any person, carry on any business or own any assets other than:

(a)	in the case of the Parent and the IPO Subsidiary, rights and obligations under the Finance Documents;

(b)	in the case of the Parent, the IPO Subsidiary, Invitel Technocom and the Borrower, Permitted Borrowings pursuant to paragraphs (e), (f), (h) and (i) and debit balances under the Ultimate Parent/Parent Loan Agreements and credit balances under the Intergroup Loan Agreements;

(c)	in the case of the IPO Subsidiary, its 100 per cent. shareholdings in the Borrower; and

(d)	in the case of the Parent, debit balances under the Accordion Facility Funding Loan Agreement;

21.1.13	Bank Accounts

(a)	it will not, and it will procure that no other member of the Group, shall maintain a bank account in any jurisdiction that is not referred to in the definition of “Telecoms Business”;

(b)	it will not, and it will procure that no other member of the Group, shall maintain a bank account with any person that is not a Lender (or a Subsidiary or an Affiliate of a Lender) or, if there is no such Lender (or Subsidiary or Affiliate of a Lender) in the relevant jurisdiction, with a reputable local bank provided that such bank is an Acceptable Bank.

(c)

it will procure that each bank account opened by it is charged and/or pledged to the Security Trustee pursuant to the Original Obligor Account Charges, the HTCC Opco Account Charges, the Invitel Telecom Account Charge, the Invitel Austria Account Charge, the Turkish Subsidiary Account Charge or on terms consistent with the Original

Obligor Account Charges and that notice of such charge and/or pledge (in the form provided for in the relevant Account Charge) is given to and, if required by the relevant Security Document, acknowledged by the financial institution which maintains such account and that, in relation to charges and/or pledges entered into after the date of the Agreement, the Facility Agent is provided with such documents and evidence as it may reasonably require as to the power and authority of the relevant Obligor to enter into such charge and/or pledge and that the same constitute valid and legally binding obligations of such Obligor;

(d)	it will procure that the aggregate cash balance on all the accounts of all Immaterial Subsidiaries shall not exceed EUR 3,000,000 (or its equivalent) at any time provided that, if at any time there is any amount in excess of EUR 3,000,000 (or its equivalent) standing to the credit of such accounts (the “Excess Amount”), it shall not be a breach of this clause 21.1.13(d) provided that (i) such Excess Amount is transferred immediately into an account of an Obligor that is charged and/or pledged to the Security Trustee in accordance with clause 21.1.13(c) above and (ii) it provides written evidence of such transfer to the Facility Agent in form and substance satisfactory to the Facility Agent;

(e)	it will procure that the aggregate cash balance on all the accounts charged and/or pledged pursuant to the Turkish Subsidiary Account Charge shall not exceed EUR 2,000,000 (or its equivalent) and that to the extent that there is an any amount in excess of EUR 2,000,000 (or its equivalent) standing to the credit of such accounts (the “Turkish Excess Amount”) it shall not be a breach of this clause 21.1.13(e) provided (i) that (A) such Turkish Excess Amount is transferred immediately into an account of an Obligor (outside of Turkey) that is charged and/or pledged to the Security Trustee in accordance with clause 21.1.13(c) above and (B) it provides written evidence of such transfer to the Facility Agent in form and substance satisfactory to the Facility Agent or (ii) the aggregate cash balance on such accounts exceeds EUR 2,000,000 for a period of less than 5 consecutive days in any period of one month.

21.1.14	HY Offering, FRN Offering, Subordinated Loan Agreement, Equity Loan Agreement

it will not make any payments of principal or interest on or otherwise purchase, redeem, defease or otherwise discharge amounts under (a) the HY Notes or the FRN Notes other than by way of a Permitted HY Payment or a Permitted FRN Payment, (b) the Subordinated Loan Documents other than by way of a Permitted Subordinated Loan Payment or (c) an Equity Loan Agreement other than by way of a Permitted Payment under paragraphs (a), (o), (p) or (q) of such definition.

22	Financial covenants

22.1	Covenants

The Borrower undertakes with each of the Finance Parties:

22.1.1	Total Debt/Twelve Month Consolidated EBITDA

to ensure that (i) on each Quarter Day set out in column (1) below the ratio of the Total Debt to Twelve Month Consolidated EBITDA (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) shall not exceed the ratio set out against such period in column (2) below and (ii) on the date of incurrence by the HTCC Group of any additional Borrowed Money (including, without limitation, the borrowing of any Loan under this Agreement) the ratio of Total Debt (including such Borrowed Money) to Twelve Month Consolidated EBITDA (calculated by reference to the most recently ended Twelve Month Period in respect of which a Compliance Certificate has been delivered to the Facility Agent pursuant to clause 20.1.8(b)) shall not exceed the ratio set out in column (2) below against the Quarterly Period during which such date of incurrence falls.

(1) Quarterly Period ending	(2) Ratio
31 March 2009	4.00:1
30 June 2009	4.00:1
30 September 2009	4.00:1
31 December 2009	3.95:1
31 March 2010	3.75:1
30 June 2010	3.35:1
30 September 2010	3.20:1
31 December 2010	3.00:1
31 March 2011	2.80:1
30 June 2011	2.70:1
30 September 2011	2.60:1
31 December 2011	2.50:1

22.1.2	Senior Debt/Twelve Month Consolidated EBITDA

to ensure that (i) on each Quarter Day set out in column (1) below the ratio of the Senior Debt to Twelve Month Consolidated EBITDA (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) shall not exceed the ratio set out against such period in column (2) below and (ii) on the date of incurrence by the HTCC Group of any additional Borrowed Money (including, without limitation, the borrowing of any Loan under this Agreement) the ratio of Senior Debt (including such Borrowed Money) to Twelve Month Consolidated EBITDA (calculated by reference to the most recently ended Twelve Month Period in respect of which a Compliance Certificate has been delivered to the Facility Agent pursuant to clause 20.1.8(b)) shall not exceed the ratio set out in column (2) below against the Quarterly Period during which such date of incurrence falls.

(1) Quarterly Period ending	(2) Ratio
31 March 2009	1.30:1
30 June 2009	1.30:1
30 September 2009	1.25:1
31 December 2009	1.15:1
31 March 2010	1.00:1
30 June 2010	0.80:1
30 September 2010	0.70:1

(1) Quarterly Period ending	(2) Ratio
31 December 2010	0.55:1
31 March 2011	0.45:1
30 June 2011	0.35:1
30 September 2011	0.25:1
31 December 2011	0.15:1

On each relevant Quarter Day, the ratio set out in column (2) above shall be increased by 0.05 per EUR8,000,000 of the outstanding principal amount drawn under the Accordion Facility such that if the outstanding principal amount under the Accordion Facility at the relevant Quarter Day is:

(a)	greater than zero but less than EUR8,000,000, the ratio in column (2) shall be increased by 0.05;

(b)	equal to or greater than EUR8,000,000 but less than EUR16,000,000, the ratio in column (2) shall be increased by 0.10;

(c)	equal to or greater than EUR16,000,000 but less than EUR24,000,000, the ratio in column (2) shall be increased by 0.15; and

(d)	equal to or greater than EUR24,000,000, the ratio in column (2) shall be increased by 0.20.

22.1.3	Total Debt Interest Cover

to ensure that on the Quarter Day set out in column (1) below the ratio of Twelve Month Consolidated EBITDA in respect of the Twelve Month Period ending on such day to Total Debt Interest Charges during such Twelve Month Period shall not be less than the number set out against such Quarter Day in column (2) below.

(1) Quarterly Period ending	(2) Ratio
31 March 2009	2.25:1
30 June 2009	2.25:1
30 September 2009	2.55:1
31 December 2009	2.70:1
31 March 2010	2.90:1
30 June 2010	3.40:1
30 September 2010	3.45:1
31 December 2010	3.50:1
31 March 2011	3.55:1

(1) Quarterly Period ending	(2) Ratio
30 June 2011	3.65:1
30 September 2011	4.25:1
31 December 2011	4.25:1

22.1.4	Fixed Charge Service Cover

to ensure that on each Quarter Day set out in column (1) below, the ratio of Cashflow (calculated on each Quarter Day by reference to the Twelve Month Period ending on such day) to Total Debt Charges during such Twelve Month Period shall not be less than the number set out against such Quarter Day in column (2) below.

(1) Quarterly Period ending	(2) Ratio
31 March 2009	1.00:1
30 June 2009	1.00:1
30 September 2009	1.00:1
31 December 2009	1.00:1
31 March 2010	1.00:1
30 June 2010	1.00:1
30 September 2010	1.00:1
31 December 2010	1.00:1
31 March 2011	1.00:1
30 June 2011	1.00:1
30 September 2011	1.00:1
31 December 2011	1.00:1

22.1.5	Capital Expenditure

that the aggregate accrued capital expenditure for each financial year of the HTCC Group shall not exceed the amount set out opposite such financial year below, but excluding accrued capital expenditure to the extent:

(a)	funded through Excluded Contributions in relation to a Permitted Investment; and

(b)	pre-funded pursuant to a Pre-Funding Agreement up to a maximum aggregate amount of EUR 30,000,000 or its equivalent over the life of the Facilities.

Financial Year	Maximum Amount (€)
ending 31 December 2009	69,000,000
ending 31 December 2010	63,250,000
ending 31 December 2011	64,500,000

provided that:

(i)	up to 50 per cent. of any such capital expenditure limit not utilised in any Financial Year may be carried forward to the next financial year only and added (otherwise than for the purposes of the further application of this proviso) to the capital expenditure limit for the next financial year. Any amount carried forward from one financial year to the next shall be utilised after the original capital expenditure limit for such next financial year has been utilised, but if not utilised within such next financial year shall lapse; or

(ii)	if the capital expenditure incurred in any financial year is greater than the capital expenditure limit set out opposite that financial year (as increased pursuant to clause 22.1.5(b)(i) above, if applicable) and such excess is less than 50 per cent. of the capital expenditure limit for the subsequent financial year, then the Borrower will be deemed to have complied with this clause 22.1.5 for that financial year provided that the amount of such excess will be subtracted from the capital expenditure limit for that subsequent financial year.

22.2	Auditors certificate

If at any time the Majority Lenders do not consider (acting reasonably) that any figure set out in any Compliance Certificate issued by any Authorised Officer is correct, they shall be entitled within 30 days of the date of the delivery of such Compliance Certificate to the Facility Agent pursuant to clause 22.1 (Covenants) to call for a certificate from HTCC’s auditors as to such figure. For such purposes HTCC’s auditors shall act as independent experts and not as arbiters and every such certificate shall be addressed to the Facility Agent (on behalf of the Lenders) and be at the expense of the Borrower unless the certificate provided demonstrates that the figure set out in the Compliance Certificate was correct. The Majority Lenders may only call for one such certificate in any calendar year. If the Majority Lenders call for such a certificate all calculations under this Agreement by reference to the relevant figure shall (i) until HTCC’s auditors deliver the relevant certificate under this clause 22.2 be made by reference to the figure set out in the relevant Compliance Certificate delivered to the Facility Agent under this Agreement and (ii) following the delivery by the HTCC’s auditors of a certificate under this clause 22.2 be made by reference to such certificate and HTCC undertakes forthwith to take all action, including, without limitation, the prepayment of all or part of the Loans so as to procure that all action taken on the basis of the relevant Compliance Certificate which on the basis of such auditors’ certificate would not have been permitted is reversed.

23	Events of Default

23.1	Events of Default

Each of the following events and circumstances is an Event of Default (whether or not caused by any reason outside the control of any member of the Ultimate Parent Group):

23.1.1	Non-payment

any amount due and payable under any Finance Document is not paid on the due date in the currency and manner stipulated in the relevant Finance Document unless its failure to pay is caused by administrative or technical errors and payment is made promptly and in any event within 3 Business Days. For the avoidance of doubt, this clause is subject to the Intercreditor Deed, including, without limitation, clause 5.1.1(b) therein; or

23.1.2	Breach of certain obligations

the Borrower or the Parent commits any breach of any of the undertakings contained in clauses 4.6 (Conditions subsequent), 19.1.1, 19.1.2, 20.1.3(a)(i) and (ii), 20.1.4 (Business), 21.1.1 (Negative Pledge), 21.1.2 (No Merger), 21.1.3 (Disposals), 21.1.4 (Borrowed Money), 21.1.6 (Reduction or purchase of capital), 21.1.7 (Investments), 21.1.9 (Change of Business), 21.1.10 (Constitutive Documents/the HY Funding Loan Agreement/the FRN Funding Loan Agreements/Subordinated Loan Funding Loan Agreements), 21.1.12 (The Parent), 21.1.13(a), 21.1.13(b), 21.1.13(d) and 22.1 (Covenants) of this Agreement; or

23.1.3	Breach of other obligations

any member of the Ultimate Parent Group or any other Security Provider commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under the Finance Documents (other than failure to pay any sum when due or any breach of the undertakings referred to in 23.1.2 (Breach of certain obligations) above) and, if such breach or omission is capable of remedy, (i) in respect of clause 20.1.8 (Delivery of reports) such documentation is either not delivered to the Lenders within 5 Business Days of the Facility Agent notifying the Borrower or the breach is not remedied within 10 Business Days of the Facility Agent notifying the Parent of such default (or 20 Business Days in relation to circumstances relating to a member of the Group incorporated in Turkey, Romania or the Ukraine) and (ii) in all other circumstances (other than failure to pay any sum when due or any breach of clause 20.1.8 (Delivery of reports) or any breach of the undertakings referred to in 23.1.2 (Breach of certain obligations) above), the breach or omission is not remedied within 10 Business Days of the Facility Agent notifying the Parent of such default (or 20 Business Days in relation to circumstances relating to a member of the Group incorporated in Turkey, Romania or the Ukraine); or

23.1.4	Misrepresentation

any representation or warranty made or deemed to be made or repeated by or in respect of any member of the Ultimate Parent Group or any Security Provider in or pursuant to the Finance Documents or in any notice, certificate or statement referred to in or delivered under the Finance Documents is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated; or

23.1.5	Challenge to security

any Security Document is not or ceases to be effective (save as a result of a Lender transferring all or any part of its Commitment otherwise than in accordance with clause 24.1 (Assignments and transfers by the Lenders) or 24.2 (Conditions of assignment or transfer)) or any member of the Ultimate Parent Group shall in any way challenge, or any proceedings shall in any way be brought to challenge (and in the case of a proceeding brought by someone other than any member of the Ultimate Parent Group shall continue unstayed for 21 days) (unless the Facility Agent is satisfied that such proceedings are frivolous and vexatious) the prior status of the encumbrances created by the Security Documents or the validity or enforceability of the Security Documents Provided that the creation or existence of the Permitted Encumbrances shall not be deemed to be a challenge to the prior status of such encumbrances for the purposes of this clause 23.1.5; or

23.1.6	Cross-default

(i) any Borrowed Money of any member of the PIK Issuer Group (other than Borrowed Money under any Finance Document) which, in aggregate and including for these purposes any Borrowed Money referred to in clause 23.1.6 (ii) and (iii) below and any amount referred to in clause 23.1.7 (Hedging Default) exceeds Euro 5,000,000 or its equivalent is not paid when due (or within any applicable grace period expressly contained in the agreement relating to such Borrowed Money in its original terms) or becomes due and payable prior to the date when it would otherwise have become due or (ii) any creditor of any member of the PIK Issuer Group declares any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable by reason of a default prior to the date when it would otherwise have become due or (iii) any creditor of any member of the PIK Issuer Group becomes entitled to declare any such Borrowed Money in excess of Euro 5,000,000 or its equivalent in aggregate due and payable prior to the date when it would otherwise have become due save where such creditor is a supplier of goods or services to the relevant member of the PIK Issuer Group and any such entitlement is being contested in good faith by such member of the PIK Issuer Group; or

23.1.7	Hedging Default

any member of the Group fails to make payment of an aggregate amount in excess of Euro 2,500,000 or its equivalent in respect of any interest rate or currency swap or other hedging arrangements (excluding, for the avoidance of doubt, a Hedge Transaction) entered into by it or commits any breach or an event entitling the relevant counterparty to terminate such swap or other hedging arrangements (howsoever described); or

23.1.8	Appointment of receivers and managers

(i) any administrative or other receiver is appointed of the Ultimate Parent or any member of the Material Group or any part of its assets and/or undertakings, (ii) any legal proceedings are taken to enforce any Encumbrance created by or under the HY Security Documents, the FRN Security Documents or the Subordinated Loan Security Documents or (iii) any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of any member of the Material Group; or

23.1.9	HTCC, Ultimate Parent and intervening Holding Companies

any member of the HTCC Group (other than a Subsidiary which is a member of the Ultimate Parent Group) undertakes or engages in any business activity other than:

(a)	acting as an indirect Holding Company of the Parent including all activities incidental to its role as a Holding Company (including the retention of professional advisors as needed), issuing Capital Stock (solely in the case of HTCC) and, if applicable, activities reasonably relating to being a public listed company;

(b)	incurring payment-in-kind debt (and pledging its assets as security therefor), provided that the Borrower determines (such determination to be evidenced by a certificate of the Borrower signed by an Authorised Officer) that the incurrence of such debt will not materially affect either the Borrower’s ability to make principal or interest payments under this Agreement or the Parent’s ability to make principal or interest payments on the FRN Notes, HY Notes or the Subordinated Loan Facility as and when they come due;

(c)	other activities not specifically enumerated in clauses (a) and (b) above that are de minimis in nature or relate to the purchase of PIK Notes;

(d)	becoming a lender under an Equity Loan Agreement to the extent permitted under the Intercreditor Deed and the relevant Equity Loan Agreement; and

(e)	any steps required to be taken by a member of the HTCC Group (other than a Subsidiary which is a member of the Ultimate Parent Group) which are not otherwise restricted by the Finance Documents as part of the arrangements for the contribution and subsequent cancellation of the FRN Notes or HY Notes provided that as part of such arrangements such FRN Notes or HY Notes are contributed to the Parent as set out in paragraph (n) of the definition of Permitted Payments and such steps are taken contemporaneously with or shortly before such cancellation;

For the purposes of this clause 23.1.9, “Capital Stock” means with respect to any person, any and all shares, interests, partnership interests (whether general or limited),

participations, rights in or other equivalents (however designated) of such person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date the Third Supplemental Agreement.

23.1.10	Insolvency

(a)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(b)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in the Netherlands Antilles is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitive surseance van betaling gaan) pursuant to the Netherlands Antilles Bankruptcy Decree (Faillissementsbesluit);

(c)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary is deemed insolvent, or liquidation proceedings are initiated against it (not being proceedings which the Ultimate Parent or relevant member of the Material Group can demonstrate to the satisfaction of the Facility Agent, by promptly as soon as it becomes aware of such proceedings providing an opinion of Hungarian counsel (acceptable to the Facility Agent (acting reasonably)) to that effect, are frivolous, vexatious or an abuse of process of the court or relate to a claim to which the Ultimate Parent or relevant member of the Material Group has a good defence and which are being vigorously contested by the Ultimate Parent or relevant member of the Material Group and such proceedings are not discharged or stayed within 90 days) or a liquidation order against the Ultimate Parent or relevant member of the Material Group is made pursuant to the Hungarian Act on Bankruptcy Proceedings, Liquidation Proceedings and Final Accounting; or

23.1.11	Legal process

(i) any judgment or order for an amount in excess of Euro 2,500,000 or its equivalent is made against the Ultimate Parent or any member of the Material Group and is not stayed or complied with within 28 days (unless any such judgments and/or orders are for an amount, in aggregate, which is less than Euro 7,000,000 and the same are being appealed by such member of the Ultimate Parent Group in good faith by all appropriate proceedings) or (ii) a creditor attaches or takes possession of, or a distress, execution, sequestration, diligence or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of the Ultimate Parent or any member of the Material Group and is not discharged within 28 days; or

23.1.12	Compositions

(a)	either the Ultimate Parent or any member of the Material Group which is domiciled or which has a branch office in Hungary, initiates a moratorium for the purpose of concluding a composition with its creditors or makes an attempt to conclude a composition with its creditors; or

(b)	any steps are taken or negotiations commenced, by the Ultimate Parent or any member of the Material Group or by their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such company and any group or class of its creditors generally; or

23.1.13	Winding-up

any petition is presented and is not discharged within 14 days or other step is taken for the purpose of winding up the Ultimate Parent or any member of the Material Group (not being a petition which the Ultimate Parent or the relevant member of the Material Group can demonstrate to the satisfaction of the Facility Agent, by providing an opinion of Hungarian counsel (acceptable to the Facility Agent (acting reasonably)) to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which the Ultimate Parent or the relevant member of the Material Group has a good defence and which is being vigorously contested by the relevant member of the Material Group) or an order is made or resolution passed for the winding up of any member of the Ultimate Parent or the Material Group or a notice is issued convening a meeting for the purpose of passing any such resolution other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders); or

23.1.14	Analogous proceedings

there occurs, in relation to the Ultimate Parent or any member of the Material Group in any country or territory in which any of them carries on business or to the jurisdiction of which courts any part of their respective assets is subject, any event which corresponds with, or has an effect equivalent or similar to, any of those mentioned in clauses 23.1.8 (Appointment of receivers and managers) to 23.1.13 (Winding-up) inclusive or the Ultimate Parent or any member of the Material Group (subject always to equivalent grace periods as are referred to in such clauses being exceeded) otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

23.1.15	Principal Agreements

(a)	any Principal Agreement is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect and such termination, suspension, revocation or cancellation would be likely to have a Material Adverse Effect unless services of a similar nature to those provided pursuant to such Principal Agreement are at all times provided to the Group on similar commercial terms or on terms no less beneficial to the relevant member of the Group; or

(b)	any alteration or variation is made to any term of any Principal Agreement which would or is reasonably likely to have a Material Adverse Effect; or

(c)	any member of the Group breaches any term of or repudiates any of its obligations under any of the Principal Agreements where such breach or repudiation would or is reasonably likely to have a Material Adverse Effect; or

23.1.16	Unlawfulness

it becomes unlawful at any time for the Borrower, any Obligor or any Security Provider to perform any of their respective material (in the opinion of the Majority Lenders (acting reasonably)) obligations under the Finance Documents; or

23.1.17	Telecommunications Laws

the Borrower, any Obligor or Security Provider fails to comply in any respect with any term or condition of any Telecommunications Law where such non-compliance would or is reasonably likely to have a Material Adverse Effect; or

23.1.18	Repudiation

the Borrower, any Obligor or Security Provider repudiates any Finance Document to which it is a party or evidences an intention to repudiate any such Finance Document; or

23.1.19	Seizure

all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the Material Group (taken as a whole) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

23.1.20	Material events

(a)	any other event occurs or circumstances arise which would or is reasonably likely to have a Material Adverse Effect; or

(b)	the Ultimate Parent has any direct or indirect interest in the share capital of any body corporate other than as set out in the group structure chart delivered pursuant to Schedule 2 (Conditions Precedent) of the Third Supplemental Agreement.

23.2	Acceleration

At any time after the happening of any Event of Default, so long as the same is continuing, the Facility Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, by notice to the Borrower declare that:

23.2.1	the obligation of each Lender to make its Commitment under each Facility available shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

23.2.2	all or part of the Loans and all interest and commitment commission accrued and all other sums payable under the Finance Documents have become due and payable by the Borrower, whereupon the same shall, immediately, or on demand or otherwise in accordance with the terms of such notice, become due and payable; and/or

23.2.3	the Security Documents (or any of them) have become enforceable (in whole or in part) whereupon the same shall be enforceable.

23.3	Demand basis

If, pursuant to clause 23.2.2, the Facility Agent declares all or part of the Loans to be due and payable on demand then, at any time thereafter, the Facility Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower, copied to the Parent): (a) call for repayment of all or part of the Loans by the Borrower on such date as may be specified in such notice whereupon the relevant part of the relevant Loans shall become due and payable by the Borrower on the date so specified together with all interest and commitment commission accrued and all other sums payable under the Finance Document.

SECTION 9 - CHANGES TO PARTIES

24	Changes to the Lenders

24.1	Assignments and transfers by the Lenders

Subject to this clause 24, a Lender (the “Existing Lender”) may in respect of any Facility:

24.1.1	assign any of its rights (being in the case of an assignment of part only at least €2,000,000 and an integral multiple of €1,000,000; or

24.1.2	transfer by way of assigned rights and assumption of obligations in accordance with clause 24.5 (Procedure for transfer) any of its rights and obligations being (in the case of a transfer of part only at least €2,000,000 and an integral multiple of €1,000,000), to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

24.2.1	An Existing Lender must consult with the Borrower for no more than 3 Business Days before it may make an assignment or transfer, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

24.2.2	An assignment will only be effective on:

(a)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender. In the case of an assignment in accordance with clause 24.5.3, such confirmation shall be deemed to have been given by its execution of the relevant Transfer Certificate; and

(b)	performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

24.2.3	A transfer will only be effective if the procedure set out in clause 24.5 (Procedure for transfer) is complied with.

24.2.4	If at the time when a transfer takes effect more than one Loan is outstanding under a Facility, the transfer of an Existing Lender’s participation shall take effect in respect of the same fraction of each such Loan.

24.2.5	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,500.

24.4	Limitation of responsibility of Existing Lenders

24.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor and its related entities;

(c)	the performance and observance by any Obligor or Security Provider of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

24.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

24.4.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

24.5.1	Subject to the conditions set out in clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 24.5.3 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph 24.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and give notice in writing of the same to the Obligors and the other Finance Parties.

24.5.2	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.5.3	All Parties agree that on the Transfer Date:

(a)	the Existing Lender assigns to the New Lender that part of its rights set out in the schedule to the Transfer Certificate which it may have against any Obligor or any Finance Party under or in respect of the Finance Documents;

(b)	the New Lender assumes that part of the obligations set out in the schedule to the Transfer Certificate which the Existing Lender may have towards any of the Obligors or the other Finance Parties under or in respect of the Finance Documents;

(c)	to the extent that obligations are assumed pursuant to paragraph (b) above, the Existing Lender and the other existing parties to this Agreement are released from their respective rights and their obligations towards one another under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

24.5.4	All Parties acknowledge that a Finance Party may assign and/or transfer in accordance with clause 24.5 (Procedure for transfer) its rights under the Finance Documents as a Senior Creditor under the trust created pursuant to the Intercreditor Deed.

24.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of the Transfer Certificate.

24.7	Lending offices

Each Lender in respect of a Facility shall lend through its Facility Office at the address specified in part B of Schedule 1 (The Original Parties) or, as the case may be, in any relevant Transfer Certificate or through any other Facility Office of such Lender selected from time to time by such Lender through which such Lender wishes to lend for the purposes of such Facility and this Agreement. If a Facility Office through which a Lender is lending is changed pursuant to this clause 24.7, such Lender shall notify the Facility Agent promptly of such change.

24.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

24.8.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

24.8.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

24.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 24.8.1 and 24.8.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.9	Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

24.10	Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates

24.10.1	For so long as an Investor Affiliate (a) beneficially owns a Commitment or (b) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(a)	in ascertaining the Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(b)	for the purposes of clause 35.2 (Exceptions), such Investor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

24.10.2	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Investor Affiliate, such notification to include the amount of Commitment to which the Debt Purchase Transaction relates.

24.10.3	Each Investor Affiliate that is a Lender agrees that:

(a)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(b)	in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

25	Changes to the Obligors

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders.

25.2	Additional Guarantors

25.2.1	Subject to compliance with the provisions of paragraphs (c) and (d) of clause 20.1.24 (“Know your customer” checks), the Parent and the Borrower shall procure that any Operating Companies, any IPO Subsidiary, any person which becomes a Material Subsidiary of the Parent after the date of this Agreement and any person referred to in paragraph (i) of the definition of Permitted Investments, become an Additional Guarantor. That person shall become an Additional Guarantor if:

(a)	the Borrower delivers to the Facility Agent a duly completed and executed Guarantor Accession Undertaking; and

(b)	the Facility Agent has received all of the documents and other evidence listed in part B of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor (or, in the case of Invitel Technocom, part B of Schedule 2 (Conditions precedent) to the Supplemental Agreement or, in the case of Invitel Austria and the Turkish Subsidiary, part B of Schedule 2 (Conditions precedent) of the Second Supplemental Agreement), each in form and substance satisfactory to the Facility Agent.

25.2.2	The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part B of Schedule 2 (Conditions precedent) (or, in the case of Invitel Technocom, part B of Schedule 2 (Conditions precedent) to the Supplemental Agreement or, in the case of Invitel Austria and the Turkish Subsidiary, part B of Schedule 2 (Conditions precedent) of the Second Supplemental Agreement).

25.2.3

(a)	The Finance Parties irrevocably authorise the Facility Agent to execute any duly executed Guarantor Accession Undertaking on their behalf, without any further consent of, or consultation with, any of the Finance Parties.

(b)	Each Obligor irrevocably authorises the Parent to execute any duly executed Guarantor Accession Undertaking on their behalf, without any further consent of, or consultation with, any of the Finance Parties.

25.2.4	Each Additional Guarantor, before entering into a Guarantor Accession Undertaking, shall comply with all relevant legislation in the jurisdiction of its incorporation to the satisfaction of the Facility Agent, to ensure that its giving of, and performance under, the Guarantee is in compliance with all relevant provisions of such legislation and to ensure that its giving of, and performance under the Guarantee is legal, valid and binding upon such Guarantor, subject to any general principles of law limiting its obligations which are specifically referred to in clause 17.1 (Covenant to pay).

25.3	Repetition of Representations

Delivery of a Guarantor Accession Undertaking constitutes confirmation by the relevant person and the Parent that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

25.4.1	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

25.4.2	The Facility Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(b)	all the Lenders have consented to the Borrower’s request; and

(c)	such Guarantor is no longer an Operating Company, the Borrower, the Parent, an IPO Subsidiary or (as the case may be) a Material Subsidiary.

SECTION 10 - THE FINANCE PARTIES

26	Role of the Agent, the Security Trustee and the Arranger

26.1	Appointment of the Agent and the Security Trustee

26.1.1	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents and each Lender under HUF Term Facility B1, HUF Term Facility B2 and the HUF Revolving Facility appoints the HUF Agent (in relation to a payment or calculation to be made in Forints only).

26.1.2	Each other Finance Party in accordance with the terms of the Intercreditor Deed appoints the Security Trustee to act as its trustee under and in connection with the Security Documents.

26.1.3	Each other Finance Party authorises the relevant Agent (whether or not by or through employees or agents) to exercise the rights, powers, authorities and discretions specifically given to the relevant Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

26.2.1	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to such Agent for that Party by any other Party.

26.2.2	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.2.3	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

26.2.4	If either Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

26.2.5	The Agents’ duties under the Finance Documents are solely mechanical and administrative in nature.

26.2.6	The duties of the Security Trustee shall be stated in the Intercreditor Deed.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

26.4.1	Nothing in this Agreement constitutes either Agent or the Arranger or (save as expressly stated in the Intercreditor Deed) the Security Trustee as a trustee or fiduciary of any other person.

26.4.2	Neither of the Agents nor the Arranger nor the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

Each Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

26.6.1	Each Agent may rely on:

(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

26.6.2	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 23.1.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Borrower (other than an Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

26.6.3	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

26.6.4	Each Agent may act in relation to the Finance Documents through its personnel and agents.

26.6.5	Each Agent and the Security Trustee may disclose to any other Party any information it reasonably believes it has received as agent or, (as the case may be), trustee under this Agreement.

26.6.6	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the HUF Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

26.7.1	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

26.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

26.7.3	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

26.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

26.7.5	Neither Facility Agent nor the Security Trustee are authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.7.6	Unless a contrary indication appears in a Finance Document, the HUF Agent shall (a) act in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from acting or exercising any right, power, authority or discretion vested in it as HUF Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the Majority Lenders (or, if appropriate, the Lenders) as required under the Finance Documents).

26.8	Responsibility for documentation

Neither Agent nor the Arranger:

26.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by either Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Due Diligence Reports; or

26.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

26.9.1	Without limiting clause 26.9.2 below, neither Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

26.9.2	No Party (other than the Facility Agent or (as the case may be) the HUF Agent) may take any proceedings against any officer, employee or agent of either Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this clause subject to clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

26.9.3	Neither Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agents if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

26.9.4	Nothing in this Agreement shall oblige either Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the relevant Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the relevant Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agents, within three Business Days of demand, against any cost, loss or liability incurred by the Agents (otherwise than by reason of the Agents’ gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agents

26.11.1	Each Agent may resign and appoint one of its Affiliates acting through an office in the case of the Facility Agent, in a Relevant Centre, and in the case of the HUF Agent, in Hungary, as successor by giving notice to the other Finance Parties and the Borrower.

26.11.2	Alternatively each Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case in respect of the Facility Agent, all the Lenders and, in respect of the HUF Agent, all the Lenders in relation to HUF Term Facility B1, HUF Term Facility B1 and the HUF Revolving Facility (in each case, after consultation with the Borrower) may appoint a successor Agent.

26.11.3	If the relevant Lenders have not appointed a successor Agent in accordance with clause 26.11.2 above within 30 days after notice of resignation was given, the relevant Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in a Relevant Centre).

26.11.4	Each retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

26.11.5	Each Agent’s resignation notice shall only take effect upon the appointment of a successor, and the acceptance of such appointment by the successor.

26.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.11.7	After consultation with the Borrower, in the case of the Facility Agent, the Majority Lenders and, in the case of the HUF Agent, all the Lenders in relation to HUF Term Facility B1, HUF Term Facility B1 and the HUF Revolving Facility (other than the HUF Agent) may, by notice to the relevant Agent, require it to resign in accordance with clause 26.11.2 above. In this event, the relevant Agent shall resign in accordance with clause 26.11.2 above.

26.11.8	Notwithstanding clause 26.11.7 in the event that any person becomes a Non-Funding Lender and that person (or any of its Affiliates) is also an Agent, the Lenders (excluding any Non-Funding Lender) may, following consultation with the Borrower, but without the consent of any other Party (including, without limitation, the relevant Agent) appoint any Lender (excluding any Non-Funding Lender) as an interim paying agent in respect of any amounts payable to or by the Lenders under the Finance Documents. If any such interim paying agent is appointed, and has accepted the appointment, for so long as such appointment is effective, the Parties agree that any payment under the Finance Documents which would otherwise have been made to or by the relevant Agent shall instead be made to or by the interim paying agent and that, in respect of such appointment, the interim paying agent shall assume equivalent rights and obligations to those of the relevant Agent under the Finance Documents without the requirement for any amendment to, or waiver of, the terms of the Finance Documents.

26.12	Confidentiality

26.12.1	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency or loan administration division which shall be treated as a separate entity from any other of its divisions or departments.

26.12.2	If information is received by another division or department of the relevant Agent, it may be treated as confidential to that division or department and the Agents shall not be deemed to have notice of it.

26.12.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or breach of a fiduciary duty.

26.13	Relationship with the Lenders

26.13.1	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

26.13.2	Each Lender shall supply the Facility Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor or any Security Provider for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent, the Security Trustee and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

26.14.1	the financial condition, status and nature of each member of the Group and the Security Provider;

26.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

26.14.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

26.14.4	the adequacy, accuracy and/or completeness of the Due Diligence Reports and any other information provided by the Agents, the Security Trustee, the Arranger, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to either Agent under clause 14.3 (Indemnity to the Agent), clause 16 (Costs and expenses) and clause 26.10 (Lenders’ indemnity to the Agent) shall, to the extent either Agent undertakes duties which such Agent believes in good faith to be of an exceptional nature and not fairly compensated by the relevant agency fee, include the cost of utilising such Agent’s management time or other resources in connection with such duties and will be calculated on the basis of such reasonable daily or hourly rates as such Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to such Agent under clause 11 (Fees).

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to any Agent under the Finance Documents the relevant Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the relevant Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	Separation of capacities

Notwithstanding that the Security Trustee and any Agent may from time to time be the same entity, the Security Trustee and such Agent have entered into this Agreement in their respective separate capacities as such Provided that, where this Agreement provides for the Security Trustee and/or any Agent to communicate with each other, while such parties are the same entity it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Agreement provides in certain cases for the same to be in writing.

26.19	Compliance

Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

26.20	Notification of Defaults, etc.

The HUF Agent shall notify the Facility Agent of any Default under HUF Term Facility B1, HUF Term Facility B1 and the HUF Revolving Facility in respect of payments in Forints if the HUF Agent otherwise has actual knowledge of the event concerned. For the purposes of this clause 26.20, the HUF Agent shall not be treated as having actual knowledge of any matter of which any division outside its agency, corporate lending or loan administration departments may become aware in the context of corporate finance, advisory or financing activities from time to time undertaken by the HUF Agent for any member of the Group, any Security Provider or any of their respective Subsidiaries or Associated Companies or any person which may be a trade competitor of, or may otherwise have commercial interests similar to those of, the same.

26.21	Consultation

Each Agent shall consult generally with regard to any matter materially affecting the rights of the Finance Parties as regulated by this Agreement and, in particular, upon any insolvency proceeding taking place and prior to the taking of any enforcement action by the Security Trustee under any of the Security Documents (for the avoidance of doubt, such consultation shall include, among other matters, discussion on the method of enforcement and realisation of security) Provided that such consultation process shall not impose upon any such party (the “first party”) any obligation to accede to any requests made by any other such party in respect of the exercising of any of the rights of the first party nor shall the rights of the first party be fettered in any respect other than as expressly provided in this Agreement.

27	Conduct of business by the Finance Parties

No provision of this Agreement will:

27.1	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

27.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

27.3	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	Sharing among the Finance Parties/Enforcement

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

28.1.1	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the relevant Agent;

28.1.2	the relevant Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by such Agent and distributed in accordance with clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on such Agent in relation to the receipt, recovery or distribution; and

28.1.3	the Recovering Finance Party shall, within three Business Days of demand by the relevant Agent, pay to such Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which such Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 29.5 (Partial payments).

28.2	Redistribution of payments

The relevant Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

28.3.1	On a distribution by the relevant Agent under clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

28.3.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 28.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

28.4.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 28.2 (Redistribution of payments) shall, upon request of the relevant Agent, pay to the relevant Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

28.4.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

28.5.1	This clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

28.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.6	Enforcement

At any time after the Enforcement Date, all of the Lenders may give notice to the Facility Agent and the Borrower requiring that all amounts outstanding in Forints shall be converted into Euro. If the Lenders give such a notice, such amounts outstanding in Forints will be converted into Euro at the Facility Agent’s Spot Rate of Exchange on the date that such notice is received by the Facility Agent and thereafter the Borrower will repay the amounts outstanding in Forints to all the Banks in Euro by reference to the amount in Euro as calculated by the Facility Agent.

SECTION 11 - ADMINISTRATION

29	Payment mechanics

29.1	Payments to the Agent

29.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to, in the case of Euro Term Facility A1, Euro Term Facility A2, Euro Term Facility A3, the Euro Revolving Facility, the Euro Capex Facility and the Accordion Facility, the Facility Agent and, in the case of HUF Term Facility B1, the HUF Term Facility B2, the HUF Revolving Facility and the HUF Capex Facility, the HUF Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by such Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

29.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the relevant Agent specifies.

29.1.3	If a payment denominated in HUF in relation to HUF Term Facility B1, HUF Term Facility B2 or HUF Revolving Facility is to be made to the Facility Agent pursuant to any Finance Document, the payment shall be made to the HUF Agent as if each reference to the Facility Agent were a reference to the HUF Agent.

29.2	Distributions by the Agent

Each payment received by each Agent under the Finance Documents for another Party shall, subject to clause 29.3 (Distributions to an Obligor) and clause 29.4 (Clawback) be made available by such Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the relevant Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

Each Agent may (with the consent of the Obligor or in accordance with clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

29.4.1	Where a sum is to be paid to the Agents under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

29.4.2	If either Agent pays an amount to another Party and it proves to be the case that the relevant Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to the relevant Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by the relevant Agent to reflect its cost of funds.

29.5	Partial payments

29.5.1	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, such Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued commitment commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any other accrued interest or fee due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.5.2	Each Agent shall, if so directed by all the Lenders, vary the order set out in clauses 29.5.1(b) to 29.5.1(e) above and it shall without any legal commitment use reasonable endeavours to notify the Borrower of any such variation.

29.5.3	Clauses 29.5.1 and 29.5.2 above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim except that any payment netting and close-out netting, as applicable, in accordance with the provisions of the relevant Hedge Agreement shall be permitted.

29.7	Business Days

29.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

29.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

29.8.1	Subject to clauses 29.8.2 to 29.8.5 below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

29.8.2	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

29.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

29.8.4	Each payment in respect of costs, expenses or Tax shall be made in the currency in which the costs, expenses or Tax are incurred.

29.8.5	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

29.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

29.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Each Lender shall notify the Facility Agent and the relevant Obligor forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Facility Agent shall inform the other Lenders. Failure by the Lender to give such notice shall not affect the validity of the exercise of such Lender’s right of set-off.

31	Notices

31.1	Communications in writing

31.1.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.1.2	Any communication or notice to be made by fax, letter or electronic mail by or to the Turkish Subsidiary pursuant to this Agreement shall constitute written evidence between the Parties thereto pursuant to the provision of the second sentence of Article 287 of the Civil Procedure Code of Turkey.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

31.2.1	in the case of the Original Obligors, that identified with its name below;

31.2.2	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party;

31.2.3	in the case of the Agents, that identified with their name below; and

31.2.4	in the case of the Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (with a copy to the HUF Agent) (or the Agents may notify to the other Parties, if a change is made by the Agents) by not less than five Business Days’ notice.

31.3	Delivery

31.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address:

and, if a particular department or officer is specified as part of its address details provided under clause 31.2 (Addresses), if addressed to that department or officer.

31.3.2	Any communication or document to be made or delivered to either Agent or the Security Trustee will be effective only when actually received by such Agent or (as the case may be) Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the relevant Agent or (as the case may be) Security Trustee’s signature below (or any substitute department or officer as the relevant Agent shall specify for this purpose).

31.4	Notices through the Facility Agent

Every notice, request, demand or other communication under:

31.4.1	this Agreement to be given by any member of the Group to any other party thereto shall be given (if to the Security Trustee) to the Security Trustee or (otherwise) to the Facility Agent for onward transmission as appropriate and to be given to any member of the Group shall (except as otherwise provided in this Agreement) be given (if to the Security Trustee) to the Security Trustee or (otherwise) by the Facility Agent;

31.4.2	to be given by the Security Trustee to any other party to this Agreement other than a member of the Group shall be given to the Facility Agent for onward transmission as appropriate and to be given to the Security Trustee by any other party to this Agreement other than a member of the Group shall be given by the Facility Agent;

31.4.3	or in respect of, any Facility to be given by any member of the Group to any other party in respect of, such Facility shall be given to the Facility Agent for onward transmission as appropriate and to be given to any member of the Group in respect of such Facility shall be given by the Facility Agent; and

31.4.4	this Agreement to be given by any Lender to the Facility Agent shall be given to the Facility Agent for onward transmission as appropriate and to be given to any such Lender under this Agreement shall be given by the Facility Agent.

This clause 31 shall not affect any requirements within this Agreement to copy any notice to the HUF Agent.

31.5	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number and telex number or change of address or fax number pursuant to clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.6	Restriction on Notices to Austria

No communication under or in connection with the Finance Documents shall be made to or from an address located inside of the Republic of Austria. The foregoing sentence applies mutatis mutandis to any communication made by fax, electronic message or in other written form.

31.7	Electronic communication

31.7.1	Any communication to be made between the respective Agents and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

31.7.2	Any electronic communication made between the relevant Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.8	English language

31.8.1	Any notice given under or in connection with any Finance Document must be in English.

31.8.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	Amendments and waivers

35.1	Required consents

35.1.1	Subject to clause 35.2 (Exceptions) and clause 35.4 (Amendments binding) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

35.1.2	The Facility Agent may effect, on behalf of any Finance Party and Senior Creditor, any amendment or waiver permitted by this clause or, in the case of any such amendment or waiver under a Security Document, may authorise the Security Trustee to effect, and the Security Trustee may so effect, the same.

35.2	Exceptions

35.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	a change to the Borrower or Guarantors other than in accordance with clause 25 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	clause 2.2 (Finance Parties’ rights and obligations), clause 4.4 (Waiver of conditions precedent), clause 13 (Increased Costs), clause 24 (Changes to the Lenders), clause 28 (Sharing among the Finance Parties/Enforcements) or this clause 35;

(h)	a change to the currency in which any amount is payable under this Agreement or any Security Document;

(i)	a change to the definition of “Senior Creditors” or “Senior Secured Documents” in the Intercreditor Deed;

(j)	a change to clauses 10, 11, 12 and 13 of the Intercreditor Deed;

(k)	a change to paragraph 1 of schedule 3 in the Intercreditor Deed or (by any change to any definition) the order of payments set out in paragraph 1 of schedule 3 to the Intercreditor Deed;

(l)	the release or impairment of any Encumbrance or Guarantee constituted by any of the Security Documents or this Agreement; and

(m)	a change to the purpose of the Accordion Facility as set out in clause 3.1 (Purpose),

shall not be made without the prior consent of all the Lenders.

35.2.2	An amendment or waiver which relates to the rights or obligations of the Agents, the Security Trustee or the Arranger may not be effected without the consent of the Agents, the Security Trustee or the Arranger.

35.2.3	If a Lender is a Non-Funding Lender and it does not have a participation in any outstanding Utilisation its Commitment shall be disregarded for the purposes of determining whether or not the consent of all the Lenders has been obtained.

35.2.4	If any Non-Funding Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 5 Business Days (unless the Facility Agent (acting on the instructions of all other Lenders who are themselves not Non-Funding Lenders) agrees to a longer time period in relation to any request) of that request being made, its participation and/or its Commitment shall not be included for the purpose of calculating the participations and/or its Commitment when ascertaining whether all or any relevant percentage of participations and/or Commitments has been obtained to approve that request.

35.3	Releases

Except with the prior consent of all the Lenders, the Facility Agent shall not have the authority to authorise the Security Trustee to release:

35.3.1	any Obligor or other Security Provider or any asset from the security or subordination arrangements constituted by any Security Document; or

35.3.2	any Obligor from any of its guarantee or other assurance obligations under any Security Document (including any Guarantee),

in each case, other than any such release as part of a disposal made pursuant to clause 21.1.3 (Disposals).

35.4	Amendments binding

35.4.1	Without prejudice to the other provisions of this Agreement each Obligor confirms that if the Parent and the Senior Creditors or any of them enter into any amendment or supplement to, or restatement of, this Agreement, the Parent’s execution of any such amendment, supplement or restatement, whether or not expressly or purportedly made on behalf of that Obligor, shall bind that Obligor without the need to obtain any confirmation or acknowledgement from such Obligor. For this purpose, each Obligor, for the benefit of the Senior Creditors, irrevocably designates, appoints and empowers the Parent as its agent and attorney. For the avoidance of doubt, each Obligor agrees that the Parent, in its capacity as agent and attorney, may execute an amendment, supplement or restatement of this Agreement to which the Parent itself is a party.

35.4.2	Each Obligor (other than the Parent) by its execution of this Agreement, the Third Supplemental Agreement or a Guarantor Accession Undertaking irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests) and to execute on its behalf any Guarantor Accession Undertaking; and

(b)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or received the relevant notice, demand or other communication.

35.4.3	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Parent or given to the Parent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Obligor, those of the Parent shall prevail.

35.5	Replacement of Lender

35.5.1	If at any time any Lender becomes a Non-Consenting Lender (as defined in clause 35.5.3(c) below), then the Parent may, on 5 Business Days’ prior written notice to the Agents and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agents (acting reasonably) which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

35.5.2	The replacement of a Lender pursuant to this clause shall be subject to the following conditions:

(a)	the Parent shall have no right to replace an Agent or Security Trustee;

(b)	neither the Agents nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)	such replacement must take place no later than 20 Business Days after the date on which Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent of the Total Commitments prior to that reduction) have given their consent in relation to, or agreed to, any waiver or amendment to the Finance Documents requested by the Parent; and

(d)	in no event shall the Lender replaced under this clause 35.5.2 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

35.5.3	In the event that:

(a)	the Parent or the Facility Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)	Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

36	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37	Place of performance outside Austria

The Parties agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Agreement shall be at the registered office of the Security Trustee in England or any other place reasonably designated by the Security Trustee but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Agreement or any Finance Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto. Further, the Parties hereto agree that the fulfilment of any contractual obligation under this Agreement within the Republic of Austria does not result in a discharge of debt.

SECTION 12 - GOVERNING LAW AND ENFORCEMENT

38	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

39	Enforcement

39.1	Jurisdiction

39.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

39.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.1.3	This clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.1.4	Without limiting the generality of any of the foregoing, the Turkish Subsidiary agrees, without prejudice, to the enforcement of a judgement obtained from the courts of England according to the provisions of Article 54 of the International Private and Procedure Law of Turkey (Law No. 5718), that in the event that the Turkish Subsidiary is sued in a court in Turkey in connection with this Agreement, such judgement shall constitute conclusive evidence of the existence and amount of the claim against the Turkish Subsidiary pursuant to the provisions of the second sentence of Article 287 of the Civil Procedure Code of Turkey and Article 58 of the International Private and Procedure Law of Turkey (Law No. 5718).

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law:

39.2.1	The Parent and each Obligor irrevocably appoints Law Debenture Corporate Services Limited of Fifth floor, 100 Wood Street, London, EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

39.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3	Inconvenient Forum

Each Obligor waives any objection it may have now or hereafter to the laying of venue of any action or proceedings in any court or jurisdiction referred to in clause 39.1 (Jurisdiction) and any claim it may have now or hereafter that any action or proceedings brought in such courts or jurisdiction has been brought in an inconvenient forum.

39.4	Security for costs

To the extent that any Obligor may, in any suit, action or proceeding brought in a court in Turkey or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provisions of law requiring the Finance Parties or any of them in such suit, action or proceeding to post security for costs of such Obligor (“Cautio judicatum solvi”), or to post a bond or take similar action, such Obligor hereby irrevocably waives any such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey or, as the case may be, such other jurisdictions.

39.5	Waiver of immunity

To the extent that any Obligor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Original Parties

Part A

The Original Guarantors (as at the date of the Third Supplemental Agreement)

Name	Registered Addresses	Jurisdiction of incorporation
Magyar Telecom B.V. (the “Parent”)	Laan van Kronenburg 8 1183 AS Amstelveen The Netherlands	The Netherlands

Invitel Zrt. (the “Borrower”)	2040 Budaörs Puskás Tivadar u.8-10 Hungary	Hungary

Euroweb Romania S.A.	102 Lipscani Street Nouveau Centre Corp A 3rd Floor 3rd District Bucharest Romania	Romania

Invitel Technocom Távközlési Korlátolt Felelosségü Társaság	2040 Budaörs Puskás Tivadar u.8-10 Hungary	Hungary

Invitel Telecom Távközlési Korlátolt Felelosségü Társaság	2040 Budaörs Puskás Tivadar u.8-10 Hungary	Hungary

Invitel International AG (formerly Memorex Telex Communications AG)	Ortsstraße 24 2331, Vösendorf Austria	Austria

MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Şirketi	Eski Büyükdere Cad. Bilek Işmerkezi No. 29, D. 7, 4. Levent, Istanbul, Turkey	Turkey

Invitel International Hungary Kft.	2040 Budaörs Puskás Tivadar u. 8-10 Hungary	Hungary

Part B

The Original Lenders (as at the date of the Third Supplemental Effective Date)

Name of Original Lender	Euro Term Facility A1 Commitment	Euro Term Facility A2 Commitment	Euro Term Facility A3 Commitment	HUF Term Facility B1 Commitment	HUF Term Facility B2 Commitment	Euro Revolving Facility Commitment	HUF Revolving Facility Commitment	Euro Capex Facility Commitment	HUF Capex Facility Commitment
	(€)	(€)	(€)	(HUF)	(HUF)	(€)	(HUF)	(€)	(HUF)
BNP Paribas	13,670,760.16	0	0	0	0	986,025.74	0	2,120,443.49	0
BNP Paribas, Hungary Branch	5,135,892.16	5,000,000	0	0	2,403,680,000	74,196	0	0	0
Calyon Hungarian Branch Office	18,806,652.33	5,000,000	0	0	2,403,680,000	1,060,221.74	0	2,120,443.49	0
DEXIA Crédit Local	5,909,090.91	0	0	0	0	196,969.70	0	393,939.39	0
MKB Bank Zrt.	0	0	0	2,955,170,098	868,866,266	0	127,467,879	0	254,935,758
Natixis	8,670,952.10	0	0	0	0	289,031.74	0	578,063.47	0
Nordea Bank Danmark A/S	9,660,658.67	0	22,145,993.66	0	0	1,060,221.74	0	2,120,443.49	0
Nykredit Bank A/S	0	0	9,090,909.09	0	0	303,030.30	0	606,060.61	0
UniCredit Bank Hungary Zrt.	0	0	0	0	5,462,909,091	0	182,096,970	0	364,193,939

	61,854,006.34	10,000,000	31,236,902.75	2,955,170,098	11,139,135,357	3,969,696.97	309,564,849	7,939,393.94	619,129,697

Schedule 2

Conditions precedent

Part A

Conditions precedent to initial Utilisation

[NOT RESTATED]

Part B

Documents and evidence to be delivered by an Additional Guarantor

1	A copy, certified as true, complete and up to date by an Authorised Officer of the Additional Guarantor and any relevant Security Provider of the constitutive documents and, if necessary, an extract from the relevant public register of the Additional Guarantor and the relevant Security Provider (amended as requested by the Security Trustee).

2	A copy, certified as a true copy by an Authorised Officer of the Additional Guarantor and each relevant Security Provider, of resolutions of the Board of Directors of that entity evidencing approval to the Guarantor Accession Undertaking and/or any other Finance Documents to which they are a party and authorising its appropriate officers to execute and deliver the Guarantor Accession Undertaking and/or any other Finance Documents to which they are a party and to give all notices and take all other action required by the Additional Guarantor and the relevant Security Provider as an Additional Guarantor and/or relevant Security Provider under each Finance Document to which they are a party.

3	A copy, certified as a true copy by an Authorised Officer of the Additional Guarantor and the relevant Security Provider of all consents, authorisations, licences and approvals required by the Additional Guarantor and the relevant Security Provider to authorise, or required by the Additional Guarantor and the relevant Security Provider in connection with, the execution, delivery, validity, enforceability and admissibility in evidence of the Guarantor Accession Undertaking and/or any other Finance Documents to which they are a party and the performance by the Additional Guarantor and the relevant Security Provider of its obligations under each Finance Document to which they are a party.

4	Either (i) specimen signatures of the persons authorised in the resolutions of the Board of Directors or equivalent, referred to in paragraph (b), above or (ii) a notarised copy of the most recent authorized signatory circular of the Additional Guarantor and the relevant Security Provider setting out the names and signatures of the persons authorized to act for and on behalf of the Additional Guarantor and the relevant Security Provider including names and signature specimens of each person authorized in the resolutions of the Board of Directors or equivalent, referred to in paragraph (b), above.

5	An opinion of legal advisers to the Lenders in Hungary or the relevant jurisdiction, dated not more than five Business Days prior to the date of the Guarantor Accession Undertaking.

6	An opinion of Norton Rose LLP, London, dated not more than five Business Days prior to the date of the Guarantor Accession Undertaking.

7	An opinion of legal advisers to the Lenders in the relevant jurisdiction of the relevant Security Provider, dated not more than five Business Days prior to the date of the Guarantor Accession Undertaking, in relation to the Share Security referred to in 15 below.

8	A copy, certified as a true copy by an Authorised Officer of the Additional Guarantor of a letter from the agent of the Additional Guarantor for receipt of service of process referred to in the Guarantor Accession Undertaking accepting its appointment.

9	A Guarantor Accession Undertaking duly executed by the Additional Guarantor and the Parent.

10	A certificate of a director of the Additional Guarantor and the relevant Security Provider confirming that guaranteeing or securing the Facilities in the maximum amount permitted would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

11	A certificate of a director of the Additional Guarantor certifying that each copy document in this Part B of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at the a date no earlier than the date of the Guarantor Accession Undertaking.

12	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

13	A copy, certified as a true copy by an Authorised Officer of a resolution of the Board of Directors of each corporate shareholder of the Additional Guarantor, evidencing approval of the terms of the resolution referred to in 12 above.

14	If available, the latest audited financial statements of the Additional Guarantor.

15	Share Security over the shares of the Additional Guarantor, duly executed as a deed by the parties to it.

16	A Deed of Accession (as defined in the Intercreditor Deed) duly executed by the parties to it.

17	If applicable, share certificates and stock transfer forms executed in blank (or pledge endorsement in the case of the Turkish Subsidiary).

18	A floating charge agreement over the assets of the Additional Guarantor duly executed by the parties to it (or equivalent security to the extent available under the relevant law).

19	If it maintains any bank accounts, an Account Charge duly executed by the Additional Guarantor together with copies of notices of such Account Charge (in the form provided for in the relevant Account Charge) given to each financial institution with whom it maintains any such account.

20	An assignment over any present and, to the extent possible, future receivables owed to the Additional Guarantor, duly executed by the parties to it.

Schedule 3

Requests

Part A

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Utilisation Request

From:	• [Borrower]

To:	• [Facility Agent]

Copy:	HUF Agent

Dated:	[•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant a third supplemental agreement dated [•] 2009, the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Euro Term Facility A3/HUF Term Facility B2/ Euro Revolving Facility/ HUF Revolving Facility/ Euro Capex Facility/HUF Capex Facility/Accordion Facility]

Currency of Loan:	[•]

Amount:	[•] or, if less, the Available Facility

Interest Period:	[•]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	We further confirm that:

(a)	the borrowing to be effected by such Utilisations will be within our powers, has been validly authorised by appropriate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(b)	the Group is in compliance with the undertakings set out in clauses 20 (Positive Covenants), 21 (Negative Covenants) and 22 (Financial Covenants) of the Agreement; and

(c)	the Group is in compliance with the undertakings set out in each of clause 22.1.1 (Total Debt/Twelve Month Consolidated EBITDA) and 22.1.2 (Senior Debt/Twelve Month Consolidated EBITDA) (Total Debt or (as the case may be) Senior Debt having been adjusted to take into account the principal amount of the proposed Utilisation to be made on the Utilisation Date).

5	The proceeds of this Loan should be credited to • [account].

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Invitel Zrt.

Part B

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Selection Notice

Applicable to a Euro Term Facility A1 Loan, Euro Term Facility A2 Loan, Euro Term Facility A3

Loan, a HUF Term Facility B1 Loan, a HUF Term Facility B2 Loan and an Accordion Facility Loan

From:	• [Borrower]

To:	• [Agent]

Dated:	[•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant a third supplemental agreement dated [•] 2009, the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2

We refer to the following Euro Term Facility A1 Loan[s]/Euro Term Facility A2 Loan[s]/Euro Term Facility A3 Loan[s]/HUF Term Facility B1 Loan[s]/ HUF Term Facility B2 Loan[s]/Euro Capex Facility Loan/HUF Capex Facility Loan/Accordion Facility Loan* with an Interest Period ending on [•]*

3

[We request that the above Euro Term Facility A1 Loan[s]/ Euro Term Facility A3 Loan[s]/ Euro Term Facility A3 Loan[s]/HUF Term Facility B1 Loan[s]/HUF Term Facility B2 Loan[s]/Euro Capex Facility Loan[s]/HUF Capex Facility Loan[s]/Acccordion Facility Loan[s]* be divided into [•]Euro Term Facility A1 Loan[s]/Euro Term Facility A3 Loan[s]/HUF Term Facility B1 Loan[s]/HUF Term Facility B2 Loan[s]/Euro Capex Facility Loan[s]/HUF Capex Facility Loan[s]/Acccordion Facility Loan[s]* with the following Base Currency Amounts and Interest Periods:]**

or

*	Insert details of all relevant Loans which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.

[We request that the next Interest Period for the above Euro Term Facility A1 Loan[s]/Euro Term Facility A2 Loan[s]/Euro Term Facility A3 Loan[s]/HUF Term Facility B1 Loan[s]/HUF Term Facility B2 Loan[s]/Euro Capex Facility Loan[s]/HUF Capex Facility Loan[s]/Accordion Facility Loan[s] is [•]]. ***

4	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for Invitel Zrt.

***	Use this option if sub-division is not required.

Schedule 4

Mandatory Cost formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State and Hungary will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

E × 0.01	per cent. per annum.
300

Where E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8	The percentages of each Lender and the rates of charge of each Reference Bank shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11	Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or the central bank of Hungary (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

Form of Transfer Certificate

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To:	[•] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[•]

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant a third supplemental agreement dated [•] 2009, the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 24.5 (Procedure for transfer):

(a)	In accordance with clause 24.5.2, (i) the Existing Lender assigns to the New Lender that part of its rights referred to in the Schedule which it may have against any Obligor or any Finance Party under or in respect of the Finance Documents, (ii) the New Lender assumes that part of the obligations referred to in the Schedule which the Existing Lender may have towards any of the Obligors or the other Finance Parties under or in respect of the Finance Documents and (iii) to the extent that obligations are assumed pursuant to paragraph (ii) above, the Existing Lender and the other existing parties to the Facilities Agreement are released from their respective obligations towards one another under the Finance Documents.

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 31.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 24.4.3.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	The New Lender (if not already a party in this capacity) agrees to become a Senior Creditor for the purpose of the Intercreditor Deed and agrees to, and shall, be bound by the Intercreditor Deed in that capacity with effect from the Transfer Date.

6	The parties to this Transfer Certificate agree that the exclusive place of performance (Erfüllungsort) for all rights and obligations under this Transfer Certificate shall be at the registered office of the Security Trustee in England or any other place reasonably designated by the Security Trustee but in any case a place outside the Republic of Austria, which in particular, but without limitation, means that the payment of all amounts, if any, under this Agreement or any Finance Document must be made from and to, respectively, a bank account outside the Republic of Austria. It is expressly agreed between the parties hereto that any such performance within the Republic of Austria will not establish Austria as the place of performance and shall be deemed not effective with respect to any Party hereto. Further, the Parties hereto agree that the fulfilment of any contractual obligation under this Transfer Certificate within the Republic of Austria does not result in a discharge of debt.

7	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

Commitment/rights and obligations to be transferred

Rights assigned	Obligations assumed
[•]	[•]

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

Schedule 6

Form of Guarantor Accession Undertaking

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

THIS GUARANTOR ACCESSION UNDERTAKING is dated [ ] and made BETWEEN:

(1)	• (No. •) whose registered office is at • (the “Additional Guarantor”);

(2)	MAGYAR TELECOM B.V. whose registered office is at Teleportboulevard 140, 1043 EJ Amsterdam, The Netherlands (the “Parent”); and

(3)	[•] of [•] in its capacity as Facility Agent under the Agreement referred to below on behalf of itself the and the other Finance Parties (the “Facility Agent”)

WHEREAS:

(A)	The Additional Guarantor is a Subsidiary of the Parent.

(B)	By an agreement dated 6 August 2004 and made between the Parent (1), Invitel Zrt. as Borrower (2), the companies whose names and, where applicable, registered offices and registered numbers are set out in part A of Schedule 1 thereto as Original Guarantors (3), the Co-ordinator (4), the Arranger (5), the banks and financial institutions whose names and addresses are set out in part B of Schedule 1 thereto, (6), the Agents (7) and the Security Trustee (8) (as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant to a third supplemental agreement dated [•] 2009, the “Agreement”), the Lenders agreed to make available to the Borrower certain credit facilities.

(C)	The Parent has undertaken to procure that an undertaking supplemental to the Agreement shall be executed and delivered by any Subsidiary of the Parent who should become an Additional Guarantor under the Agreement.

NOW THIS GUARANTOR ACCESSION UNDERTAKING WITNESSES as follows:

1	Undertaking definitions

Unless the context otherwise requires or unless otherwise defined in this Guarantor Accession Undertaking, words and expressions defined in the Agreement shall have the same meaning when used in this Guarantor Accession Undertaking or the Recitals hereto. Clauses 1.2 (Construction) and 1.3 (Third Party Rights) of the Agreement shall apply to this Guarantor Accession Undertaking, mutatis mutandis, as if expressly set out herein.

2	Accession to the Agreement

With effect from the date of this Guarantor Accession Undertaking, the Additional Guarantor shall become a party to the Agreement as a Guarantor (in respect of the Guaranteed Liabilities)

and Obligor thereunder as if named therein in part A of Schedule 1 thereto and with effect from such date shall assume obligations towards and rights against the other Obligors, the Facility Agent, the Arranger, the Agents, the Lenders and the Security Trustee as if so named therein.

3	Continuance of the Undertaking

Notwithstanding this Guarantor Accession Undertaking, the provisions of the Agreement shall continue in full force and effect and, with effect from the date of this Guarantor Accession Undertaking, the Agreement and the Guarantor Accession Undertaking shall be read and construed as one instrument as if references in the Agreement to “this Agreement” were to the Agreement and this Guarantor Accession Undertaking taken together.

4	Consent

The Parent (on behalf of itself and the other Obligors) and the Facility Agent (on behalf of itself and the other Finance Parties) consent to the Additional Guarantor becoming a Guarantor as set out in clauses 2 (The Facilities) and 3 (Purpose).

5	Representations and Warranties

The Additional Guarantor represents and warrants to each of the Lenders, the Arranger, the Agents, the Security Trustee and the Facility Agent in the terms of clause 18.1 (Repeated representations and warranties) of the Agreement as if references therein (i) to this “Agreement” or to the “Finance Documents” were also to this Guarantor Accession Undertaking and (ii) to the “Guarantors” or any “member of the Group” were to the Additional Guarantor.

6	Law [and jurisdiction]

This Guarantor Accession Undertaking and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

[Jurisdiction and arbitration clause and appointment of agent for service of process]

[Insert any other jurisdiction specific provisions that may be required]

This Deed is intended to be executed as a deed and it and any non-contractual obligations connected with it are governed by English law.

EXECUTED as a DEED	)
By:	)

Schedule 7

Form of Resignation Letter

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To:	[•] as Facility Agent

From:	[resigning Obligor] and [Parent]

Dated:	[•]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007, a second supplemental agreement dated 3 March 2008 and a third supplemental agreement dated [•] 2009, the “Agreement”)

1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to [clause 25.4 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Guarantor] under the Agreement.

3	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request[;

(b)	all the Lenders have consented to the Borrower’s request; and

(c)	such Additional Guarantor is no longer a Hungarian Operating Company, the Borrower, the Parent, an IPO Subsidiary or a Material Subsidiary.

4	This Resignation Letter and any non-contractual obligations connected with it are governed by English law.

[Parent]	[Subsidiary]

By:	By:

Schedule 8

Form of Compliance Certificate

Part A

Form of Compliance Certificate to be issued by an Authorised Officer of the Borrower

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To: [Facility Agent]

Attention: •

[Date]

Dear Sirs

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant to a third supplemental agreement dated [•] 2009, the “Agreement”)

We refer to the Agreement and deliver this Certificate in respect of the Quarterly Period ended [    ] pursuant to clause 20.1.8 (Delivery of reports) thereof. Terms defined in the Agreement shall have the same meaning when used in this Certificate.

We confirm that on or as of the last day of the Quarterly Period ended •:

1	Consolidated EBITDA for the Quarterly Period ended [ ] was [ ].

2	Consolidated EBITDA for the Twelve Month Period ended [ ] was [ ].

3	Cashflow for the Twelve Month Period ended [•] was [•].

4	As at [ ] Total Debt was [ ].

5	As a [ ] Senior Debt was [ ].

6	Total Debt Interest Charges for the [Twelve Month Period] ended [ ] was [ ].

7	Total Debt Charges as at [ ] was [ ].

8	Accrued capital expenditure was [ ].

Based on the above, we confirm that on [    ] or in respect of the Quarterly Period ended on [    ], as the case may be:

(1)	The ratio of Total Debt to Twelve Month Consolidated EBITDA was [ x].

(2)	The ratio of Senior Debt to Twelve Month Consolidated EBITDA was [ x].

(3)	The ratio of Twelve Month Consolidated EBITDA to Total Debt Interest Charges was [ x].

(4)	The ratio of Cashflow to Total Debt Charges was [ x].

(5)	[Excess Cash Flow for the financial year ending on [ ] was [ ]] [NB: only included in relation to financial year end].

(6)	Accrued capital expenditure for the financial year ending on [•] was [•]. [NB: only included in relation to financial year end]

Based on the above, we confirm that the Borrower was in compliance with the undertakings set out in clause 22.1.1 (Total Debt/Twelve Month Consolidated EBITDA) to 22.1.5 (Capital Expenditure) as at [    ].

We also confirm that the only Restricted Payments made during the Quarterly Period were Permitted Payments.

We further confirm that as determined by reference to Quarterly Management Accounts, on or as of the last day of the Quarterly Period ending [    ] Immaterial Subsidiaries accounted for not more than 5 per cent. in aggregate of (i) the total assets of the Group, (ii) the total revenues of the Group and (iii) the Twelve Month Consolidated EBITDA for such Quarterly Period and therefore that the Parent was in compliance with the undertaking set out in clause 20.1.23 (Material Subsidiaries) of the Agreement.

We also confirm that the representations and warranties referred to in clause 18.3 (Repetition) including those deemed to be made by the Borrower pursuant to such clause are (subject as provided in clause 18.3 (Repetition)) true and correct at the date hereof as if each was made with respect to the facts and circumstances existing at the date hereof and that no event or circumstance has occurred and is continuing which constitutes a Default.

For and on behalf of Invitel Zrt.

Authorised Officer

Part B

Form of Compliance Certificate to be issued by the auditors of the Group

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To: Management and the Board of Directors

Hungarian Telephone and Cable Corp. (The Company):

BNP Paribas as Agents for and on behalf of the Finance Parties

Date: [•]

Dear Sirs

Invitel Zrt.

Euro 165,000,000 Credit Facilities Agreement dated 06 August 2004

(as amended by a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February

2009 and as amended and restated pursuant to a third supplemental agreement dated [•] 2009,

(the “Facilities Agreement”)

We have performed the procedures agreed with you and enumerated below with respect to the attached Compliance Certificate which has been prepared by an Authorised Officer of Invitel Zrt. (the „Borrower”) for the year ended          (the “Certificate”) in accordance with the Agreement. Unless otherwise defined, the terms defined in the Agreement shall have the same meaning when used in this letter.

This letter is provided pursuant to, and must be read in conjunction with, our contract dated                      and is subject to the terms and limitations set out therein.

Our engagement was undertaken in accordance with the International Standard on Related Services applicable to agreed-upon procedures engagements. The procedures were performed solely to assist you in the assessment of the Borrower’s compliance with clauses 22.1.1 to 22.1.[5] of the Agreement as of                      and are summarized as follows:

We have read the attached Certificate prepared by an Authorised Officer of the Borrower and have obtained an understanding of the compilation of the Certificate by enquiry of management, reference to the Agreement and review of various correspondence between the Borrower and the Finance Parties (including a letter from BNP Paribas, signed by Thierry Bonnell, dated 6 February 2007). We have performed the following procedures:

•	Compared financial information used in management’s Certificate to:

•	Information contained in the audited consolidated financial statements of the Company and its subsidiaries for the year ended for Total Debt, Senior Debt, ;

•

the accounting records used to form the basis of the audited financial statements of the Company and its subsidiaries for the year ended                      for Consolidated EBITDA for the Quarterly Period ended                     , Consolidated EBITDA for the Twelve Month Period ended                     , Total Debt Interest Charges for the Twelve Month Period ended                     , Total Debt Charges, and Consolidated Capital Expenditures; and

•	unaudited monthly management reports for Adjusted Twelve Month Consolidated EBITDA for the Twelve Month Period ended

•	computed the mathematical accuracy of the underlying calculations used in the Certificate;

•

compared the calculation of Consolidated EBITDA, Adjusted Twelve Month Consolidated EBITDA, Total Debt, Senior Debt, Total Debt Interest Charges, Total Debt Charges and Consolidated Capital Expenditures as set out in the Certificate for item 1 through 8 with the relevant accounting definitions set out in the Facilities Agreement; and

•	compared the ratios presented under points (1) to (4) in the Certificate to the ratios set out in column (2) of clauses 22.1.1 to 22.1.5 for the period ended , respectively.

Based solely on the procedures described above, we confirm that

•	the information set out in the Certificate is based on information which was contained in the sources listed above ;

•	the calculations set out in the Certificate are arithmetically accurate;

•

the financial information set out in the Certificate is calculated in accordance with the relevant definitions set out in the Facilities Agreement (as clarified in the letter dated 6 February 2007 from BNP Paribas), and

•	the ratios presented in the Certificate under:

•	point (1) did not exceed the ratio set out in column (2) of clauses 22.1.1 as of ,

•	point (2) did not exceed the ratio set out in column (2) of clauses 22.1.2 as of ,

•	point (3) was less than the ratio set out in column (2) of clauses 22.1.3 as of ,

•	point (4) was less than the ratio set out in column (2) of clauses 22.1.4 as of .

Because the above procedures do not constitute either an audit or a review made in accordance with International Standards on Auditing or International Standards on Review Engagements, we do not express any assurance on compliance with clauses 22.1.1 to 22.1.4 of the Agreement as of                 .

Had we performed additional procedures other matters might have come to our attention that would have been reported to you.

Additionally, we have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Hungarian Telephone and Cable Corp as of ……. and the related statements of income and comprehensive income, of stockholders’ equity and of cash flows for the year then ended, and have issued our report thereon dated                     .

In connection with our audit of the consolidated financial statements of Hungarian Telephone and Cable Corp., nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of clauses 22.1.1 to 22.1.4 of the Agreement insofar as they relate to accounting matters as of                     . However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

Our report is solely for the purpose set forth in the first paragraph of this report and for your information and is not to be used for any other purpose or to be distributed to any other parties, other than the Finance Parties and their legal or other professional advisers, without our written consent. This report relates only to compliance with clauses 22.1.1 to 22.1.4 of the Agreement as of                      and does not extend to any financial statements of Invitel Zrt. or Hungarian Telephone and Cable Corp, taken as a whole.

Signature

Date

Schedule 9

Principal Agreements

[REMOVED]

Schedule 10

LMA form of Confidentiality Undertaking

[Letterhead of Arranger]

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To:

[insert name of Potential Lender]

Re: The Facilities

Borrower: Invitel Zrt. Amount: Facility Agent:

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking

You undertake:

1.1	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 (Permitted Disclosure) below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

1.2	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

1.3	to use the Confidential Information only for the Permitted Purpose;

1.4	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2.2 (Permitted Disclosure) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

1.5	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2	Permitted Disclosure

We agree that you may disclose Confidential Information:

2.1	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

2.2	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

2.3	with the prior written consent of us and the Borrower.

3	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2.2 (Permitted Disclosure) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.2 (Permitted Disclosure) above.

5	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 (Permitted Disclosure) above (other than sub-paragraph 2.1) or which, pursuant to paragraph 4 (Return of Copies) above, are not required to be returned or destroyed).

6	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10	Third party rights

10.1	Subject to paragraph 6 (No Representation; Consequences of Breach, etc) and paragraph 9 (Nature of Undertaking) the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

10.2	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11	Governing Law and Jurisdiction

This letter (including (a) any non-contracual obligations connected with it and (b) the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Faculties including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Lender]

To:	[Existing Lender]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

Schedule 11

Form of Quarterly Management Accounts

Schedule 12

Timetables

	Loans in euro	Loans in Forints
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request))	U-5 10.30a.m.	U-5 10.30a.m.

Delivery of a duly completed Selection Notice (clause 9.1 (Selection of Interest Periods))	U-3 11.00a.m.	U-3 11.00a.m.

BUBOR or EURIBOR is fixed	Quotation Day as of 11:00 am Brussels time	Quotation Day as of 11:00 a.m.

Schedule 13

Group structure chart

Schedule 14

Form of Accordion Facility Commitment Notice

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OR OTHER SCANNED DOCUMENTS OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

To:	[•] as Facility Agent

From: MAGYAR TELECOM B.V. whose registered office is at [•] (the “Parent”) and [The proposed Accordion Facility Lender] (the “Proposed Accordion Facility Lender”)

Dated:

Invitel Zrt. EUR 165,000,000 Term and Multicurrency

Revolving Facilities Agreement dated 6 August 2004

(as amended and restated pursuant to a supplemental agreement dated 27 April 2007 and a second supplemental agreement dated 3 March 2008, as amended pursuant to an amendment letter dated 2 February 2009 and as amended and restated pursuant to a third supplemental agreement dated [•], the “Agreement”)

1	We refer to the Agreement. This is an Accordion Facility Commitment Notice. Terms defined in the Agreement have the same meaning in this Accordion Facility Commitment Notice unless given a different meaning in this Accordion Facility Commitment Notice.

2	We refer to clause 2.2 (Accordion Facility) of the Agreement:

(a)	The proposed Accordion Facility Lender Accession Date is [•].

(b)	With effect from the Accordion Facility Lender Accession Date, the Proposed Accordion Facility Lender’s Accordion Facility Commitment shall be EUR [•].

(c)	The currency is Euro.

(d)	[The margin payable is [•].][1]

(e)	[The Facility Office and address, fax number and attention details for notices of the Proposed Accordion Facility Lender for the purposes of clause 31.2 (Addresses) of the Agreement are [•].][2]

3	The Parent confirms that:

(a)	no Event of Default is continuing or would result from the requested Accordion Facility being made available on a committed basis;

[1]	To be included in the first Accordion Commitment Notice only
[2]	To be included if the Proposed Accordion Facility Lender is not an existing lender

(b)	the ratio of Senior Debt to Twelve Month Consolidated EBITDA (based on the [financial statements][Quarterly Management Accounts] dated [•] is [•] and will be [•] following the Utilisation of the relevant Accordion Facility Commitment;

(c)	the ratio of Senior Debt to Twelve Month Consolidated EBITDA (based on the [financial statements][Quarterly Management Accounts] and calculated using the Pro-Forma Exchange Rate (as defined in clause 4.3 (Further conditions precedent—Accordion Facility)) dated [•] is [•]and will be [•] following the Utilisation of the relevant Accordion Facility Commitment; and

(d)	the ratio of Next Quarter Senior Debt to Twelve Months EBITDA is [•].

4	The Proposed Accordion Facility Lender undertakes with each of the other parties to the Agreement that it will perform all those obligations which, by the terms of the Agreement will be assumed by it following execution of this certificate by the Facility Agent.

5	The Proposed Accordion Facility Lender (if not already a party in this capacity) agrees to become a Senior Creditor for the purpose of the Intercreditor Deed and agrees to, and shall, be bound by the Intercreditor Deed in that capacity with effect from the Accordion Facility Lender Accession Date.

6	This Accordion Facility Commitment Notice is irrevocable.

7	This Accordion Facility Commitment Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Accordion Facility Commitment Notice.

This Accordion Facility Commitment Notice and any non-contractual obligations connected to it are governed by English law.

[to include appropriate signature block for Parent and block for Proposed Accordion Facility Lender]

This Accordion Facility Commitment Notice is accepted by the Facility Agent and the Accordion Facility Lender Accession Date is confirmed as [•].

[Facility Agent]

By:

Note: the execution and delivery of this Accordion Facility Commitment Notice may not of itself be sufficient to receive the benefit of the security. Advice should be taken from lawyers in the jurisdictions where the security providers are incorporated. The Proposed Accordion Facility Lender should ensure that all regulatory requirements are satisfied in connection with this Accordion Facility Commitment Notice.

Schedule 15

Hungarian Real Property

[REMOVED]

NOTICE DETAILS

[REMOVED]